  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1997
                                                     REGISTRATION NO. 333-19575
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                     PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                               S&T BANCORP, INC.
              (Exact name of registrant as specified in charter)

       PENNSYLVANIA                 0-12508                  25-1434426
     (State or other       (Commission File Number)       (I.R.S. Employer
     jurisdiction of                                   Identification Number)
     incorporation or
      organization)
                               S&T BANCORP, INC.
                     P.O. BOX 190, 800 PHILADELPHIA STREET
                          INDIANA, PENNSYLVANIA 15701
                                (412) 349-2900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ---------------
                                ROBERT E. ROUT
                            CHIEF FINANCIAL OFFICER
                               S&T BANCORP, INC.
                     P.O. BOX 190, 800 PHILADELPHIA STREET
                          INDIANA, PENNSYLVANIA 15701
                                (412) 465-4825
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                                  COPIES TO:
     CATHERINE COLLINS MCCOY, ESQ.            J. ROBERT VAN KIRK, ESQ.
            ARNOLD & PORTER                  KIRKPATRICK & LOCKHART LLP
         555 12TH STREET, N.W.                  1500 OLIVER BUILDING
      WASHINGTON, D.C. 20004-1202        PITTSBURGH, PENNSYLVANIA 15222-2312
            (202) 942-5055                         (412) 355-6480
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            PROPOSED MAXIMUM
                                             OFFERING PRICE   PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE     AGGREGATE         AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED (1)  PER SHARE (2)   OFFERING PRICE (2) REGISTRATION FEE (2)
----------------------------------------------------------------------------------------------------
Common Stock
 ($2.50 Par Value)......       3,036,075         $16.15         $49,030,588           $14,858
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of S&T Bancorp, Inc. ("S&T"), par value $2.50 per share ("S&T Common Stock"), issuable upon consummation of the merger of Peoples Bank of Unity ("Peoples") with and into S&T's subsidiary, S&T Bank, with each share of the common stock of Peoples ("Peoples Common Stock"), par value $10.00 per share, converted and exchanged for 26.25 shares of S&T Common Stock.
(2) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of the book value of $423.92 per share of Peoples Common Stock on September 30, 1996. The proposed maximum aggregate offering price per share has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               S&T BANCORP, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

          ITEM OF FORM S-4               HEADING IN PROXY STATEMENT/PROSPECTUS
          ----------------               -------------------------------------

 1. Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus.........  Introduction

 2. Inside Front and Outside Back
      Cover Pages of Prospectus........  Table of Contents; Available
                                         Information; Documents Incorporated by
                                         Reference; Introduction; The Companies

 3. Risk Factors, Ratio of Earnings
      to Fixed Charges and Other
      Information......................  Introduction; Summary; Proposed
                                         Merger--Background of and Reasons for
                                         the Merger; Recommendations of the
                                         Boards of Directors

 4. Terms of the Transaction...........  Introduction; Summary; Proposed
                                         Merger--Terms of Merger

 5. Pro Forma Financial Information....  Summary; Pro Forma Combined Financial
                                         Information

 6. Material Contacts with the
      Company Being Acquired...........  Proposed Merger

 7. Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters.....................  Not Applicable

 8. Interests of Named Experts and
      Counsel..........................  Experts; Legal Opinions

 9. Disclosure of Commission Position
      on Indemnification for
      Securities Act Liabilities.......  Undertakings

10. Information with Respect to S-3
      Registrants......................  Introduction; The Companies; Available
                                         Information; Documents Incorporated by
                                         Reference; Proposed Merger

11. Incorporation of Certain
      Information by Reference.........  Available Information; Documents
                                         Incorporated By Reference

12. Information with Respect to S-2
      or S-3 Registrants...............  Not Applicable

13. Incorporation of Certain
      Information by Reference.........  Not Applicable

14. Information with Respect to
      Registrants Other Than S-3 or
      S-2 Registrants..................  Not Applicable

15. Information with Respect to S-3
      Companies........................  Not Applicable

16. Information with Respect to S-2
      or S-3 Companies.................  Not Applicable

                               S&T BANCORP, INC.

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

          ITEM OF FORM S-4              HEADING IN PROXY STATEMENT/PROSPECTUS
          ----------------              -------------------------------------

17. Information with Respect to
      Companies Other Than S-2 or S-3
      Companies.......................  Summary; Proposed Merger--Background of
                                        and Reasons for the Merger;
                                        Recommendations of the Boards of
                                        Directors; Certain Information
                                        Regarding Peoples; Index to Financial
                                        Information

18. Information if Proxies, Consents
      or Authorizations are to be
      Solicited.......................  Introduction; Summary; Meeting
                                        Information; Proposed Merger; Available
                                        Information; Documents Incorporated by
                                        Reference

19. Information if Proxies, Consents
      or Authorizations are not to be
      Solicited or in an Exchange
      Offer...........................  Not Applicable

                    [THE PEOPLES BANK OF UNITY LETTERHEAD]

                                 March  , 1997

Dear Shareholder:

  We are pleased to enclose your Notice of Special Meeting and Proxy Statement/Prospectus for a Special Meeting of Shareholders of Peoples Bank of Unity ("Peoples"), to be held on April 18, 1997, at 2:00 p.m., Eastern Standard Time, at Alcoma Golf Club, located at 6770 Saltsburg Road, Pittsburgh, Pennsylvania 15235.

  At the meeting you will be asked to consider and vote on a proposed merger (the "Merger") of Peoples, a Pennsylvania chartered bank, with and into S&T Bank, a Pennsylvania chartered bank and wholly owned subsidiary of S&T Bancorp, Inc. ("S&T"). In the Merger, each share of Peoples common stock, par value $10.00 ("Peoples Common Stock"), outstanding immediately prior to the time of the Merger, except as provided in the Agreement and Plan of Merger, will by virtue of the Merger be converted into 26.25 shares of common stock of S&T, par value $2.50 ("S&T Common Stock").

  S&T Common Stock is listed and traded on the Nasdaq National Market under the symbol "STBA." The closing price of S&T Common Stock in composite trading
on March  , 1997, was $  .   per share, as reported in The Wall Street
Journal. Peoples Common Stock is neither listed nor publicly traded.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS A VOTE "FOR" THE MERGER. The Board reached this decision after careful consideration of a number of factors. The enclosed Proxy Statement/Prospectus contains more detailed information concerning the Board's decision and the proposed transaction. We urge you to consider it carefully.

  Approval of the Merger requires the affirmative vote of the holders of a two-thirds majority of the outstanding shares of Peoples Common Stock at a meeting at which a quorum is present. Accordingly, proxies marked "Abstain" or shares that are not voted will have the same effect as votes against the Merger. We urge you to carefully read the Proxy Statement/Prospectus and take the time to consider this important matter and vote now.

  In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person. YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR SHARES OF PEOPLES COMMON STOCK AT THIS TIME.

  On behalf of the Board of Directors of Peoples, I thank you for your support and urge you to vote for approval of the Merger.

Sincerely,

 .....................................
Russell P. Miller
President

                             PEOPLES BANK OF UNITY
                              7660 SALTSBURG ROAD
                      PITTSBURGH, PENNSYLVANIA 15239-3700

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                APRIL 18, 1997

                               ----------------

To The Shareholders of
Peoples Bank of Unity:

  Notice is hereby given that a Special Meeting of Shareholders of Peoples Bank of Unity ("Peoples") will be held at Alcoma Golf Club, located at 6770 Saltsburg Road, Pittsburgh, Pennsylvania, 15235 on April 18, 1997 at 2:00 p.m. Eastern Standard Time, for the following purposes:

  1. To consider and vote upon the approval of an Agreement and Plan of Reorganization and related Agreement and Plan of Merger (collectively, the "Agreement") among Peoples, a Pennsylvania chartered bank, S&T Bancorp, Inc. ("S&T") and S&T Bank, a Pennsylvania chartered bank and wholly owned subsidiary of S&T, a copy of each of which is included as Appendix A to the accompanying Proxy Statement/Prospectus and incorporated by reference herein, pursuant to which: (x) Peoples will be merged with and into S&T Bank ("Merger"); and (y) each outstanding share of common stock of Peoples ("Peoples Common Stock"), par value $10.00 per share, would be converted into
26.25 shares of common stock of S&T, par value $2.50 per share, and cash in lieu of any fractional share determined in accordance with the terms of the Agreement.

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 10, 1997 are entitled to notice of and to vote at such meeting or any adjournment thereof.

  Holders of Peoples Common Stock have the right to dissent and demand a determination of the fair value of their shares in the event that the Merger is approved and consummated. For a description of such rights, see "PROPOSED MERGER--Rights of Dissenting Shareholders" in the accompanying Proxy Statement/Prospectus. A copy of the applicable provisions of Pennsylvania law with which dissenting shareholders must comply is included as Appendix D to the accompanying Proxy Statement/Prospectus.

                                          By Order of the Board of Directors,

                                          .....................................
                                          Russell P. Miller
                                          President

Pittsburgh, Pennsylvania
March  , 1997

--------------------------------------------------------------------------------
                                  IMPORTANT

 YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction..............................................................   1
Available Information; Documents Incorporated by Reference................   3
The Companies.............................................................   4
Summary...................................................................   5
  The Meeting.............................................................   5
  The Proposed Merger.....................................................   5
  Management and Operations After the Merger..............................   5
  Interests of Certain Persons in the Merger..............................   6
  Reasons for the Merger; Recommendations of the Boards of Directors......   6
  Opinions of Financial Advisors..........................................   7
  Vote Required...........................................................   7
  Dissenters' Rights......................................................   8
  Conditions; Termination.................................................   8
  Regulatory Approvals....................................................   9
  Certain Federal Income Tax Consequences.................................  10
  Accounting Treatment....................................................  11
  Effective Date of the Merger............................................  11
  Surrender of Certificates...............................................  11
  Principal Differences in the Rights of Shareholders.....................  11
  Markets and Market Prices...............................................  12
  Comparative Per Share Data..............................................  14
  Selected Financial Data.................................................  15
Pro Forma Combined Financial Information..................................  19
Meeting Information.......................................................  23
  Date, Place and Time....................................................  23
  Record Date; Voting Rights..............................................  23
  Voting and Revocation of Proxies........................................  24
  Solicitation of Proxies.................................................  24
Proposed Merger...........................................................  24
  Background of and Reasons for the Merger; Recommendations of the Boards
   of Directors...........................................................  24
  Terms of the Merger.....................................................  28
  Opinions of Financial Advisors..........................................  29
  Interests of Certain Persons in the Merger..............................  35
  Surrender of Certificates...............................................  37
  Representation and Warranties; Conditions to the Merger; Waiver.........  37
  Regulatory Approvals....................................................  38
  Business Pending the Merger.............................................  39
  Effective Date of the Merger; Termination...............................  39
  Management and Operations After the Merger..............................  40
  Rights of Dissenting Shareholders.......................................  40
  Certain Differences in the Rights of Shareholders.......................  41
  Certain Federal Income Tax Consequences.................................  43
  Resale of S&T Common Stock..............................................  45
  Accounting Treatment....................................................  46
Certain Information Regarding Peoples.....................................  46
  Business................................................................  46
  Competition.............................................................  47
  Supervision and Regulation..............................................  47
  Effect of Government Monetary Policies..................................  47

                                                                           PAGE
                                                                           ----
  Legislation and Regulatory Changes.....................................   47
  Legal Proceedings......................................................   48
  Environmental Issues...................................................   48
  Peoples Common Stock Prices and Dividends..............................   48
  Dividend Restrictions on Peoples.......................................   48
  Directors of Peoples...................................................   49
  Principal Officers of Peoples..........................................   49
  Remuneration of Directors and Officers.................................   50
  Compensation Table.....................................................   50
  Beneficial Ownership by Officers and Directors.........................   51
  Retirement Plans.......................................................   51
  Certain Transactions...................................................   52
  Principal Owners of Peoples Voting Securities..........................   52
Experts..................................................................   53
Legal Opinion............................................................   53
Index to Financial Information...........................................  F-1
Appendix A--Agreement and Plan of Reorganization and Related Agreement
            and Plan of Merger
Appendix B--Opinion of Danielson Associates, Inc.
Appendix C--Opinion of McDonald & Company Securities, Inc.
Appendix D--The Dissent Statute, Section 1222 of the Pennsylvania Banking Code
            and Sections 1930 and 1571-1580 of the Pennsylvania Business
            Corporations Act

                             PEOPLES BANK OF UNITY

                                PROXY STATEMENT
                                      FOR
                       SPECIAL MEETINGS OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 1997

                               ----------------

                               S&T BANCORP, INC.
                                  PROSPECTUS

                    UP TO 3,036,075 SHARES OF COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

                                 INTRODUCTION

  This Proxy Statement/Prospectus is being furnished to shareholders of Peoples Bank of Unity ("Peoples") in connection with the solicitation of proxies by the Board of Directors of Peoples (the "Peoples Board") for use at the Special Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (the "Peoples Special Meeting"). It is anticipated that the mailing of this Proxy Statement/Prospectus and the enclosed proxy card will commence on or about March , 1997.

  At the Special Meeting, shareholders of Peoples will be asked to approve an Agreement and Plan of Reorganization dated November 25, 1996 and a related Agreement and Plan of Merger (collectively, the "Agreement"), providing for the Merger (the "Merger") of Peoples with and into S&T Bank, a wholly owned subsidiary of S&T Bancorp, Inc. ("S&T"), with S&T Bank as the surviving entity. S&T is a Pennsylvania corporation and a registered bank holding company, and S&T Bank is a Pennsylvania chartered bank and wholly owned subsidiary of S&T. Peoples is a Pennsylvania chartered bank. The Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

  At the Effective Date (as defined in the Agreement), each share of common stock of Peoples, par value $10.00 per share ("Peoples Common Stock"), issued and outstanding immediately prior to the Effective Date will be converted into
26.25 shares of S&T Common Stock, and cash in lieu of any fractional share ("Exchange Ratio"). Peoples may elect to terminate the Agreement, if the Peoples Board so determines by a majority vote any time during the three-day period commencing two days after the fifth trading day immediately preceding the planned Effective Date (the "Determination Date"), if either (i) both of the following conditions are satisfied: (x) the average of the daily last sale prices of S&T Common Stock as reported on the Nasdaq National Market for the twenty consecutive full trading days on which shares of S&T Common Stock are traded prior to and including the Determination Date (the "Average Closing Price") shall be less than $24.88 and (y) the SNL All Bank Index (the "Index Value") on the Determination Date shall be greater than 231.70 (i.e., 80% of the value of the Index Value on November 25, 1996, the date the Agreement was executed); or (ii) the Average Closing Price of shares of S&T Common Stock shall be less than $23.325.

  The following table illustrates Peoples' termination rights based on variations in the Average Closing Price.

        AVERAGE
       CLOSING PRICE
       OF S&T COMMON
       STOCK                  PEOPLES TERMINATION RIGHTS
       -------------   ----------------------------------------
       Below $23.325   Peoples has absolute right to terminate
                       Agreement. (Index Value is irrelevant.)
       $23.325-$24.88  Peoples may terminate Agreement only if
                       Index Value is greater than 231.70
       Above $24.88    Peoples may not terminate the Agreement.
                       (Index Value is irrelevant.)

  Assuming the planned Effective Date were February 27, 1997, the
Determination Date would have been February 20, 1997. Using this assumed Determination Date, the Average Closing Price of shares of S&T Common Stock would have been $34.52 and the Index Value was 319.257. Under such circumstances, Peoples would not have had the right to terminate the Agreement, even though the Index Value was above 231.70, because the Average Closing Price would have been above $24.88.

  In the event that prior to the Effective Date the outstanding shares of S&T Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in S&T's capitalization, all without S&T receiving adequate consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of S&T Common Stock to be thereafter delivered pursuant to the Agreement.

  For a more complete description of the Agreement and the terms of the Merger, see "PROPOSED MERGER."

  S&T Common Stock is listed and traded on the Nasdaq National Market under the symbol "STBA". Peoples Common Stock is neither listed nor traded on the Nasdaq National Market nor any other market. Peoples is not a reporting company under the Securities Exchange of 1934, as amended (the "Exchange Act"). The last reported sale price per share of Peoples Common Stock as of October 16, 1996 (the last date to the knowledge of Peoples on which Peoples Common Stock was traded before public announcement of the Agreement) was $500.00. The closing price per share of S&T Common Stock on the Nasdaq
National Market on March  , 1997 was $    (which would be equivalent to $
for the 26.25 shares of S&T Common Stock into which each share of Peoples Common Stock will be converted in the Merger.) See "SUMMARY--Markets and Market Prices." The price of S&T Common Stock may change prior to and following consummation of the Merger.

  THE SHARES OF S&T COMMON STOCK OFFERED HEREBY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), AND ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK SUBSIDIARY OF S&T.

  THE S&T COMMON STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION" OR "SEC"), ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION, ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, IN ANY JURISDICTION, TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF S&T OR PEOPLES SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

  The date of this Proxy Statement/Prospectus, which also constitutes the prospectus of S&T for up to 3,036,075 shares of S&T Common Stock to be issued in connection with the Merger, is March , 1997.

  ALL SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY.

          AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

  S&T is subject to the informational requirements of the Exchange Act and, in accordance therewith, S&T files reports and other information with the Commission. Such reports, proxy statements and other information filed by S&T can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at: 7 World Trade Center (13th floor), New York, New York 10006 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549. Copies of documents filed by S&T with the Commission may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov." Reports, proxy statements and other information filed by S&T can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500, on which S&T Common Stock is traded.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO S&T (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO ROBERT E. ROUT, CHIEF FINANCIAL OFFICER, S&T BANCORP, INC., 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701-3921. TELEPHONE REQUESTS MAY BE DIRECTED TO (412) 349-2900. ANY REQUESTED DOCUMENT WILL BE SENT BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY AFTER RECEIPT OF SUCH REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 11, 1997.

  The following documents filed by S&T with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1996; and (ii) the description of S&T Common Stock contained in S&T's registration statement pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

  All documents filed by S&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof until the date of the Peoples Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                 THE COMPANIES

  S&T. S&T was incorporated on March 17, 1983 under the laws of the Commonwealth of Pennsylvania as a bank holding company and has two wholly owned subsidiaries, S&T Bank and S&T Investment Company, Inc. As of December 31, 1996, S&T reported consolidated assets of $1.5 billion and shareholders' equity of $176 million. S&T is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act, as amended.

  The principal executive offices of S&T are located at 800 Philadelphia Street, Indiana, Pennsylvania 15701. Its telephone number is (412) 349-2900. For additional information concerning the business of S&T and its financial condition, reference should be made to the S&T documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

  S&T BANK. S&T Bank is a full service bank organized under the laws of the Commonwealth of Pennsylvania with its main office at 800 Philadelphia Street, Indiana, Pennsylvania, providing service to its customers through a branch network of thirty-four offices located in Armstrong, Allegheny, Indiana, Jefferson, Clearfield and Westmoreland counties. As of December 31, 1996, S&T Bank reported assets of $1.4 billion and deposit liabilities of $1.0 billion.

  S&T Bank's services include accepting time and demand deposit accounts, making secured and unsecured commercial and consumer loans, providing letters of credit, and offering discount brokerage services, personal financial planning and credit card services. S&T Bank has a relatively stable deposit base and no material amount of deposits is obtained from a single depositor or group of depositors (including federal, state and local governments).

  PEOPLES. Peoples is a commercial bank organized and existing under the laws of the Commonwealth of Pennsylvania, providing service to its customers through six branches located in Allegheny County. As of December 31, 1996, Peoples reported assets of approximately $291 million, deposit liabilities of approximately $238 million and shareholders' equity of approximately $50 million.

  Peoples provides loan and deposit services to individuals and small to medium sized businesses located primarily in Allegheny and Westmoreland counties. Among its services, Peoples accepts time, demand and savings deposits and makes secured and unsecured commercial, real estate and consumer loans. Peoples' business is not cyclical in nature and is not dependent upon any single customer or small group of customers for deposits or loans.

  The principal executive offices of Peoples are located at 7660 Saltsburg Road, Pittsburgh, Pennsylvania 15239-3700. Peoples' telephone number is (412) 795-3200. For more information concerning the business of Peoples and its financial condition, see "CERTAIN INFORMATION REGARDING PEOPLES" and "INDEX TO FINANCIAL INFORMATION."

                                    SUMMARY

  This summary is necessarily general and abbreviated and has been prepared to assist shareholders in their review of this Proxy Statement/Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement/Prospectus and is qualified in all respects by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE MEETING

  The Peoples Special Meeting to consider and vote upon the merger of Peoples with and into S&T Bank will be held on April 18, 1997 at 2:00 p.m. Eastern Standard Time, at Alcoma Golf Club, located at 6770 Saltsburg Road, Pittsburgh, Pennsylvania. Only holders of record of Peoples Common Stock at the close of business on March 10, 1997 ("Peoples Record Date") will be entitled to notice of and to vote at such Peoples Special Meeting and any adjournments or postponements thereof. At such date, there were outstanding and entitled to vote 115,660 shares of Peoples Common Stock.

  For additional information with respect to the Peoples Special Meeting and the voting rights of shareholders, see "MEETING INFORMATION."

THE PROPOSED MERGER

  On the Effective Date, Peoples will be merged with and into S&T Bank, a wholly owned subsidiary of S&T. S&T Bank, as the surviving entity in the Merger, and S&T will continue unaffected and unimpaired by the Merger. Also on the Effective Date, each share of Peoples Common Stock outstanding immediately prior to the Effective Date (except as provided in the Agreement) shall by virtue of the Merger be converted into 26.25 shares of S&T Common Stock and cash in lieu of any fractional share.

  However, Peoples may elect to terminate the Agreement, if the Peoples Board so determines by a majority vote any time during the three-day period commencing two days after the fifth trading day immediately preceding the planned Effective Date (the "Determination Date"), if either:

    (i) both of the following conditions are satisfied: (1) the Average Closing Price of shares of S&T Common Stock shall be less than $24.88; and
  (2) the Index Value on the Determination Date shall be greater than 231.70 (i.e., 80% of the value of the Index Value on November 25, 1996, the date the Agreement was executed); or

    (ii) the Average Closing Price of shares of S&T Common Stock shall be less than $23.325.

  Assuming the planned Effective Date were February 27, 1997, the Determination Date would have been February 20, 1997. Using this assumed Determination Date, the Average Closing Price of shares of S&T Common Stock would have been $34.52 and the Index Value was 319.257. Under such circumstances Peoples would not have the right to terminate the Agreement, even though the Index Value is above 231.70, because the Average Closing Price would have been above $24.88.

  For a more complete description of the Agreement and the terms of the Merger, see "PROPOSED MERGER--Terms of the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  On the Effective Date, the Board of Directors of S&T (the "S&T Board") (whose members historically also serve on the Board of Directors of S&T Bank) shall consist of those persons serving as Directors of S&T immediately prior to the Effective Date together with three Directors to be designated by Peoples. The Peoples Board has selected Ruth M. Grant, Frank W. Jones, and Myles D. Sampson to become directors of S&T in accordance with the Agreement. S&T has agreed to take all necessary action immediately prior to the Effective Date to elect these three persons selected by Peoples to serve as members of the S&T Board. The management of S&T and S&T Bank will continue unaffected by the Merger. See "PROPOSED MERGER--Management and Operations After the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Agreement contains provisions relating to, among other things, employee benefits and indemnification of Peoples directors and officers after the Merger. All employees of Peoples as of the Effective Date will become employees of S&T Bank and such employees will receive benefits which in the aggregate are no less favorable than those generally afforded to other S&T Bank employees holding similar positions. The Peoples Board has adopted a temporary special early retirement incentive program and a discretionary employment transition plan. Implementation of these plans is conditioned upon the consummation of the Merger. Benefits under the early retirement plan, which is open to eligible employees age 55 or older, will be based primarily on the employees' age, years of service and compensation rates near retirement. Benefits under the discretionary employment transition plan will be based on the employees' years of service and compensation. None of the directors or executive officers of Peoples will receive benefits pursuant to the temporary special early retirement plan or the discretionary employment transition plan. Ernest J. Draganza, the current Chief Executive Officer of Peoples, has been offered a position with S&T Bank in which he will be compensated at his current rate of salary. See "CERTAIN INFORMATION REGARDING PEOPLES--Compensation Table."

  For a period of three years after the Effective Date, S&T shall indemnify persons who served as directors and officers of Peoples as of the date of the Agreement for claims arising prior to the Effective Date, as if such persons had been entitled to indemnification under S&T's By-Laws. In addition, the Agreement provides that three current directors of Peoples shall become directors of S&T upon the effectiveness of the Merger. The Peoples Board has elected Ruth M. Grant, Frank W. Jones and Myles D. Sampson to become directors of S&T in accordance with the Agreement. Effective January 1, 1997, nonemployee directors of S&T are paid a retainer of $3,000 per year and receive fees of $600 for attending each meeting of the S&T Board and $150 to $200 for attending each meeting of a committee of the S&T Board. Nonemployee directors of S&T also receive annual grants of options to acquire shares of S&T Common Stock. In December 1996, each nonemployee director of S&T was granted options to acquire up to 2,500 shares of S&T Common Stock at an exercise price of $30.875 per share.

  Other than these employment, indemnification and director compensation provisions, and the Merger Consideration to be received in exchange for their shares of Peoples Common Stock, the officers and directors of Peoples will not receive any consideration as a result of the Merger. See "PROPOSED MERGER-- Interests of Certain Persons in the Merger" and "--Management and Operations after the Merger."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  THE BOARDS OF DIRECTORS OF PEOPLES AND S&T HAVE UNANIMOUSLY ADOPTED RESOLUTIONS APPROVING THE AGREEMENT, AND IN THE CASE OF S&T, RELATED ISSUANCE OF SHARES OF S&T COMMON STOCK, AND UNANIMOUSLY RECOMMEND ADOPTION OF THE AGREEMENT BY THEIR RESPECTIVE SHAREHOLDERS. The Peoples Board and S&T Board each believe that the terms of the Agreement are fair and in the best interests of their respective institutions and shareholders. Each member of the Peoples Board and S&T Board also determined that the Exchange Ratio is fair and reasonable to their respective shareholders. The terms of the Agreement were reached on the basis of arm's length negotiations between Peoples and S&T. In the course of reaching their decisions to approve the Agreement, the Peoples Board and S&T Board each consulted with their respective legal advisors, regarding the legal terms of the Agreement and the Board of Directors' obligations in their respective consideration thereof, and with their respective financial advisors, regarding the financial terms and fairness, from a financial point of view, of the conversion and exchange of the Peoples Common Stock for S&T Common Stock.

  In reaching its determination, the Peoples Board considered a number of factors, including, without limitation: Peoples' business, financial condition, results of operations, and prospects; the current and prospective environment in which Peoples operates; the business, financial condition, results of operations, market valuations and acquisition history of S&T; a comparison of the products and services provided by Peoples and S&T; the anticipated tax-free receipt of shares of S&T Common Stock in the Merger; the absence of an established trading market for the Peoples Common Stock; Peoples' ability to terminate the Agreement if Peoples does not receive a fairness opinion from Danielson Associates as of the date of this Proxy Statement/Prospectus; and Peoples' ability to terminate the Agreement if the Average Closing Price of S&T Common Stock is below a certain level as of the Determination Date. See "PROPOSED MERGER--Background of and Reasons for the Merger; Recommendations of the Boards of Directors."

  In reaching its decision to approve the Merger, the S&T Board considered a number of factors, among which were: (i) S&T's business, operations, financial condition, earnings, and acquisition strategy, including the desirability of achieving an expand market presence in Allegheny County in Western Pennsylvania; (ii) the current and prospective economic, regulatory and competitive climate facing community banking institutions such as S&T, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services; (iii) the presentations by S&T management and McDonald & Company Securities, Inc. ("McDonald & Company") as to the business, operations, asset quality, earnings and financial condition of Peoples and the competitive position of Peoples; (iv) the anticipated cost savings, revenue enhancements and other economic synergies available to the combined institution; (v) the common philosophies and cultures of S&T and Peoples, particularly with respect to the customer satisfaction, efficiency and credit quality; (vi) the Exchange Ratio and the opinion of McDonald & Company that the Exchange Ratio is fair to S&T from a financial point of view; (vii) the terms of the Agreement; and
(viii) the impact of anticipated restructuring charges on S&T's earnings, and the fact that the Merger is expected to be accretive to S&T's earnings within twelve months after the Effective Date. See "PROPOSED MERGER--Background of and Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

  Danielson Associates, Inc. ("Danielson Associates"), financial advisor to Peoples, has delivered to the Peoples Board its written opinion, as of the date of this Proxy Statement/Prospectus, that the Exchange Ratio was fair, from a financial point of view, to Peoples shareholders as of such date. In the course of preparing its opinion, Danielson Associates reviewed and analyzed, among other things, the historical and current financial condition and results of operations of Peoples and S&T and the prices paid for Pennsylvania banks and other high capital banks with similar characteristics to Peoples. The full text of such opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Danielson Associates, is attached hereto as Appendix B. Shareholders are urged to read the opinion in its entirety. Danielson Associates' opinion is directed only to the conversion and exchange of Peoples Common Stock for S&T Common Stock and does not constitute a recommendation to any shareholder of Peoples as to how such shareholder should vote at the Peoples Special Meeting. See "PROPOSED MERGER--Opinions of the Financial Advisors."

  McDonald & Company, financial advisor to S&T, has delivered to the S&T Board its written opinion, as of the date of this Proxy Statement/Prospectus, that the Exchange Ratio was fair, from a financial point of view, to S&T's shareholders as of such date. In connection with rendering its opinion, McDonald & Company considered a variety of financial analyses, including comparison with selected companies, contribution analysis, pro forma merger analyses, analysis of selected merger transactions, discounted cash flow analysis and other such analyses. The full text of such opinion which sets forth the assumptions made, matters considered and limits on the review undertaken by McDonald & Company, is attached hereto as Appendix C. Shareholders are urged to read the opinion in its entirety. McDonald & Company's opinion is directed only to the financial attributes of the Exchange Ratio and does not constitute a recommendation to any shareholder of S&T as to how such shareholder should vote with respect to the Merger. See "PROPOSED MERGER--Opinions of Financial Advisors."

VOTE REQUIRED

  Approval of the Merger requires the affirmative vote of a two-thirds majority of the shares of Peoples Common Stock outstanding and eligible to vote thereon. Nonvoting shares and abstentions will not be counted as votes cast for approval of the Agreement and therefore will have the same effect as votes against the Agreement. In addition, under the rules of the New York Stock Exchange (although shares of Peoples Common Stock are not listed on such Exchange) brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the Agreement without specific instructions from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Peoples Common Stock to their broker will have the effect of such shares not being voted and therefore will have the same effect as votes against the Agreement.

  Directors and executive officers of Peoples and affiliates of such persons had sole or shared voting power with respect to 35,396 shares of Peoples Common Stock, representing 30.60% of Peoples Common Stock outstanding as of the Peoples Record Date.

  S&T has entered into agreements ("Voting Agreements") with each member of the Peoples Board, in which each Peoples director has agreed and undertook, in his or her capacity as a shareholder of Peoples and not in his or her capacity as a director or executive officer of Peoples, to vote all of the shares of Peoples Common Stock he or she is entitled to vote with respect thereto at the Peoples Special Meeting in favor of the Agreement. The number of shares of Peoples Common Stock which such Directors are entitled to vote as of the Peoples Record Date is 35,376 (30.59% of Peoples Common Stock outstanding as of that date). Also, the members of the Peoples Board have agreed not to effect any transfer or other disposition of any of their shares of Peoples Common Stock (except intrafamily gifts in an amount that in the aggregate do not result in a material change in the amount of shares of Peoples Common Stock owned by a director) until Peoples shareholders have voted to approve the Agreement or until the Agreement has been terminated pursuant to the terms thereof. The Peoples Board agreed to take or cause to be taken all action necessary or desirable so as to permit consummation of the Merger at the earliest possible date and not take, or cause or to the best of the Peoples Board's ability permit to be taken, any action which would substantially impair the prospects of completing the Merger pursuant to the Agreement. Assuming that Directors and current executive officers of Peoples and their respective affiliates, holding an aggregate of 35,396 shares of outstanding Peoples Common Stock (30.60%) as of the Peoples Record Date, vote their shares in favor of the Agreement, the affirmative vote of holders of approximately 41,711 additional shares of Peoples Common Stock (36.06%) will be required to approve the Agreement. See "MEETING INFORMATION--Record Date; Voting Rights."

DISSENTERS' RIGHTS

  Under the Pennsylvania Banking Code, the rights and remedies of dissenting shareholders are governed by Pennsylvania Business Corporations law. Accordingly, the holders of Peoples Common Stock have the right to dissent from the Merger and receive payment equal to the "fair value" of their shares upon compliance with applicable provisions of Pennsylvania law, the full text of which is attached as Appendix D to this Proxy Statement/Prospectus. See "PROPOSED MERGER--Rights of Dissenting Shareholders."

CONDITIONS; TERMINATION

  Consummation of the Merger is subject to satisfaction of a number of conditions, including the taking of all necessary corporate action on the part of Peoples and S&T to approve the Agreement and the Merger, and the receipt of all regulatory approvals required or mutually deemed necessary in connection with the Merger. The approval of the Merger by the Peoples shareholders will be solicited at the Peoples Special Meeting scheduled to be held on April 18, 1997. Pursuant to the rules of the Nasdaq National Market, the issuance of the shares of

S&T Common Stock in the Merger and the Agreement must be approved by the affirmative vote of the holders of a majority of the shares of S&T Common Stock present at a meeting at which a quorum is present. The approval of the Merger by the S&T shareholders will be solicited at the Annual Meeting of Shareholders of S&T scheduled to be held on April 21, 1997.

  Other conditions to the obligations of S&T and Peoples to consummate the Merger include: (i) the absence of orders prohibiting the Merger; (ii) the effectiveness under the Securities Act of 1933, as amended (the "Securities Act") of the registration statement of which this Proxy Statement/Prospectus is a part and the absence of any proceeding by the SEC to suspend such effectiveness; (iii) the approval for listing on the Nasdaq National Market of the shares of S&T Common Stock to be issued in the Merger; (iv) the receipt of the tax opinion described under "PROPOSED MERGER--Certain Federal Income Tax Consequences;" (v) the receipt of all necessary permits and authorizations;
(vi) the receipt by S&T of an opinion letter from Ernst & Young LLP to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 ("APB No. 16");
(vii) the receipt by Peoples of an opinion of Danielson Associates, dated as of the date of this Proxy Statement/Prospectus, that the consideration to be received by Peoples shareholders is fair from a financial point of view; and
(viii) the receipt of other customary closing documents.

  All corporate actions required to be taken by S&T and Peoples, except the approval by their respective shareholders, in connection with the Agreement and the Merger have been taken. The Merger was approved by the Federal Deposit Insurance Corporation (the "FDIC") and the Commonwealth of Pennsylvania Department of Banking (the "PADB") on February 12, 1997, and S&T and Peoples are aware of no other required regulatory approvals. The Registration Statement was declared effective by the Commission on March , 1997. Peoples has received an opinion from Danielson Associates dated the date of this Proxy Statement/Prospectus that the consideration to be received by Peoples' shareholders is fair from a financial point of view. Whether the other conditions to closing will be satisfied or waived cannot be known with certainty until the Effective Date.

  Substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they operate, in a writing signed by both parties, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that any such waiver or amendment executed after approval of the Agreement by Peoples' shareholders which modifies the amount or form of consideration to be delivered to Peoples shareholders pursuant to the Agreement would require the further approval of the Peoples shareholders in the case of any decrease in such consideration or would require the further approval of the S&T shareholders in the case of any increase in such consideration. See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver."

  In addition, the Agreement may be terminated by either S&T or Peoples, either before or after shareholder approval, under certain circumstances. Moreover, Peoples may also terminate the Agreement if the Average Closing Price is below a certain level. See "PROPOSED MERGER--Effective Date of the Merger; Termination."

  Under certain circumstances, if the Agreement is terminated by S&T or Peoples and within nine months of the date of termination Peoples takes certain actions with a third party which result or would result in such third party acquiring a significant portion of the securities or assets of Peoples, Peoples will be required to pay S&T liquidated damages of $1,600,000. See "PROPOSED MERGER-- Effective Date of the Merger; Termination."

REGULATORY APPROVALS

  S&T filed an application for approval of the Merger with the FDIC under
Section 18(c) of the Federal Deposit Insurance Act, as amended (the "Bank Merger Act"). The Bank Merger Act provides that the Merger may not be consummated until applicable periods have lapsed after FDIC approval is received. The Merger also requires the approval of the PADB. S&T filed the necessary application seeking the PADB's approval. Both the FDIC and the PADB applications were approved on February 12, 1997. See "PROPOSED MERGER-- Regulatory Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of anticipated material federal income tax consequences of the Merger to shareholders of Peoples set forth under the heading "PROPOSED MERGER--Certain Federal Income Tax Consequences." Each of Peoples' shareholders should read in full the description of federal income tax consequences under that heading. Moreover, because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon each shareholder's individual circumstances or tax status, each shareholder of Peoples should consult his or her tax advisor concerning the particular federal (and any applicable state, local, foreign or other) tax consequences of the Merger to such shareholder.

  S&T and Peoples have received an opinion from Arnold & Porter concerning anticipated material federal income tax consequences of the Merger. S&T and Peoples have provided Arnold & Porter with the facts, representations and assumptions on which Arnold & Porter relied in rendering its opinion, which information is consistent with the state of facts that S&T and Peoples believe will be existing as of the Effective Date. Based on such facts, representations and assumptions, Arnold & Porter has opined that, for federal income tax purposes (i) the Merger, when consummated in accordance with the Agreement and certain related agreements, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) no gain or loss will be recognized by a shareholder of Peoples who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger (except as described below with respect to cash received in lieu of a fractional share interest in S&T Common Stock). See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver", regarding the issuance by Arnold & Porter of an opinion letter as of the Closing Date as a condition to the Merger.

  A shareholder of Peoples Common Stock who exercises dissenters' rights under the Dissent Statute and who receives cash payment of the fair value of the holder's shares of Peoples Common Stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Peoples Common Stock are held by the holder as a capital asset at the Effective Date, a dissenting holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. If, however, such holder owns, either actually or constructively, any other Peoples Common Stock or S&T Common Stock, the payment made to such holder could be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each shareholder of Peoples Common Stock who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the tax consequences of such action including the possibility that the payment will be treated as dividend income.

  Additional federal income tax consequences of the Merger, including the federal income tax consequences to shareholders who receive cash in lieu of a fractional share interest in S&T Common Stock, are discussed under the heading "PROPOSED MERGER--Certain Federal Income Tax Consequences." Moreover, as described under such heading, the aggregate adjusted tax basis of the S&T Common Stock received by a shareholder who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Peoples Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received, and the holding period for S&T Common Stock received in exchange for Peoples Common Stock will include the period during which the shareholder held the Peoples Common Stock surrendered in the exchange, provided that the Peoples Common Stock was held as a capital asset at the Effective Date.

ACCOUNTING TREATMENT

  It is a condition to the Merger that S&T shall have received an opinion letter, dated as of the Effective Date, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment under APB No. 16. See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver" and "--Accounting Treatment."

EFFECTIVE DATE OF THE MERGER

  S&T and Peoples each anticipate that the Effective Date will occur and the Merger will be consummated in the first half of 1997. However, consummation of the Merger could be delayed and there can be no assurances as to if or when the Merger will be consummated. See "PROPOSED MERGER--Effective Date of the Merger; Termination."

SURRENDER OF CERTIFICATES

  As soon as practicable after the Effective Date, notice will be mailed to holders of Peoples Common Stock regarding the manner in which their certificates representing shares of such Peoples Common Stock will be exchanged for certificates representing shares of S&T Common Stock and cash in lieu of fractional shares. PEOPLES SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS. See "PROPOSED MERGER--Surrender of Certificates."

PRINCIPAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

  Upon completion of the Merger, shareholders of Peoples will automatically become shareholders of S&T and their rights as such will be governed by the Pennsylvania Business Corporations Act, the S&T Articles of Incorporation, as amended (the "S&T Articles") and by the S&T By-Laws, as amended (the "S&T By-Laws"). The rights of shareholders of Peoples currently are governed by Peoples' Amended Articles of Incorporation (the "Peoples Articles") and by Peoples' By-Laws, as amended (the "Peoples By-Laws"), the Pennsylvania Banking Code and the Pennsylvania Business Corporations Act, (the "Peoples By-Laws"). The following summary contains a summary of certain of the principal differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the S&T Articles, the S&T By-Laws, the Peoples Articles, the Peoples By-Laws and the relevant statutory provisions.

  The most significant principal differences between the rights of shareholders of S&T and Peoples concern cumulative voting for directors, the classification of directors, shareholder action, preferred stock, dissenters' rights and provisions permitting the amendment of bylaws. Pursuant to the S&T Articles, S&T shareholders are not permitted to cumulate votes with respect to the election of directors; the Peoples By-Laws permit shareholders to cumulate votes with respect to the election of directors. Pursuant to the S&T By-Laws, the S&T Directors are divided into three (3) classes; neither the Peoples By-Laws nor Peoples Articles contain provisions concerning classification of Peoples Directors. The S&T Articles provide that no merger, consolidation, liquidation, dissolution or sale of substantially all of assets of the corporation shall be valid unless first approved by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of S&T Common Stock. Neither the Peoples By-Laws nor the Peoples Articles require a supermajority vote to approve extraordinary corporate transactions (although a two-thirds vote requirement for a merger or consolidation will be is imposed by the Pennsylvania Banking Code in the limited circumstances of a merger or consolidation if the surviving entity is subject to such code). S&T is authorized to issue preferred stock under the S&T Articles; Peoples is not authorized to issue preferred stock. The S&T By-Laws may be amended by the S&T Board, while the Peoples By-Laws may only be amended by shareholder action. Finally, holders of Peoples Common Stock have dissenters' rights, but holders of S&T Common Stock generally do not have such rights because there are more than 2,000 holders of S&T Common Stock.

  For a more detailed discussion of the differences in the rights of shareholders of S&T from the rights of shareholders of Peoples, see "PROPOSED MERGER--Certain Differences in the Rights of Shareholders."

MARKETS AND MARKET PRICES

  S&T Common Stock is listed and traded on the Nasdaq National Market under the symbol "STBA." As of December 31, 1996, there were 2,606 holders of record of S&T Common Stock, and 11,074,941 outstanding shares of S&T Common Stock. Peoples Common Stock is neither traded nor listed on any national securities exchange and there is no established public trading market for Peoples Common Stock. The following table sets forth high and low sales prices for S&T Common Stock as quoted on the Nasdaq National Market as adjusted for stock splits and stock dividends. The table below also sets forth the cash dividends declared by S&T for the periods indicated.

QUARTER ENDED                                           HIGH     LOW   DIVIDENDS
-------------                                          ------- ------- ---------
March 31, 1997
 (through March 17, 1997)............................. $36 3/4 $29 3/4   $.25
December 31, 1996.....................................  31 3/4  30        .25
September 30, 1996....................................  31 3/4  29 5/8    .24
June 30, 1996.........................................  31 1/4  29 1/2    .24
March 31, 1996........................................  30 3/4  28        .21
December 31, 1995.....................................  30 1/2  24 1/2    .21
September 30, 1995....................................  25 1/4  23        .18
June 30, 1995.........................................  23 3/4  19 1/2    .18
March 31, 1995........................................  20 1/4  19 1/2    .17
December 31, 1994.....................................  21 1/4  19        .17
September 30, 1994....................................  21 1/4  18 5/8    .15
June 30, 1994.........................................  19 3/4  18 3/4    .15
March 31, 1994........................................  19 5/8  17 3/8    .14

  There is no established public trading market for Peoples Common Stock. Occasionally, individuals sell and buy shares of the Peoples Common Stock in privately negotiated transactions. Peoples acts as its own transfer agent and keeps its own stock transfer ledger. The lowest and highest prices per share known by the management of Peoples since January 1, 1994 were $200 and $535 per share (adjusted for a five for one stock split), respectively. The last known trade prior to the public announcement of the Agreement on November 25, 1996, as to which the management of Peoples is aware of the sales price, occurred on October 16, 1996, for $500 per share and involved 10 shares.

  Peoples has historically declared and paid cash dividends semi-annually. Cash dividends of $7.70 and $7.00 per share were paid in 1995 and 1994, respectively. A cash dividend of $6.00 per share was paid in 1996 prior to the announcement of the Merger. The Agreement provides that Peoples may conform to the S&T dividend policy subsequent to the execution of the Agreement. In accordance with the Agreement, the Peoples Board declared in December 1996 a dividend of $6.56 per share of Peoples Common Stock, which was paid in January 1997.

  The following table shows the closing sale price for S&T Common Stock on November 22, 1996, the trading date immediately preceding the date on which the Merger was announced, and on March 17, 1997, and the Peoples equivalent at such dates.

Market value per common share:

                                                                      PEOPLES
                                                           S&T       EQUIVALENT
     DATE                                              COMMON STOCK PER SHARE(1)
     ----                                              ------------ ------------
November 22, 1996.....................................    $31.00      $813.75
March 17, 1997........................................    $33.75      $885.94

--------
(1) The equivalent market value per share of Peoples Common Stock represents the closing price of S&T Common Stock on the dates reported multiplied by an Exchange Ratio of 26.25. See "--The Proposed Merger."

  No assurance can be given as to what the market price of S&T Common Stock will be if and when the Merger is consummated. Because the Exchange Ratio is fixed and because the market price of S&T Common Stock is subject to fluctuation, the value of the shares of S&T Common Stock that holders of Peoples Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

COMPARATIVE PER SHARE DATA

  The following tables set forth at the dates and for the periods indicated (i) historical per share data for S&T Common Stock and Peoples Common Stock, (ii) pro forma combined per share data for S&T Common Stock with Peoples, and (iii) equivalent per share data for Peoples Common Stock reflecting consummation of the Merger. The S&T pro forma data with Peoples represents the effect of the Merger on a share of S&T Common Stock. The Peoples equivalent pro forma data represents the S&T pro forma data with Peoples multiplied by 26.25 and reflects the effect of the Merger on a share of Peoples Common Stock.

  The information is derived from the historical financial statements of S&T, including the related notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the historical financial statements of Peoples, including the related notes thereto, appearing elsewhere herein, and the pro forma combined financial information giving effect to the Merger, appearing elsewhere herein, and should be read in conjunction with such information. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Merger been consummated during the periods or as of the dates for which the pro forma data is presented or which will be attained in the future. The pro forma per share data gives effect to the Merger but does not reflect anticipated expenses and nonrecurring charges which may result from the Merger, nor does it reflect potential savings or revenue enhancements which may result from the Merger. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                           PRO FORMA
                                                -------------------------------
                                 HISTORICAL           S&T
                             ------------------     COMBINED        PEOPLES
DATE                          S&T   PEOPLES (1) WITH PEOPLES (2) EQUIVALENT (3)
----                         ------ ----------- ---------------- --------------
EARNINGS PER COMMON SHARE
Year Ended
  December 31, 1996........  $ 2.10   $ 43.16        $ 2.00         $ 52.50
  December 31, 1995........    1.82     37.81          1.74           45.68
  December 31, 1994........    1.63     39.15          1.60           42.00
DIVIDENDS DECLARED PER
 COMMON SHARE
Year Ended
  December 31, 1996........  $  .94   $ 12.56           --          $ 24.68
  December 31, 1995........     .74      7.70           --            19.42
  December 31, 1994........     .61      7.00           --            16.01
BOOK VALUE PER COMMON SHARE
  At December 31, 1996.....  $15.92   $430.94        $16.02         $420.53
  At December 31, 1995.....   14.85    407.29         14.99          393.49

--------
(1) Peoples Historical Earnings Per Common Share and Dividends Declared Per Common Share have been restated to reflect a five for one stock split distributed on August 4, 1995.
(2) The pro forma per share data gives effect to the Merger but does not reflect anticipated expenses and nonrecurring and restructuring charges which may result from the Merger, nor does it reflect potential savings or revenue enhancements which may result from the Merger.
(3) The equivalent pro forma per share data for Peoples represents the pro forma data for S&T multiplied by an Exchange Ratio of 26.25, except that the Peoples equivalent dividend data represent the S&T historical dividend data multiplied by the Exchange Ratio of 26.25.

SELECTED FINANCIAL DATA

  The following tables set forth certain unaudited historical and selected pro forma financial data ("selected financial data") for S&T and Peoples. Certain of the historical selected financial data for the five years in the period ended December 31, 1996 are derived from the audited financial statements of S&T. Certain of the selected financial data for the four years in the period ended December 31, 1996 are derived from the audited financial statements of Peoples and certain of the selected financial data for the years ended December 31, 1992 are derived from unaudited financial statements of Peoples. This summary should be read in connection with the financial statements included elsewhere in this Proxy Statement/Prospectus and the financial statements and other financial information included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "INDEX TO FINANCIAL INFORMATION."

  The pro forma selected financial data were developed giving effect to the Merger on a pooling-of-interests accounting basis. For a description of the pooling-of-interests accounting basis with respect to the Merger and the related effects on the historical financial statements of S&T and Peoples, see "PROPOSED MERGER--Accounting Treatment." The pro forma combined financial information is presented for informational purposes only and may not be indicative of the combined financial position or results of operations that actually would have occurred had the Merger been consummated during the periods or as of the dates indicated, or which will be attained in the future. See "-- Comparative Per Share Data" and "PRO FORMA COMBINED FINANCIAL INFORMATION."

                               S&T BANCORP, INC.
                       SELECTED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT:
Interest income.........  $  111,431    $107,017  $   92,654  $   86,923  $   89,056
Interest expense........      51,544      49,998      39,346      36,965      43,099
                          ----------  ----------  ----------  ----------  ----------
Net interest income.....      59,887      57,019      53,308      49,958      45,957
Provision for loan loss-
 es.....................       4,300       3,800       3,500       3,600       5,778
                          ----------  ----------  ----------  ----------  ----------
Net interest income af-
 ter provision for loan
 losses.................      55,587      53,219      49,808      46,358      40,179
Noninterest income......      11,194       8,309       6,914       6,571       6,362
Noninterest expense.....      35,511      33,523      31,595      30,768      27,374
                          ----------  ----------  ----------  ----------  ----------
Income before income
 taxes..................      31,270      28,005      25,127      22,161      19,167
Applicable income taxes.       8,021       7,536       6,683       5,818       4,886
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $   23,249  $   20,469  $   18,444  $   16,343  $   14,281
                          ==========  ==========  ==========  ==========  ==========
PER SHARE DATA:
Net income..............  $     2.10  $     1.82  $     1.63  $     1.45  $     1.28
Dividends declared......        0.94        0.74        0.61        0.50        0.40
Book value..............       15.92       14.85       12.57       10.75        9.73
BALANCE SHEET TOTALS
 (PERIOD END):
Total assets............  $1,495,945  $1,400,702  $1,293,737  $1,194,037  $1,106,755
Securities..............     381,945     350,340     306,124     339,129     355,197
Net loans...............   1,029,085     960,881     910,077     783,229     679,960
Total deposits..........   1,032,274     979,625     903,240     898,258     899,597
Securities sold under
 repurchase agreements..     114,205     122,794     169,871     127,731      85,013
Other liabilities.......     173,190     131,336      79,039      46,955      13,199
Total shareholders' eq-
 uity...................     176,276     166,947     141,587     121,093     108,946
SELECTED RATIOS:
FINANCIAL PERFORMANCE
Return on average as-
 sets...................        1.63%       1.54%       1.49%       1.43%       1.32%
Return on average equi-
 ty.....................       13.75%      13.21%      13.03%      14.14%      13.77%
CAPITAL
Tier I risk based capi-
 tal....................       13.08%      13.73%      13.05%      14.08%      15.38%
Total risk based capi-
 tal....................       14.33%      14.98%      14.30%      15.33%      16.63%
Leverage................       10.28%      10.38%      10.21%       9.95%       9.70%
Average equity to aver-
 age assets.............       11.87%      11.54%      11.44%      10.14%       9.55%
Dividend payout ratio...       42.90%      38.43%      34.85%      32.28%      29.35%
LOAN QUALITY
Allowance as a percent
 of loans...............        1.63%       1.63%       1.55%       1.69%       1.74%
Allowance as a percent
 of nonperforming loans.         206%        560%        746%        481%        335%
Nonperforming loans to
 total loans............        0.79%       0.29%       0.21%       0.35%       0.52%

                             PEOPLES BANK OF UNITY
                       SELECTED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                        YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                1996      1995      1994      1993      1992
                              --------  --------  --------  --------  --------
INCOME STATEMENT:
Interest income.............. $ 21,011  $ 20,003  $ 19,905  $ 20,224  $ 18,533
Interest expense.............    7,045     7,679     7,297     7,479     7,843
                              --------  --------  --------  --------  --------
Net interest income..........   13,966    12,324    12,608    12,745    10,690
Provision for loan losses....      875       420       100        65       110
                              --------  --------  --------  --------  --------
Net interest income after
 provision for loan losses...   13,091    11,904    12,508    12,680    10,580
Noninterest income...........      803       838       697       565       550
Noninterest expense..........    6,887     6,753     7,084     6,361     5,520
                              --------  --------  --------  --------  --------
Income before income taxes...    7,007     5,989     6,121     6,884     5,610
Applicable income taxes......    2,015     1,616     1,593     1,813     1,375
                              --------  --------  --------  --------  --------
Net income................... $  4,992  $  4,373  $  4,528  $  5,071  $  4,235
                              ========  ========  ========  ========  ========
PER SHARE DATA:
Net income................... $  43.16  $  37.81  $  39.15  $  43.84  $  36.62
Dividends declared...........    12.56      7.70      7.00      5.80      5.60
Book value...................   430.94    407.29    356.64    320.74    282.69
BALANCE SHEET TOTALS (PERIOD
 END):
Total assets................. $291,100  $289,026  $286,515  $293,491  $259,919
Securities...................  118,116   141,896   160,751   170,831   161,723
Net loans....................  152,322   125,436   101,088    93,732    80,275
Total deposits...............  238,093   236,922   239,331   253,668   225,125
Other liabilities............    3,165     4,997     5,935     2,726     2,098
Total shareholders' equity...   49,842    47,107    41,249    37,097    32,696
SELECTED RATIOS:
FINANCIAL PERFORMANCE
Return on average assets.....     1.74%     1.54%     1.58%     1.83%     1.80%
Return on average equity.....    10.39%    10.04%    11.50%    14.60%    13.74%
CAPITAL
Tier I risk based capital....    30.90%    30.58%    32.41%    31.12%    31.48%
Total risk based capital.....    31.99%    31.36%    33.07%    31.76%    32.20%
Leverage.....................    16.65%    15.56%    14.20%    13.39%    13.91%
Average equity to average
 assets......................    16.72%    15.30%    13.70%    12.54%    13.12%
Dividend payout ratio........    29.11%    20.38%    17.89%    13.23%    15.30%
LOAN QUALITY
Allowance as a percent of
 loans.......................     1.09%     0.89%     0.82%     0.81%     0.93%
Allowance as a percent of
 nonperforming loans.........    84.81%    59.19%    42.49%    74.20%    49.87%
Nonperforming loans to total
 loans.......................     1.29%     1.50%     1.93%     1.09%     1.87%

                              S&T BANCORP, INC.
                  SELECTED PRO FORMA COMBINED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                 (UNAUDITED)

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT:
Interest income.........  $  132,442  $  127,020  $  112,559  $  107,147  $  107,589
Interest expense........      58,589      57,677      46,643      44,444      50,942
                          ----------  ----------  ----------  ----------  ----------
Net interest income.....      73,853      69,343      65,916      62,703      56,647
Provision for loan loss-
 es.....................       5,175       4,220       3,600       3,665       5,888
                          ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses............      68,678      65,123      62,316      59,038      50,759
Noninterest income......      11,997       9,147       7,611       7,136       6,912
Noninterest expense.....      42,398      40,276      38,679      37,129      32,894
                          ----------  ----------  ----------  ----------  ----------
Income before income
 taxes..................      38,277      33,994      31,248      29,045      24,777
Applicable income taxes.      10,036       9,152       8,276       7,631       6,261
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $   28,241  $   24,842  $   22,972  $   21,414  $   18,516
                          ==========  ==========  ==========  ==========  ==========
PER SHARE DATA:
Net income..............  $     2.00  $     1.74  $     1.60  $     1.50  $     1.30
Book value..............       16.02       14.99       12.78       11.07        9.95
BALANCE SHEET TOTALS
 (PERIOD END):
Total assets............  $1,787,045  $1,689,728  $1,580,252  $1,487,528  $1,366,674
Securities..............     500,061     492,236     466,875     509,960     516,920
Net loans...............   1,181,407   1,086,317   1,011,165     876,961     760,235
Total deposits..........   1,270,367   1,216,547   1,142,571   1,151,926   1,124,722
Securities sold under
 repurchase agreements..     114,205     122,794     169,871     127,731      85,013
Other liabilities.......     176,355     136,333      84,974      49,681      15,297
Total shareholders'
 equity.................     226,118     214,054     182,836     158,190     141,642
SELECTED RATIOS:
FINANCIAL PERFORMANCE
Return on average
 assets.................        1.65%       1.53%       1.51%       1.51%       1.40%
Return on average
 equity.................       13.01%      12.51%      12.70%      14.25%      13.76%
CAPITAL
Tier I risk based
 capital................       15.16%      15.76%      15.20%      16.17%      17.46%
Total risk based
 capital................       16.39%      16.96%      16.38%      17.34%      18.64%
Leverage................       11.31%      11.26%      10.94%      10.59%      10.36%
Average equity to
 average assets.........       12.68%      12.20%      11.86%      10.61%      10.19%
Dividend payout ratio...       40.46%      35.25%      31.50%      27.77%      26.13%
LOAN QUALITY
Allowance as a percent
 of loans...............        1.56%       1.55%       1.48%       1.60%       1.65%
Allowance as a percent
 of nonperforming loans.         182%        359%        390%        406%        284%
Nonperforming loans to
 total loans............        0.86%       0.43%       0.38%       0.39%       0.58%

                   PRO FORMA COMBINED FINANCIAL INFORMATION

  The following tables set forth selected unaudited pro forma financial data reflecting the Merger.

  The pro forma information has been prepared assuming that People's shareholders will receive in the Merger 3,036,075 shares of S&T Common Stock for 115,660 shares of Peoples Common Stock outstanding, or an Exchange Ratio of 26.25 shares of S&T Common Stock for each share of Peoples Common Stock. The pro forma financial information included in this Proxy Statement/Prospectus is presented for illustrative purposes only. Such pro forma financial information does not necessarily reflect what the actual results of S&T would be following completion of the Merger.

PRO FORMA COMBINED CONDENSED BALANCE SHEETS AS OF DECEMBER 31, 1996 AND 1995.

  The following unaudited pro forma combined condensed balance sheet information reflects (i) the historical consolidated balance sheets of S&T and Peoples as of December 31, 1996 and 1995 and (ii) the pro forma combined condensed balance sheet of S&T as of such dates, after giving effect to the Merger. The pro forma information has been prepared assuming that People's shareholders will receive in the Merger 3,036,075 shares of S&T Common Stock for 115,660 shares of Peoples Common Stock outstanding, or an Exchange Ratio of 26.25 shares of S&T Common Stock for each share of Peoples Common Stock. The Merger has been reflected as a pooling-of-interest effective as of December 31, 1996 and 1995. See "PROPOSED MERGER--Accounting Treatment." The unaudited information should be read in conjunction with the historical consolidated financial statements of S&T and Peoples, including the notes thereto, incorporated by reference or included in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "INDEX TO FINANCIAL INFORMATION."

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994.


  The following unaudited pro forma combined condensed statements of income reflect the historical consolidated statements of income of S&T and Peoples, as indicated below, for each period presented and the pro forma combined condensed statements of income of S&T, after giving effect to the Merger. The pro forma information has been prepared assuming that People's shareholders will receive in the Merger 3,036,075 shares of S&T Common Stock for 115,660 shares of Peoples Common Stock outstanding, or an Exchange Ratio of 26.25 shares of S&T Common Stock for each share of Peoples Common Stock. The Merger has been reflected as a pooling-of-interests. See "PROPOSED MERGER--Accounting Treatment." The pro forma combined condensed statements of income for the years ended December 31, 1996, 1995 and 1994 were prepared on the assumption that the Merger had been effected as of January 1, 1996, 1995 and 1994, respectively. The unaudited information should be read in conjunction with the historical consolidated financial statements of S&T and Peoples, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION; CERTAIN DOCUMENTS INCORPORATED BY REFERENCE" and "INDEX TO FINANCIAL INFORMATION."

                               S&T BANCORP, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                        DECEMBER 31, 1996
                                                 -------------------------------
                                                                      PRO FORMA
                                                 S&T BANCORP PEOPLES   COMBINED
ASSETS                                           ----------- -------- ----------
Securities...................................... $  381,945  $118,116 $  500,061
Net loans.......................................  1,029,085   152,322  1,181,407
Other assets....................................     84,915    20,662    105,577
                                                 ----------  -------- ----------
  TOTAL ASSETS.................................. $1,495,945  $291,100 $1,787,045
                                                 ==========  ======== ==========
LIABILITIES
Total deposits.................................. $1,032,274  $238,093 $1,270,367
Securities sold under repurchase agreements.....    114,205              114,205
Other liabilities...............................    173,190     3,165    176,355
                                                 ----------  -------- ----------
  TOTAL LIABILITIES.............................  1,319,669   241,258  1,560,927
SHAREHOLDERS' EQUITY
Common stock and Additional paid-in-capital.....     41,485    14,701     56,186
Retained earnings...............................    124,847    33,135    157,982
Other equity....................................      9,944     2,006     11,950
                                                 ----------  -------- ----------
  TOTAL SHAREHOLDERS' EQUITY....................    176,276    49,842    226,118
                                                 ----------  -------- ----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.... $1,495,945  $291,100 $1,787,045
                                                 ==========  ======== ==========
BOOK VALUE PER SHARE............................ $    15.92  $ 430.94 $    16.02
                                                 ==========  ======== ==========
SHARES OUTSTANDING..............................     11,075       116     14,111
                                                 ==========  ======== ==========

                               S&T BANCORP, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                        DECEMBER 31, 1995
                                                 -------------------------------
                                                                      PRO FORMA
                                                 S&T BANCORP PEOPLES   COMBINED
ASSETS                                           ----------- -------- ----------
Securities...................................... $  350,340  $141,896 $  492,236
Net loans.......................................    960,881   125,436  1,086,317
Other assets....................................     89,481    21,694    111,175
                                                 ----------  -------- ----------
  TOTAL ASSETS.................................. $1,400,702  $289,026 $1,689,728
                                                 ==========  ======== ==========
LIABILITIES
Total deposits.................................. $  979,625  $236,922 $1,216,547
Securities sold under repurchase agreements.....    122,794              122,794
Other liabilities...............................    131,336     4,997    136,333
                                                 ----------  -------- ----------
  TOTAL LIABILITIES.............................  1,233,755   241,919  1,475,674
SHAREHOLDERS' EQUITY
Common stock and Additional paid-in-capital.....     40,561    14,701     55,262
Retained earnings...............................    111,980    29,596    141,576
Other equity....................................     14,406     2,810     17,216
                                                 ----------  -------- ----------
  TOTAL SHAREHOLDERS' EQUITY....................    166,947    47,107    214,054
                                                 ----------  -------- ----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.... $1,400,702  $289,026 $1,689,728
                                                 ==========  ======== ==========
BOOK VALUE PER SHARE............................ $    14.85  $ 407.29 $    14.99
                                                 ==========  ======== ==========
SHARES OUTSTANDING..............................     11,243       116     14,279
                                                 ==========  ======== ==========

                               S&T BANCORP, INC.
                      PRO FORMA COMBINED INCOME STATEMENT
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                        DECEMBER 31, 1996
                                                  -----------------------------
                                                                      PRO FORMA
                                                  S&T BANCORP PEOPLES COMBINED
                                                  ----------- ------- ---------
Interest income..................................  $111,431   $21,011 $132,442
Interest expense.................................    51,544     7,045   58,589
                                                   --------   ------- --------
Net interest income..............................    59,887    13,966   73,853
Provision for loan losses........................     4,300       875    5,175
                                                   --------   ------- --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES..........................................    55,587    13,091   68,678
Noninterest income...............................    11,194       803   11,997
Noninterest expense..............................    35,511     6,887   42,398
                                                   --------   ------- --------
INCOME BEFORE INCOME TAXES.......................    31,270     7,007   38,277
Applicable income taxes..........................     8,021     2,015   10,036
                                                   --------   ------- --------
NET INCOME.......................................  $ 23,249   $ 4,992 $ 28,241
                                                   ========   ======= ========
PER SHARE DATA:
Net Income.......................................  $   2.10   $ 43.16 $   2.00
                                                   ========   ======= ========
Shares Outstanding...............................    11,073       116   14,111
                                                   ========   ======= ========
                                                        DECEMBER 31, 1995
                                                  -----------------------------
                                                                      PRO FORMA
                                                  S&T BANCORP PEOPLES COMBINED
                                                  ----------- ------- ---------
Interest income..................................  $107,017   $20,003 $127,020
Interest expense.................................    49,998     7,679   57,677
                                                   --------   ------- --------
NET INTEREST INCOME..............................    57,019    12,324   69,343
Provision for loan losses........................     3,800       420    4,220
                                                   --------   ------- --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES..........................................    53,219    11,904   65,123
Noninterest income...............................     8,309       838    9,147
Noninterest expense..............................    33,523     6,753   40,276
                                                   --------   ------- --------
INCOME BEFORE INCOME TAXES.......................    28,005     5,989   33,994
Applicable income taxes..........................     7,536     1,616    9,152
                                                   --------   ------- --------
NET INCOME.......................................  $ 20,469   $ 4,373 $ 24,842
                                                   ========   ======= ========
PER SHARE DATA:
Net Income.......................................  $   1.82   $ 37.81 $   1.74
                                                   ========   ======= ========
Shares Outstanding...............................    11,243       116   14,280
                                                   ========   ======= ========
                                                        DECEMBER 31, 1994
                                                  -----------------------------
                                                                      PRO FORMA
                                                  S&T BANCORP PEOPLES COMBINED
                                                  ----------- ------- ---------
Interest income..................................  $ 92,654   $19,905 $112,559
Interest expense.................................    39,346     7,297   46,643
                                                   --------   ------- --------
NET INTEREST INCOME..............................    53,308    12,608   65,916
Provision for loan losses........................     3,500       100    3,600
                                                   --------   ------- --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES..........................................    49,808    12,508   62,316
Noninterest income...............................     6,914       697    7,611
Noninterest expense..............................    31,595     7,084   38,679
                                                   --------   ------- --------
INCOME BEFORE INCOME TAXES.......................    25,127     6,121   31,248
Applicable income taxes..........................     6,683     1,593    8,276
                                                   --------   ------- --------
NET INCOME.......................................  $ 18,444   $ 4,528 $ 22,972
                                                   ========   ======= ========
PER SHARE DATA:
Net Income.......................................  $   1.63   $ 39.15 $   1.60
                                                   ========   ======= ========
Shares Outstanding...............................    11,284       116   14,320
                                                   ========   ======= ========

                              MEETING INFORMATION

DATE, PLACE AND TIME

  The Special Meeting of Shareholders of Peoples will be held on April 18, 1997 at 2:00 p.m., Eastern Standard Time, at Alcoma Golf Club, located at 6770 Saltsburg Road, Pittsburgh, Pennsylvania.

RECORD DATE; VOTING RIGHTS

  The securities which can be voted at the Peoples Special Meeting consist of shares of Peoples Common Stock, with each share entitling its owner to one vote on all matters. The close of business on March 10, 1997 has been fixed by the Peoples Board as the Peoples Record Date. There were approximately 350 record holders of outstanding Peoples Common Stock and 115,660 shares of Peoples Common Stock outstanding as of the Peoples Record Date. The presence, in person or by proxy, of at least a majority of the outstanding shares of Peoples Common Stock entitled to vote is necessary to constitute a quorum at the Peoples Special Meeting.

  The Merger must be approved by the affirmative vote of the holders of a two-thirds majority of the outstanding shares of Peoples Common Stock at a meeting at which a quorum is present. Nonvoting shares and abstentions will not be counted as votes cast for approval of the Agreement and therefore will have the same effect as votes against the Agreement. In addition, under the rules of the New York Stock Exchange, (although shares of Peoples Common Stock are not listed on such Exchange), brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the Agreement without specific instruction from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Peoples Common Stock to their broker will have the effect of such shares not being voted and therefore will have the same effect as votes against the Agreement.

  The Peoples Board is not aware of any other business to be acted upon at the Peoples Special Meeting other than as described herein. It is not anticipated that other matters will be brought before the Peoples Special Meeting. If, however, other matters are duly brought before the Peoples Special Meeting, or any adjournment thereof, the persons appointed as proxies will vote the shares represented by the proxies on such matters as determined by a majority of the Peoples Board. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the Peoples Special Meeting to permit another solicitation of proxies in favor of the Agreement. No proxy which is voted against the proposal to approve the Merger will be voted in favor of any such adjournment or postponement.

  In connection with the Merger, each member of the Peoples Board has entered into a Voting Agreement to vote all of the shares of Peoples Common Stock he or she is entitled to vote, or direct the voting of, with respect thereto at the Peoples Special Meeting in favor of the Agreement. The number of shares of Peoples Common Stock which such Directors are entitled to vote as of the Peoples Record Date is 35,376 (30.59% of Peoples Common Stock outstanding as of that date). Additionally, each such person has agreed not to transfer or otherwise dispose of his or her shares of Peoples Common Stock (except intrafamily gifts in an amount that in the aggregate do not result in a material change in the amount of shares of Peoples Common Stock owned by a director) prior to shareholder approval of the Agreement or termination of the Agreement pursuant to the terms thereof. In the case of any transfer by operation of law, the Directors of Peoples agreed that the Voting Agreements shall be binding upon and inure to the benefit of the transferees. Any transfer or other disposition in violation of the terms of the Voting Agreements shall be null and void. Assuming that Directors and current executive officers of Peoples and their respective affiliates, holding an aggregate of 35,396 shares of outstanding Peoples Common Stock (30.60%) as of the Peoples Record Date, vote their shares in favor of the Agreement, the affirmative vote of holders of approximately 41,711 additional shares of Peoples Common Stock (36.06%) will be required to approve the Agreement.

VOTING AND REVOCATION OF PROXIES

  If the appropriate enclosed form of proxy is properly executed and returned to Peoples in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" the proposals presented in the attached Notice of Special Meeting of Shareholders. Except for procedural matters incident to the conduct of the Special Meetings, Peoples does not know of any matters other than those described in the Notice of Peoples Special Meeting that are to come before the Peoples Special Meeting. If any other matters are properly brought before the Peoples Special Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Peoples Board.

  The presence of a shareholder at the Peoples Special Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of Peoples a written notice of revocation, by delivering to Peoples a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, proxies may be solicited personally, by telephone or by further correspondence, and directors, officers and employees of Peoples, may solicit proxies from the shareholders of Peoples. Peoples will bear the expenses incurred by it in connection with the solicitation of proxies, except that S&T will bear all expenses associated with the printing and mailing of this Proxy Statement/Prospectus and the registration statement and all filing fees in connection therewith.

                                PROPOSED MERGER

  This section of the Proxy Statement/Prospectus describes material aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  S&T. S&T has a long and successful history of providing community banking services in its core markets of Indiana, Jefferson and Clearfield Counties of Pennsylvania. In 1991, S&T purchased Vanguard Savings Bank and four offices of Atlantic Financial Federal from the Resolution Trust Corporation. The acquisition of these offices provided S&T with a presence in three new counties of Western Pennsylvania--Allegheny, Armstrong and Westmoreland. The acquisition of these offices represented a strategic move for S&T that provided access to new markets that possess greater population and are experiencing faster economic growth than are S&T's historic core markets.

  In connection with S&T's entry into the Allegheny, Armstrong and Westmoreland County markets in 1991, S&T began emphasizing as a business expansion strategy the development of commercial relationships in Westmoreland and Allegheny Counties. Based on the success of these efforts, and the increasingly competitive environment in which S&T operates, S&T's Board and management concluded that further geographic expansion of the S&T franchise into these new more heavily populated markets represented an important opportunity for enhancing shareholder value. Consequently, at the direction of the S&T Board, one major strategic goal which has been pursued by management of S&T has been to identify and develop relationships with banks and thrifts in the Allegheny, Armstrong and Westmoreland County markets that would be desirable merger partners for S&T in the future. Independent community banks and thrifts have, especially in suburban and urban markets, operated in an increasingly more competitive environment in recent years. Like S&T, these small community financial institutions face increasing competition from the metropolitan and larger regional banks as well as from many non-banking organizations that are seeking to capture the traditional customer base of community financial institutions. Often, because of concerns about future management, financial and technological resources to effectively compete in this increasingly challenging environment, smaller community institutions will consider acquisition by, or merger with, a larger community bank such as S&T Bank, the most effective means to maximize shareholder value and to continue to provide quality community banking services in their communities.

  The process of identifying potential merger candidates undertaken by S&T management was focused on those institutions in Allegheny, Armstrong and Westmoreland Counties that had a history of strong profitability and solid asset quality, as well as office locations which would complement the existing office locations of S&T Bank and expand its presence in these markets. S&T management identified Peoples as a desirable merger partner because of its excellent reputation within the Allegheny County market as well as its strong financial performance over many years. At the June 1995 S&T Board meeting, the Directors discussed Peoples and the reasons it would be a desirable merger partner for S&T.

  From June 1995 to June 1996, S&T management participated from time to time in discussions with the directors and management of Peoples regarding the possibility of a business combination transaction with Peoples. In June 1996, Peoples advised S&T that it had retained Danielson Associates, Inc. to assist it in evaluating its strategic options.

  On July 8, 1996, the S&T Board held a special meeting to discuss Peoples and to consider authorizing management to make a proposal to acquire Peoples. In addition to the Directors and members of management, representatives from S&T's financial advisor, McDonald & Company, and S&T's independent auditors, Ernst & Young LLP, participated in the meeting. The S&T Board considered the financial position and results of operations of Peoples and the extent to which Peoples' office locations in the Allegheny County market would represent a valuable expansion of S&T's existing franchise in this market. McDonald & Company reviewed with the S&T Board several possible proposals for the terms of an acquisition of Peoples as well as the potential impact of each such proposal on earnings per share of S&T Common Stock. The S&T Board concluded that the acquisition of Peoples would allow S&T to increase its profitability, broaden its customer base and diversify its asset base. S&T would be able to provide customers of Peoples with technology and services not presently available to them. In addition, the S&T Board concluded that, if agreement could be reached with Peoples consistent with the contemplated economic terms, the consolidation with S&T would be expected to generate sufficient economic synergies to offset any dilution within a reasonable period. The S&T Board authorized S&T management to make a proposal to Peoples for a merger between S&T and Peoples.

  Thereafter, S&T management submitted an acquisition proposal to Peoples, and representatives of Peoples and S&T participated in several negotiation sessions regarding the terms of the proposed merger. At a meeting on August 19, 1996, S&T's management updated the S&T Board on the progress of the negotiations with Peoples and, on the basis of management's report, the S&T Board authorized management to negotiate a definitive agreement with Peoples.

  Thereafter, representatives of S&T and Peoples subsequently commenced negotiations and due diligence. However, before these negotiations were concluded, members of the Peoples Board informed S&T in mid-September 1996 that the Peoples Board had recently been apprised of allegations that the then Chief Executive Officer had been involved in initiating and concealing certain fraudulent loan transactions and the then Chief Operating Officer had participated in concealing such fraudulent loan transactions. S&T withdrew its proposed merger offer and the parties agreed that negotiations regarding the proposed merger should be suspended pending the completion of an investigation of these allegations, and quantification of any financial exposure by Peoples' accounting and legal advisors. Subsequently, the employment of Peoples' Chief Executive Officer and Peoples' Chief Operating Officer was terminated.

  The above-referenced investigation was completed in early November 1996, and Peoples made a copy of the report related thereto available to S&T's management and S&T's advisors. S&T and its advisors reviewed the report and discussed the transactions addressed therein with Peoples and Peoples' advisors. After such review and discussions, S&T concluded that negotiations regarding the merger should be resumed, and such discussions were resumed in early November 1996, culminating in the approval by the S&T Board and by the Peoples Board of the Agreement that was announced on November 26, 1996.

  In reaching its decision to approve the Agreement, the S&T Board considered that the Merger would enhance and increase the competitiveness of its community banking franchise in Allegheny County and that S&T shareholders should realize the benefits of such an acquisition.

  In reaching its determination to approve the Merger, the S&T Board consulted with S&T management, as well as its financial and legal advisors, and considered the factors described above and the following additional factors, which together constitute the material factors considered by the S&T Board in approving the Agreement:

    (i) S&T's business, operations, financial condition, earnings, and acquisition strategy, including the desirability of achieving an expanded market presence in Allegheny County in Western Pennsylvania;

    (ii) the current and prospective economic, regulatory and competitive climate facing community banking institutions, including without limitation the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services;

    (iii) the presentations by S&T management and McDonald & Company as to
  (a) the business, operations, asset quality, earnings and financial condition of Peoples, and (b) the competitive position of Peoples;

    (iv) the anticipated cost savings, revenue enhancements and other economic synergies available to the combined institution;

    (v) the common philosophies and cultures of S&T and Peoples, particularly with respect to customer satisfaction, efficiency and credit quality;

    (vi) the Exchange Ratio in the Merger from a number of valuation perspectives, as presented by McDonald & Company and the November 25, 1996 opinion of McDonald & Company that, as of such date, the Exchange Ratio was fair to S&T from a financial point of view (see "--Opinions of Financial Advisors");

    (vii) the terms of the Agreement, including the termination fee provisions thereof; the regulatory and shareholder approval processes; the treatment of the Merger as a pooling-of-interests for financial accounting purposes; and the nature of the Merger as a tax-free reorganization for federal income tax purposes (see "--Certain Federal Income Tax
  Consequences" and "--Accounting Treatment"); and

    (viii) the impact of certain restructuring charges on S&T's earnings, and the fact that the transaction is expected to be accretive to S&T's earnings within twelve months after its closing.

  The foregoing discussion of the information and factors considered by the S&T Board is not intended to be exhaustive but includes all material factors considered by the S&T Board. The S&T Board considered a number of factors which, taken in totality, led to the determination by the S&T Board that the Merger is in the best interests of S&T and its shareholders, customers and communities served. In reaching its determinations to approve and recommend the Agreement, the S&T Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, considering, among other things, the matters discussed above and the opinion of McDonald & Company referred to above, the S&T Board, by unanimous vote of all directors, approved the Agreement as being in the best interests of S&T and its shareholders and directed that the Agreement be submitted to a vote of the holders of S&T Common Stock at the Annual Meeting.

  ACCORDINGLY, THE S&T BOARD UNANIMOUSLY RECOMMENDS THAT THE AGREEMENT AND THE MERGER AND THE ISSUANCE OF SHARES IN CONNECTION THEREWITH BE ADOPTED AND APPROVED BY ALL SHAREHOLDERS OF S&T.

  Peoples. The past decade has been a period of rapid change in the banking industry in general, and for the banking industry in Pennsylvania. This period has been characterized by accelerated consolidation throughout the United States and in Pennsylvania, and by intensified competition from banks and from non-bank financial services organizations. This period also has been characterized by increasing requirements of investments in technology in order to meet customer needs on an efficient, competitive basis.

  The Peoples Board has continually reviewed the strategic alternatives for maximizing shareholder value and S&T and other banking institutions had from time to time expressed interest in pursuing a possible transaction with Peoples. The Peoples Board voted at their February 20, 1996 meeting to pursue the possibility of merging with another financial institution, although Peoples did not hire Danielson Associates to evaluate any particular merger proposal or negotiate with S&T until late spring and early summer 1996. Russell P. Miller, President of Peoples, advised the shareholders at the Peoples Annual Shareholder Meeting in May 1996 that the Board had retained Danielson Associates to assist it in evaluating its strategic options, including a merger with another bank. Although the Peoples Board also considered merger proposals from a savings and loan institution and two banks located in Pennsylvania, the Peoples Board did not enter into merger negotiations with any banking institutions other than S&T.

  Representatives of Danielson Associates met with the Peoples Board on July 12, 1996, at which time they provided the directors with information about S&T and the overtures S&T had made regarding a proposed merger. The Peoples Board directed Danielson Associates to continue negotiations with S&T concerning the proposed Merger consideration. On July 31, 1996, Danielson Associates reported to the Peoples Board S&T's offer of 26.25 shares of S&T Common Stock for each share of Peoples Common Stock.

  On August 1, 1996, the Peoples Board voted to pursue negotiation of an acceptable definitive agreement with S&T on the basis of S&T's proposed Merger consideration and substantially all of the non-financial terms. Kirkpatrick & Lockhart LLP ("Kirkpatrick & Lockhart") was retained as Peoples' legal counsel for the Merger.

  Negotiations toward a definitive agreement continued during August and September, 1996. Peoples retained S.R. Snodgrass, A.C. ("Snodgrass") to perform an audit of its financial statements, and S&T conducted due diligence with respect to Peoples. Before an agreement was reached, the Peoples Board learned that Peoples' then Chief Executive Officer was alleged to have executed a series of fraudulent transactions. Such transactions consisted primarily of loans from Peoples allegedly initiated by the Chief Executive Officer in the names of other individuals pursuant to which the Chief Executive Officer received the proceeds. The then Chief Operating Officer of Peoples was alleged to have assisted the Chief Executive Officer in concealing certain of such loans. On September 18, 1996, Peoples suspended the Chief Executive Officer and the Chief Operating Officer pending a fraud audit by Snodgrass and further investigation by Kirkpatrick & Lockhart. On September 20, 1996, Peoples informed the FDIC and the PADB of these allegations. Peoples also informed S&T of these allegations. S&T withdrew its proposed merger offer and the parties agreed to suspend negotiations pending further investigation. Peoples terminated the Chief Executive Officer's and the Chief Operating Officer's employment on September 24 and October 9, 1996, respectively. Peoples has recorded a pre-tax loss of $405,000 in its financial statements due to the alleged fraudulent transactions.

  Following completion of an investigation of these allegations and quantification of the related financial exposure, the parties resumed negotiations toward a definitive agreement in November, 1996. On November 20, 1996, the Peoples Board met, reviewed and approved the Agreement, and authorized the officers of Peoples to execute and deliver the Agreement and to work to accomplish the transactions contemplated thereby. The Board of Directors of S&T approved the Agreement on November 25, 1996. The Agreement was executed by the parties on November 25, 1996.

  The terms of the Agreement resulted from arm's length negotiations between Peoples and S&T and their respective representatives. Peoples consulted with its own financial advisor and legal counsel during the course of these negotiations. The Peoples Board has unanimously approved the Agreement and has determined that the Merger is fair to, and in the best interests of, Peoples and its shareholders. The Peoples Board believes that the

Merger will enable its shareholders to realize significant value when compared to the value of Peoples Common Stock should the Merger not occur.

  In reaching its determination that the Agreement is fair to, and in the best interests of, Peoples and its shareholders, the Peoples Board considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

  1. Peoples business, financial condition, results of operations, and prospects, including, but not limited to, its potential growth, development and profitability;

  2. The current and prospective environment in which Peoples operates, including national, state and local economic conditions, Peoples competitive environment, the increased regulatory burdens on financial institutions, the trend towards consolidation in the financial services industry in general and among financial institutions in Pennsylvania and the likely effect of the foregoing factors on Peoples potential growth, development and profitability;

  3. The business, financial condition, results of operations, market valuations and acquisition history of S&T and the opportunity for the Peoples shareholders to participate in any future growth of S&T by obtaining S&T Common Stock in the Merger;

  4. A comparison of the products and services provided by Peoples and S&T, as well as the costs associated with and relative level of resources available to Peoples and S&T, respectively, to maintain and provide future enhancements to, and develop new products and services within its markets;

  5. The anticipated tax-free receipt of shares of S&T Common Stock in the Merger (see "--Certain Federal Income Tax Consequences");

  6. The absence of an established trading market for the Peoples Common Stock compared to the market for the S&T Common Stock, which is included for quotation on the Nasdaq National Market;

  7. The provision in the Agreement permitting Peoples to terminate the Agreement if Peoples did not receive an opinion, dated the date of this Proxy Statement/Prospectus, from Danielson Associates to the effect that the Merger consideration is fair, from a financial point of view, to Peoples shareholders; and

  8. The provision in the Agreement permitting the Peoples Board to terminate the Agreement if the Average Closing Price of S&T Common Stock is below a certain level as of the Determination Date (see "--Terms of the Merger").

  THE PEOPLES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF PEOPLES VOTE TO APPROVE THE AGREEMENT.

TERMS OF THE MERGER

  In accordance with the terms of the Agreement, on the Effective Date, Peoples shall be merged with and into S&T Bank pursuant to the provisions of, and with the effect provided in, Sections 1601-1607 of the Pennsylvania Banking Code with S&T Bank as the surviving entity. Also on the Effective Date, each share of Peoples Common Stock outstanding immediately prior to the Effective Date (except as provided in the Agreement) shall by virtue of the Merger be converted into 26.25 shares of S&T Common Stock. A holder of Peoples Common Stock who would otherwise be entitled to receive a fractional share of S&T Common Stock by reason of the Merger, will receive cash in lieu thereof. Any cash payment shall be in an amount equal to such fraction multiplied by the reported last sale price of S&T Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or other authoritative source) on the last trading day preceding the Effective Date.

  In the event that prior to the Effective Date the outstanding shares of S&T Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in S&T's capitalization, all without S&T receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of S&T Common Stock to be delivered to holders of Peoples Common Stock.

  The Agreement provides that Peoples may elect to terminate the Agreement, if the Peoples Board so determines by a majority vote, at any time during the three-day period commencing two days after the Determination Date, if either:

  (i) both of the following conditions are satisfied: (1) the Average Closing Price of shares of S&T Common Stock shall be less than $24.88; and (2) the Index Value on the Determination Date shall be greater than 231.70 (i.e., 80% of the value of the Index Value on November 25, 1996, the date the Agreement was executed); or

  (ii) the Average Closing Price of shares of S&T Common Stock shall be less than $23.325.

If Peoples elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to S&T, which notice shall specify which of clauses (i) or (ii) is applicable (or if both are applicable, which clause is being invoked); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period.

  Assuming the planned Effective Date were February 27, 1997, the Determination Date would have been February 20, 1997. Using this assumed Determination Date, the Average Closing Price of shares of S&T Common Stock would have been $34.52 and the Index Value was 319.257. Under such circumstances Peoples would not have the right to terminate the Agreement, even though the Index Value is above 231.70, because the Average Closing Price would have been above $24.88.

OPINIONS OF FINANCIAL ADVISORS

  S&T. S&T has retained McDonald & Company as its financial advisor in connection with the Merger and requested that McDonald & Company render its opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of S&T Common Stock. McDonald & Company rendered its oral opinion to the S&T Board on November 25, 1996, which it subsequently confirmed in writing, that as of the date of such opinion, the Exchange Ratio pursuant to the Merger was fair, from a financial point of view, to the holders of S&T Common Stock.

  The full text of the opinion of McDonald & Company, updated as of the date of this Proxy Statement/Prospectus, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached as Appendix C to this Proxy Statement/Prospectus, and should be read in its entirety. The summary of the opinion of McDonald & Company set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. McDonald & Company's opinion should not be construed by holders of S&T Common Stock or Peoples Common Stock as a recommendation as to how such holders should vote at the Annual Meeting.

  In arriving at its opinion, McDonald & Company reviewed, among other things, the Agreement together with exhibits and schedules thereto, certain publicly available information relating to the business, financial condition and operations of S&T and Peoples as well as certain other non-public information, primarily financial in nature, furnished to it by S&T and Peoples relating to the respective businesses, earnings, assets, financial forecasts and prospects. McDonald & Company also held discussions with members of senior management of S&T and Peoples concerning their respective businesses, assets, financial forecasts and prospects. McDonald & Company also reviewed certain publicly available information concerning the trading of, and the trading market for, S&T Common Stock and Peoples Common Stock and certain publicly available information concerning comparable companies and transactions, all as more fully set forth in McDonald & Company's opinion.

  McDonald & Company was not engaged to and did not conduct a physical inspection of any of the assets, properties or facilities of either S&T or Peoples, and was not engaged to conduct and has not made, obtained or been furnished with any independent evaluation or appraisal of any such assets, properties or facilities or any of the liabilities of S&T or Peoples. McDonald & Company has assumed and relied, without independent investigation, upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of S&T and Peoples contained in the Agreement, and has not independently attempted to verify any such information. McDonald & Company has also assumed that all of the conditions to the Merger as set forth in the Agreement would be consummated on a timely basis in the manner contemplated by the Agreement. No limitations were imposed by S&T upon McDonald & Company with respect to the scope of its investigation nor were any specific instructions given to McDonald & Company in connection with its opinion.

  In connection with rendering its opinion dated November 25, 1996, McDonald & Company considered a variety of financial analyses, which are summarized below. McDonald & Company believes that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by McDonald & Company without considering all such analyses and factors may create an incomplete view of the analytical process underlying McDonald & Company's opinion. In its analyses, McDonald & Company made numerous assumptions with respect to industry performance, business and economic conditions, and other matters. Any estimates contained in McDonald & Company's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

  The following is a summary of selected analyses considered by McDonald & Company in connection with McDonald & Company's opinion dated November 25, 1996:

  Comparison with Selected Companies. McDonald & Company compared the financial performance and stock market valuation of S&T with corresponding data for the following selected companies: Arrow Financial Corporation, CBT Corporation, Farmers Capital Bank Corp., Financial Trust Corp., First Financial Bancorp, First Merchants Corp., Harleysville National Corp., Irwin Financial Corporation, Keystone Heritage Group, Inc., National City Bancshares, Inc., Omega Financial Corporation, Park National Corporation, Shoreline Financial Corp., Southwest National Corporation, Tompkins County Trustco, Inc., United Bankshares, Inc. and WesBanco, Inc. The companies listed above were selected based on the following criteria: banks headquartered in Indiana, Kentucky, Michigan, Maryland, New York, Ohio, Pennsylvania, or West Virginia; having total assets of between $500 million and $2.5 billion: having an equity to assets ratio greater than 9.00%; and having a return on average assets greater than 1.30%. In addition, McDonald & Company compared such data of Peoples with corresponding data for the following selected companies:
Cardinal Bancorp, Commercial National Financial Corp., First of Long Island Corp., First Merchants Corp., Heritage Bancorp, Inc., Penn Woods Bancorp, Inc., Premier Financial Bancorp, Inc., Royal Bancshares of PA Inc., Security Banc Corporation and Shore Bancshares, Incorporated. The companies listed above were selected based on the following criteria: banks headquartered in Indiana, Kentucky, Michigan, Maryland, New York, Ohio, Pennsylvania, or West Virginia; having total assets of between $100 million and $750 million: having an equity to assets ratio greater than 11.50%; and having a return on average assets greater than 1.40%. At the time, none of the companies listed above had announced a merger transaction or disclosed a possible interest in pursing a possible merger transaction which would have significantly affected its stock market valuation.

  Contribution Analysis. McDonald & Company analyzed the contribution of each of Peoples and S&T to, among other things, the shareholders' equity and after-tax net income of the pro forma combined company. This analysis showed that, among other factors, Peoples would have contributed 16.5%, 22.5%, and 18.3% of the assets, shareholders' equity, and net income of the pro forma combined company as of and for the twelve months ended September 30, 1996, respectively. This compared with a proposed ownership of 21.5% of the combined company to be held by holders of Peoples Common Stock.

  Pro Forma Merger Analyses. McDonald & Company analyzed the changes in per share amount of earnings, book value and indicated dividend represented by one share of S&T Common Stock after the Merger. The analysis was performed on the basis of financial information for both companies as of and for the years ended December 31, 1994 and December 31, 1995, and as of and for the twelve months ended September 30, 1996. The analysis indicated, among other things, that exchanging one share of Peoples Common Stock at the Exchange Ratio for shares of S&T Common Stock on a pro forma basis would have resulted in a 3.4% decrease in earnings per share for each share of S&T Common Stock for the twelve months ended September 30, 1996 (assuming no cost savings relating to the Merger), a 1.2% increase in book value per share for each share of S&T Common Stock as of September 30, 1996, and no change in dividends per share of S&T Common Stock based on S&T's indicated annual dividend rate as of November 25, 1996.

  Analysis of Selected Merger Transactions. McDonald & Company reviewed five groups of selected pending and completed bank merger transactions involving
(i) selling banks headquartered in Pennsylvania, New York, Maryland, West Virginia, Ohio, Indiana or Michigan; (ii) selling banks having total assets of between $200 million and $400 million; (iii) selling banks having an equity to assets ratio greater than 14%; (iv) selling banks having a return on average assets ratio of between 1.50% and 2.50%; and (v) selling banks having nonperforming assets as a percent of total assets of between 0.50% and 1.00%. McDonald & Company reviewed the ratios of the offer value to stated book value and tangible book value, the multiple of the last twelve months earnings of the acquired company, and the ratio of the offer value to assets in each such transaction and computed median ratios and multiples for each group. The calculations yielded ranges of median ratios of price to stated book value of 168% to 206%. Median ratios of price to tangible book value ranged from 168% to 215%. Median multiples of earnings among the five groups ranged from 13.8x to 22.0x. Median ratios of offer value to assets ranged from 17.5% to 29.5%. Applying the median of the medians for each of these four ratios to Peoples' actual per share financial data as of September 30, 1996 showed an imputed reference range of $675 to $825 per share of Peoples Common Stock. Accordingly, the Exchange Ratio of 26.25 equated to a per share value within the range of values implied in the above analysis.

  NO COMPANY OR TRANSACTION USED IN THE ABOVE ANALYSES AS A COMPARISON IS IDENTICAL TO S&T, PEOPLES OR THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING NECESSARILY INVOLVES COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING THE DIFFERENCES IN FINANCIAL AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VALUES OR ACQUISITION VALUES OF THE COMPANIES TO WHICH THEY ARE BEING COMPARED. MATHEMATICAL ANALYSIS (SUCH AS DETERMINING THE MEAN OR MEDIAN) IS NOT, IN ITSELF, A MEANINGFUL METHOD OF USING COMPARABLE COMPANY OR COMPARABLE TRANSACTION DATA.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, McDonald & Company estimated the present value of the future streams of after-tax cash flows that Peoples could produce over a five year period from 1997 through 2001, under various assumptions, based upon S&T's and Peoples' management forecasts. McDonald & Company then estimated the terminal value of Peoples after the five year period by applying an estimated perpetual growth rate of 5.0% to the terminal year's projected after-tax cash flow and then applied to this multiples ranging from 11.5x to 13.5x. The five year cash flow streams and terminal values were then discounted to present values using different discount rates of between 12.0% and 14.0%, which were chosen to reflect different assumptions regarding the required rates of return of prospective buyers of Peoples. On the basis of such varying assumptions, this discounted cash flow analysis indicated a reference range of $810 to $986 per share of Peoples Common Stock. Accordingly, the Exchange Ratio of 26.25 equated to a per share value within the range of values implied in the above analysis. This analysis was based upon S&T's and Peoples' management forecasts including variations and assumptions made by McDonald & Company which included adjustments to reflect the anticipated effects of potential merger-related cost savings estimated by S&T. S&T's and Peoples' management forecasts are based upon many factors and assumptions, many of which are beyond the control of S&T or Peoples.

  Other Analysis. In addition to performing the analyses summarized above. McDonald & Company also considered its analysis of the general market for bank and thrift mergers, Peoples' relative share of the deposit market that it serves and the general economic conditions and prospects of those markets.

  In performing its analyses, McDonald & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by McDonald & Company are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as part of McDonald & Company's opinion. The term "fair from a financial point of view" is a standard phrase contained in investment banker fairness opinions and refers to the fact that McDonald & Company's opinion as to the fairness of the Exchange Ratio is addressed solely to the financial attributes of the Exchange Ratio. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, McDonald & Company's fairness opinion and presentation to the S&T Board of Directors were one of many factors taken into consideration by the S&T Board in making its determination to approve the Agreement. Consequently, the McDonald & Company analyses described above should not be viewed as determinative of the S&T Board's conclusions with respect to the value of Peoples or of the decision of the S&T Board to agree to the Exchange Ratio.

  McDonald & Company's opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of such opinion. In addition, the opinion does not address S&T's underlying business decision to effect the Merger or any other terms of the Merger. McDonald & Company is not rendering any opinion as to the value of S&T Common Stock or Peoples Common Stock at the Effective Date.

  In connection with its opinion dated as of the date of this Proxy Statement, McDonald & Company performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered therewith.

  McDonald & Company, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. McDonald & Company has extensive experience with the valuation of financial institutions. The S&T Board selected McDonald & Company as its financial advisor because of McDonald & Company's industry expertise with respect to financial institutions and because of McDonald & Company's industry experience in transactions similar to the Merger. McDonald & Company is not affiliated with either S&T or Peoples.

  In the ordinary course of business, McDonald & Company makes a market in S&T Common Stock and may trade the securities of Peoples and S&T for its own account and for the accounts of its customers. Accordingly, at any time McDonald & Company may hold a long or short position in such securities. In addition, McDonald & Company has provided investment banking services to S&T in the past and may provide such services to S&T in the future.

  For its services as financial advisor, S&T has paid McDonald & Company a retainer of $25,000 and a fee of $40,000 upon the rendering of McDonald & Company's November 25, 1996 fairness opinion. Additional fees equal to approximately $135,000 will be payable to McDonald & Company upon consummation of the Merger. S&T has also agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses and to indemnify McDonald & Company against certain liabilities, including certain liabilities under federal securities laws.

  Peoples. The Peoples Board retained Danielson Associates as its financial advisor in connection with the Merger and requested Danielson Associates to render its opinion as to whether the Merger consideration to be paid to Peoples shareholders is fair from a financial point of view. In requesting Danielson Associates' advice and opinion, the Peoples Board did not give any special instructions to or impose any limitations upon the scope of the investigation that Danielson Associates might wish to conduct to enable it to give its opinion. Danielson Associates has delivered to Peoples written opinions dated November 25, 1996, and the date of this Proxy Statement/Prospectus, to the effect that, based upon and subject to the matters set forth therein, as of the dates thereof, the Merger consideration is fair to Peoples shareholders from a financial point of view. A copy of Danielson Associates' opinion dated the date of this Proxy Statement/Prospectus is attached as Appendix B hereto and incorporated by reference herein and should be read in its entirety by Peoples shareholders.

  Danielson Associates was selected by Peoples to act as its financial advisor because of Danielson Associates' expertise in the valuation of businesses and their securities as well as expertise and experience with mergers and acquisitions of financial institutions. Danielson Associates has not previously acted as a financial advisor to Peoples and has no other material relationship with Peoples, S&T or their affiliates. Danielson Associates will receive from Peoples a fee of $100,000, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, Peoples has agreed to indemnify Danielson Associates against certain liabilities, including certain liabilities under federal securities laws.

  In the course of preparing its opinion, Danielson Associates has reviewed and analyzed, among other things, the following:

  1. The Agreement;

  2. S&T's Annual Reports, S&T's Annual Reports on Form 10-K and related financial information for the five years ended December 31, 1995, and S&T's Quarterly Reports on Form 10-Q and related unaudited financial information for the three-month periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

  3. Peoples' Annual Reports, and related financial information for the five years ended December 31, 1995, and Peoples' Quarterly Reports and related unaudited financial information for the three-month periods and ended March 31, 1996, June 30, 1996, and September 30, 1996;

  4. Certain other public and nonpublic information, including financial and operating forecasts, relating to Peoples and S&T including: (i) the historical and current financial condition and results of operations of Peoples and S&T, including interest income, interest expense, net interest income, noninterest income, noninterest expense, earnings, dividends, book value, intangible assets, return on assets, return on shareholders equity, capitalization, the amount and type of nonperforming assets, loan losses and the allowance for loan losses; and
     (ii) the asset and liability mix of Peoples and S&T;

  5. Discussions with members of senior management of Peoples and S&T concerning the financial condition, business, assets and prospects of Peoples and S&T, respectively;

  6. The historical market prices and trading activity for shares of S&T Common Stock;

  7. Such other financial studies and analyses, such other investigations performed by Danielson Associates and such other matters as were deemed necessary to the rendering of its opinion.

  In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Peoples' and S&T's control. Any estimates contained in Danielson Associates' analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

  The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion:

    Comparable Companies Analyses. Danielson Associates compared Peoples' performance with eight selected western Pennsylvania banks having assets between $150 and $400 million. The banks included: Allegheny Valley Bancorp, Inc.; Century Financial Corporation; Citizens Incorporated; Commercial National Financial Corporation; FNH Corp.; IBT Bancorp, Inc.; The Mars National Bank and NSD Bancorp, Inc.

    Danielson Associates compared Peoples' a) ratio of tangible capital to total assets of 16.35% as of June 30, 1996, b) ratio of nonperforming assets to total assets of .64% as of June 30, 1996, c) ratio of reserves to assets as of June 30, 1996 of .42% and d) ratio of net operating income to average assets of 2.85% for the six month period ended June 30, 1996 with the medians of the selected banks. These medians were a) ratio of tangible capital to assets of 9.45%, b) ratio of nonperforming assets to assets of .44%, c) ratio of reserves to assets of .72%, and d) ratio of net operating income to average assets of 1.88%.

    Danielson Associates also compared certain stock-based and financial ratios of S&T with the median ratios of Pennsylvania bank holding companies having stock traded on the NYSE, the American Stock Exchange or the Nasdaq Stock Market and with assets between $1 and $5 billion as of September 30, 1996. These comparative banks included: BT Financial Corporation; FNB Corporation; First Commonwealth Financial Corporation; Financial Trust Corp.; Fulton Financial Corporation; First Western Bancorp, Inc.; Keystone Financial, Inc.; National Penn Bancshares, Inc.; Omega Financial Corporation; Susquehanna Bancshares, Inc.; and USBancorp, Inc.

    Such ratios compared included a) the price-earnings and price-book value ratios of S&T Common Stock as of November 22, 1996 which were 15.3 times earnings and 203% of book value, respectively, b) S&T's dividend yield of 3.10% based on the trailing four quarters as of September 30, 1996 and S&T Common Stock price as of November 22, 1996, c) the ratio of S&T's tangible capital as of September 30, 1996 to assets of 11.60%, d) the ratio of S&T's nonperforming assets as of September 30, 1996 to total assets of .16% and
  c) S&T's return on average assets during the trailing four quarters ended September 30, 1996 of 1.61%. The comparable medians were a) price-earnings and price-book value ratios of 13.4 times earnings and 155% of book value, respectively, b) dividend yield of 3.50%, c) ratio of tangible capital to assets of 8.26%, d) ratio of nonperforming assets to total assets of .67%, and e) return on average assets of 1.06%.

    Comparable Transactions Analysis. Danielson Associates further compared the consideration to be paid in the Merger to the latest twelve months earnings and equity capital of Peoples, and compared such multiples with the earnings and capital multiples to be paid in acquisitions of eight Pennsylvania banks, with assets of between $100 million and $1 billion, and with 27 similar sized banks nationwide with tangible capital to assets in excess of 12% of assets announced during the period January 1, 1994 to November 22, 1996. Danielson Associates determined that the consideration to be paid in the Merger based on the price of S&T Common Stock on November 22, 1996 and the proposed exchange ratio equaled 190% of Peoples' September 30, 1996 book value and 17.7 times Peoples' earnings for the trailing four quarters as of September 30, 1996. This compares to median multiples of 218% of book value and 18 times earnings for the comparable Pennsylvania acquisitions and 144% of book and 16.5 times earnings for the highly capitalized banks.

    Dilution Analysis. Danielson Associates analyzed the changes in earnings and capital per share after the merger. The analysis was based on S&T's and Peoples' September 30, 1996 tangible equity and twelve months earnings ending that date. The analysis indicated that the exchange ratio would have resulted in a 2.9% pro forma dilution to earnings per share and 1.4% pro forma increase in tangible capital per share.

    Other Analysis. Danielson Associates also prepared an overview of the historical financial performance of Peoples and S&T, and analyzed their deposit market shares and loan and deposit portfolio mix. In addition, S&T's historical stock price appreciation and dividend payout were analyzed.

  The summary contained herein provides a description of the material analyses prepared by Danielson Associates in connection with the rendering of its opinion. No company or transaction used in this composite analysis is identical to Peoples or S&T. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

  Based on this analysis, Danielson Associates determined the "fair" sale value of Peoples to be $81 to $91 million, or $700 to $787 per share. Thus, Danielson Associates determined that the Exchange Ratio of $94.1 million (based on the closing bid price of S&T Common Stock of $31.00 on November 25, 1996), or $814 per share, was a "fair" offer, from a financial point of view for Peoples and its shareholders.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The analyses set forth above must be considered as a whole, and Danielson Associates cannot separately state how each analysis either supported or weakened its recommendation as to the fairness of the Merger consideration to Peoples shareholders, from a financial point of view.

  In rendering its opinion, Danielson Associates relied, without independent verification, on the accuracy and completeness of the information concerning Peoples and S&T furnished by the respective institutions to Danielson Associates for review for purposes of its opinion, as well as publicly available information on other financial institutions and economic data. Peoples and S&T did not restrict Danielson Associates as to the material it was permitted to review. Danielson Associates did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Peoples or S&T. Danielson Associates expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. Danielson Associates' opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of November 25, 1996; events occurring after that date could materially affect the assumptions used in preparing the opinion.

  In rendering its opinion, Danielson Associates assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Peoples or S&T that would have a material adverse effect on the contemplated benefits of the Merger. Danielson Associates also assumed that there would not occur any change in applicable law or regulations that would cause a material adverse change in the prospects or operations of Peoples or S&T after the Merger.

  In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, Danielson Associates performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered therewith.

  DANIELSON ASSOCIATES' OPINION DATED THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY PEOPLES SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF DANIELSON ASSOCIATES SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX B.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Peoples Board, Peoples shareholders should be aware that members of Peoples' management and the Peoples Board have interests in the Merger that are in addition to the interests of Peoples shareholders generally. The Peoples Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

  Indemnification. From and after the Effective Date for a period of three years, S&T shall indemnify persons who served as directors and officers of Peoples as of the date of the Agreement for claims arising prior to the Effective Date, as if such persons had been entitled to indemnification under S&T's By-Laws. Neither Peoples Articles nor Peoples By-Laws provide for indemnification of Peoples directors and officers, although Peoples does carry directors and officers liability insurance.

  Employment and Benefit Plans. All employees of Peoples as of the Effective Date shall become employees of S&T Bank. However, nothing in the Agreement shall give any employee of Peoples a right to continuing employment with S&T after the Effective Date. As soon as practicable after the Effective Date, S&T Bank shall provide or cause to be provided to all employees of Peoples who remain employed by S&T Bank benefits which in the aggregate are no less favorable than those generally afforded to other S&T Bank employees holding similar positions. For purposes of determining eligibility for and vesting of such employee benefits, service with Peoples prior to the Effective Date shall be treated as service to the same extent as if such persons had been employees of S&T Bank or affiliates of S&T Bank. However, the Agreement shall not be construed (i) to limit the ability of S&T Bank and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require S&T Bank or its affiliates to provide employees or former employees with post-retirement medical benefits.

  The Peoples Board has adopted a temporary special early retirement incentive program and discretionary employment transition plan to be implemented in connection with the Merger. Implementation of these plans is conditioned upon the consummation of the Merger. Under the early retirement program, each eligible employee age 55 or older who properly elects to retire under the program would be provided a pension benefit calculated pursuant to Peoples' retirement plan, but determined by adding up to an additional five years of service based on a combination of the employee's years of service and age. Each eligible employee who properly elects to retire under the program will also receive a monthly supplement until age 62, and a lump sum payment up to a maximum of $3,000. The discretionary employment transition plan will apply to all regular full-time and part-time employees of Peoples who are active employees on the date of severance. The determination of whether an employee of Peoples will be entitled to severance pay under this plan will be made by S&T Bank in its sole and absolute discretion. The amount of severance pay will be calculated as follows: employees with at least four years of service will be paid one week of severance pay at their regular compensation rate for every year of current service up to a maximum of 26 weeks of pay; employees with more than one year but less than four years of current service will be paid a minimum of four weeks of severance pay at their regular compensation rate; employees with less than one year of current service will be paid two weeks of severance pay at their regular compensation rate.

  None of the directors or executive officers of Peoples will receive benefits pursuant to the temporary special early retirement plan or the discretionary employment transition plan. Ernest J. Draganza, the current Chief Executive Officer of Peoples, has been offered a position with S&T Bank in which he will be compensated at his current rate of salary. See "CERTAIN INFORMATION REGARDING PEOPLES--Compensation Table."

  Directorate of S&T. Immediately prior to the Effective Date of the Merger, S&T will elect three persons selected by Peoples to serve as directors of S&T (whose members historically also serve on the Board of Directors of S&T Bank). The Peoples Board has selected Ruth M. Grant, Frank W. Jones and Myles D. Sampson to become directors of S&T in accordance with the Agreement. Effective January 1, 1997, nonemployee directors of S&T are paid a retainer of $3,000 per year and receive fees of $600 for attending each meeting of the S&T Board and $150 to $200 for attending each meeting of a committee of the S&T Board. Nonemployee directors of S&T also receive annual grants of options to acquire shares of S&T Common Stock. In December 1996, each nonemployee director of S&T was granted options to acquire up to 2,500 shares of S&T Common Stock at an exercise price of $30.875 per share.

  Merger Consideration and Dividends. In exchange for their shares of Peoples Common Stock, directors and officers of Peoples will receive the same Merger consideration as all other Peoples shareholders. In addition, directors and officers of Peoples, along with all other Peoples shareholders, will have received their proportionate share of the dividends permitted by the Agreement to be distributed to Peoples shareholders prior to the Effective Date. Other than these employment, indemnification and director compensation provisions, and the Merger Consideration to be received in exchange for their shares of Peoples Common Stock, the officers and directors of Peoples will not receive any consideration as a result of the Merger. The following table sets forth the Merger consideration to be received by Peoples directors and officers.

                                              NUMBER OF PEOPLES  SHARES OF S&T
NAME AND POSITION WITH PEOPLES                  SHARES OWNED    COMMON STOCK(8)
------------------------------                ----------------- ---------------
Kathy L. Anderson, Director..................         451            11,838
William E. Anderson, Director................      15,730(1)        412,912
Earl W. Garlow, Director & Secretary.........       8,128(2)        213,360
Ruth M. Grant, Director & Vice President.....       3,979(3)        104,448
Frank W. Jones, Director.....................         326(4)          8,557
Russell P. Miller, Director & President......       6,064(5)        159,180
Donald R. O'Block, Director..................         598(6)         15,697
Myles D. Sampson, Director...................         100             2,625
Ernest J. Draganza, Executive Vice President
 and Chief Executive Officer.................          20(7)            525

--------
(1) The amount shown includes 15,510 shares of Peoples Common Stock held by Mr. Anderson with his wife, which will be converted into 407,137 shares of S&T Common Stock.

(2) The amount shown includes 1,520 shares of Peoples Common Stock held by Mr. Garlow's wife, which will be converted into 39,900 shares of S&T Common Stock.

(3) The amount shown includes 1,184 shares of Peoples Common Stock held jointly by Mrs. Grant with her deceased husband, son or daughters, which will be converted into 31,080 shares of S&T Common Stock.

(4) The amount shown includes 201 shares of Peoples Common Stock held jointly by Mr. Jones with his wife, which will be converted into 5,276 shares of S&T Common Stock.

(5) The amount shown includes 5,964 shares of Peoples Common Stock owned by Russell P. Miller and/or Margaret Jane Miller, Trustees, for which Mr. Miller and his wife serve as trustees, which will be converted into 156,555 shares of S&T Common Stock.

(6) The amount shown includes 473 shares of Peoples Common Stock owned jointly by Mr. O'Block with his wife, which will be converted into 12,416 shares of S&T Common Stock.

(7) The amount shown is owned jointly by Mr. Draganza and his wife.

(8) The amounts shown do not include the cash to be received in lieu of any fractional shares. See "--Terms of the Merger."

SURRENDER OF CERTIFICATES

  As soon as practicable after the Effective Date, the stock transfer agent of S&T (currently, Chase Mellon Shareholder Services), acting in the capacity of exchange agent, will mail to all holders of Peoples Common Stock a letter of transmittal, together with instructions for the exchange of their Peoples Common Stock certificates for certificates representing S&T Common Stock and, if applicable, a check representing the amount paid in lieu of issuing any fractional share. Until so exchanged, each certificate representing Peoples Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of S&T Common Stock into which such shares have been converted; provided, however, that no dividends or other distributions declared after the Effective Date with respect to S&T Common Stock shall be paid to the holder of any unsurrendered certificate until the holder surrenders that certificate. PEOPLES SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

  The Agreement contains representations and warranties by Peoples and S&T regarding various customary legal, regulatory, financial and business matters. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

  The obligations of S&T and Peoples to consummate the Merger are conditioned upon, among other things: (i) the taking of all necessary corporate action with respect to the Agreement and the Merger; (ii) the absence of orders prohibiting the Merger; (iii) the receipt of all necessary regulatory approvals and the expiration of all applicable waiting periods, without any condition or requirement that causes either the S&T Board or the Peoples Board to abandon the Merger; (iv) the effectiveness under the Securities Act of 1933, as amended (the "Securities Act") of a registration statement covering the issuance of S&T Common Stock in connection with the Merger ("Registration Statement") and the absence of any proceeding by the SEC to suspend such effectiveness; (v) the approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the shares of S&T Common Stock to be issued in the Merger; (vi) the receipt of the tax opinion described under "--Certain Federal Income Tax Consequences;" (vii) the receipt of all necessary permits and authorizations; (viii) the receipt by S&T of an opinion letter from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment under APB No. 16; (ix) the receipt by Peoples of an opinion of Danielson Associates, dated as of the date of this Proxy Statement/Prospectus, that the consideration to be received by Peoples' shareholders is fair from a financial point of view and (x) the receipt of other customary closing documents.

  All corporate actions required to be taken by S&T and Peoples, except the approval by their respective shareholders, in connection with the Agreement and the Merger have been taken. The Merger was approved by the FDIC and the PADB on February 12, 1997, and S&T and Peoples are aware of no other required regulatory approvals. The Registration Statement was declared effective by the Commission on March , 1997. Peoples has received an opinion from Danielson Associates dated the date of this Proxy Statement/Prospectus that the consideration to be received by Peoples' shareholders is fair from a financial point of view. Whether the other conditions to closing will be satisfied or waived cannot be known with certainty until the Effective Date.

  Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they operate, in a writing signed by both parties, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that any such waiver or amendment executed after approval of the Agreement by Peoples and S&T shareholders which modifies the amount or form of consideration to be delivered to Peoples shareholders pursuant to the Agreement requires the further approval of S&T shareholders in the case of any increase in consideration or further approval of the Peoples shareholders in the case of any decrease in consideration.

REGULATORY APPROVALS

  The Merger is subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

  The Merger is subject to the approval of the PADB under Sections 1601-1607 of the Pennsylvania Banking Code, which, among other things, authorizes the merger of two Pennsylvania chartered banks, such as S&T Bank and Peoples, provided that, among other things, the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and the merger is determined by the PADB to be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the parties, their future prospects, the character of the resulting institution's management, the potential effect of the merger on competition and the convenience and needs of the areas primarily to be served by the resulting institution.

  The Merger also is subject to approval of the FDIC under the Bank Merger Act. In considering an application under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institution and the convenience and needs of the communities to be served. Further, the FDIC may not approve the Merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the Merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of such Merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Applicable FDIC regulations and Pennsylvania law require publication of notice of the application for approval of the Merger and an opportunity for the public to comment on the application in writing and to request a hearing.

  The Bank Merger Act requires that any bank merger, including the Merger, may not be consummated until the thirtieth day after approval by the FDIC, during which time the U.S. Department of Justice ("DOJ") could challenge the Merger on antitrust grounds; provided, however, that the FDIC may shorten the thirty day waiting period to fifteen days in the event the FDIC has not received any adverse comments from the DOJ concerning the competitive effects of the proposed transaction.

  The FDIC and PADB applications were approved on February 12, 1997. Such approvals were not conditioned upon matters that would cause the S&T Board or the Peoples Board to abandon the Merger. There can be no assurance that the DOJ or the Pennsylvania Attorney General will not challenge the Merger or, if such a challenge is made, as to the results thereof.

  S&T and Peoples are not aware of any other governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any other approval or action be required, it is contemplated presently that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger or would not be conditioned in a manner that would cause S&T or Peoples to abandon the Merger.

BUSINESS PENDING THE MERGER

  Under the terms of the Agreement, the S&T Board and the Peoples Board are required to submit and recommend the Agreement to their shareholders, subject to its Board of Directors' fiduciary duties, to apply for all necessary regulatory approvals and to use their best efforts, and cause their subsidiaries to use their best efforts, to take or cause to be taken all action necessary to permit consummation of the Merger at the earliest possible date, including obtaining necessary consents and permits. Also under the Agreement, the parties agree not to take, or not to fail to take, actions that would substantially impair the prospects of completing the Merger or that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment or as a reorganization under Section 368(a) of the Code.

  Peoples is also required to use its best efforts to preserve intact its properties, business and relationships with customers, employees and other persons. In addition, without S&T's prior consent or as otherwise provided in the Agreement, Peoples may not carry on its business other than in the usual, regular and ordinary course, declare or pay any dividends or other distributions on capital stock (except that prior to the Effective Date Peoples may declare dividends in an amount equal to the per share dividend in respect of S&T Common Stock declared by S&T multiplied by the Exchange Ratio in order to conform to S&T's dividend policy), increase compensation or fringe benefits of directors, officers or employees beyond customary limits, or take certain other actions.

  Peoples has also agreed in the Agreement, subject to certain exceptions, that it will not authorize or permit any of its officers, directors or agents to solicit, encourage or initiate inquiries or proposals relating to its acquisition or purchase other than as contemplated in the Agreement, and that S&T will be notified upon receipt by Peoples of such an inquiry or proposal.

EFFECTIVE DATE OF THE MERGER; TERMINATION

  In the event that all conditions to the Merger have been satisfied or waived, the Effective Date shall be at the time and on the date specified in the certificate of merger pursuant to applicable provisions of Pennsylvania law, subject to the rights of the parties to terminate the Agreement as set forth herein. The transactions contemplated by this Proxy Statement/Prospectus shall be consummated at a closing to be held at such location as the parties may agree, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 of the Agreement or such later date within 30 days thereafter as reasonably may be specified by S&T (the "Closing Date"), with the Merger to be consummated after such intermediate steps as S&T reasonably may specify.

  S&T and Peoples each anticipates that the Merger will be consummated in the first half of 1997. However, consummation could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals or if any other condition to consummation of the Merger is not satisfied. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. See "--Regulatory Approvals."

  The Agreement may be terminated, whether before or after approval of the Merger by the shareholders of S&T and Peoples, as follows: (i) at any time on or prior to the Effective Date, by the mutual consent in writing of the parties thereto; (ii) at any time on or prior to the Closing Date, by S&T in writing, if Peoples has, or by Peoples in writing, if S&T has, in any material respect, breached (a) any covenant or agreement contained therein or (b) any representation or warranty contained therein if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect upon S&T or Peoples, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; (iii) on the Closing Date, by either party in writing, if any of the conditions precedent with respect to such party's obligations have not been satisfied or fulfilled; (iv) at any time, by either party in writing, if the applications for prior approval to the FDIC and the PADB have been denied, and the time period for appeals and requests for reconsideration has run; (v) at any time, by either party in writing, if the shareholders of S&T or Peoples do not approve the transactions contemplated at the annual or special meetings duly called for that purpose; (vi) at any time, by either party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger is or would be impossible to satisfy, provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution; or (vii) by either party in writing, if the Closing Date has not occurred by the close of business on September 30, 1997.

  In addition, under certain circumstances Peoples may elect to terminate the Agreement if the Average Closing Price of S&T Common Stock is below a certain level on the Determination Date. See "--Terms of Merger."

  The Agreement provides that Peoples is required to pay liquidated damages in the amount of $1,600,000 (the "Fee") to S&T (1) if S&T terminates the Agreement due to Peoples' knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and within 9 months from the date of termination a Competing Transaction (as defined below) is consummated or Peoples shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction or (2) if Peoples terminates the Agreement because the Merger is not approved by the requisite vote of the Peoples shareholders and within 9 months from the date of termination (other than a termination by reason of the Average Closing Price failing to exceed a certain level) a Competing Transaction is consummated or Peoples shall have entered into an agreement which if consummated would constitute a Competing Transaction. In the event that S&T is entitled to the Fee, Peoples shall also pay S&T interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Peoples to pay the Fee or such interest. A Competing Transaction is defined in the Agreement as one of the following involving Peoples (other than the transactions contemplated by the Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Peoples in a single transaction or series of transactions to the same person, entity or group; or (c) any public announcement by Peoples of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  On the Effective Date, Peoples will be merged with and into S&T Bank with S&T Bank as the surviving bank. On such Effective Date, the Board of Directors of S&T (whose members historically also serve on the Board of Directors of S&T
Bank) shall consist of those persons serving as Directors of S&T immediately prior to the Effective Date together with three directors to be designated by Peoples. The Peoples Board has selected Ruth M. Grant, Frank W. Jones, and Myles D. Sampson to become directors of S&T in accordance with the Agreement. S&T has agreed to take all necessary action immediately prior to the Effective Date to elect those three persons selected by Peoples to serve as members of the S&T Board. The management of S&T and S&T Bank will continue unaffected by the Merger.

RIGHTS OF DISSENTING SHAREHOLDERS

  Each Peoples shareholder who objects to the Merger shall be entitled to the rights and remedies of dissenting shareholders provided in the Pennsylvania Consolidated and Annotated Business Corporations Statute, 15 Pa.C.S.A. Sections 1571-1580, and the Pennsylvania Banking Code Statute, 7 Pa.C.S.A.
Section 1222, (collectively, the "Dissent Statute"), which is set forth in Appendix D hereto, and the following summary of such rights and remedies is qualified in its entirety by reference to such Appendix D.

  The Dissent Statute provides that any shareholder who wishes to dissent and obtain payment for his or her shares must deliver to Peoples, prior to the shareholder vote on the Merger, a written notice of his or her intention to demand payment for his or her shares if the Merger is consummated, and that the shareholder shall refrain from voting his or her shares in favor of the Merger. A shareholder who fails in either respect waives any statutory right to payment for his or her shares. A shareholder need not vote against approval of the Merger, and voting against such approval will not satisfy the requirement of the Dissent Statute that prior notice be given of an intention to demand payment.

  If the Merger is approved, the Dissent Statute provides that Peoples or S&T shall mail notice to dissenters who gave due notice of intention to demand payment, which shall state where and when a demand for payment must be sent and certificates deposited, together with a form for demanding payment and a date by which the payment demand must be received. In addition, Peoples or S&T shall provide a copy of the Pennsylvania Business Corporations Statute, Subchapter D, Dissenters' Rights. Upon timely receipt of a payment demand, S&T shall pay each dissenter the amount that S&T considers to be fair value for the Peoples shares and send each dissenter a notice containing certain information regarding the closing balance sheet, statement of Peoples income and the value of such shares and stating that the shareholder may demand supplemental payment if he or she believes S&T's payment to be less than fair value by sending to S&T his or her own estimate of fair value. If the supplemental payment remains unsettled, S&T may initiate proceedings within 60 days of the demand in an appropriate court for determination of fair value by the court for all dissenters whose demands have not been settled. The court's jurisdiction is plenary and exclusive. The court may appoint appraisers to take evidence and recommend a decision on fair value.

  HOLDERS OF PEOPLES COMMON STOCK SHOULD BE AWARE THAT THEIR FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF THE PENNSYLVANIA BUSINESS CORPORATIONS CONSOLIDATED AND ANNOTATED STATUTES, 15 PA.C.S.A. SECTIONS 1571-1580, AND THE PENNSYLVANIA BANKING CODE STATUTE, 7 PA.C.S.A. SECTION 1222, WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE MERGER. The shares held by a Peoples shareholder who has lost his dissenters' rights by failing to comply with the statutory procedures shall remain shares of Peoples Common Stock and such shareholder shall be entitled to receive shares of S&T Common Stock and cash in lieu of a fractional share as though such shareholder had assented to the Merger.

  It is a condition to the closing of the Merger that dissenters' rights not be exercised with respect to more than 10% of the outstanding shares of Peoples Common Stock. See "--Accounting Treatment."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  S&T is a Pennsylvania corporation. Peoples is a Pennsylvania banking institution. Under Pennsylvania law, the rights of holders of S&T Common Stock are governed generally by the Pennsylvania Business Corporations Act and the rights of holders of Peoples Common Stock are governed generally by the Pennsylvania Business Corporations Act and the Pennsylvania Banking Code. The rights of holders of S&T Common Stock are also governed by the S&T Articles and by the S&T By-Laws, while the rights of holders of Peoples Common Stock also are governed by the Peoples Articles and by the Peoples By-Laws.

  The rights of shareholders of S&T and Peoples with respect to special meetings of shareholders, committees, records of meetings, vacancies on the Board of Directors and preemptive rights are generally comparable. Certain significant differences between the rights of shareholders of S&T and Peoples with respect to other provisions are set forth below.

  This summary contains a list of material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the S&T Articles, the S&T By-Laws, the Peoples Articles, the Peoples By-Laws and the relevant statutory provisions.

  CUMULATIVE VOTING FOR DIRECTORS. S&T. Pursuant to the S&T Articles, S&T shareholders are not permitted to cumulate votes with respect to the election of Directors.

  Peoples. Pursuant to the Peoples By-Laws, Peoples shareholders are permitted to cumulate votes with respect to the election of Directors. Under a cumulative voting system, a shareholder is entitled to cast a number of votes in the election of directors equal to the number of shares held by the shareholder multiplied by the number of directors to be elected, and the shareholder may allocate the total number of votes he or she is entitled to cast among one or more director nominees in any proportion(s).

  MEETINGS OF SHAREHOLDERS. S&T. The S&T By-Laws provide that an annual meeting of shareholders may be called by the S&T Board and held on such day, at such hour, and at such place as the S&T Board shall from time to time designate. The S&T By-Laws provide that written notice of every meeting shall be provided at least ten (10) days before the date of the meeting.

  Peoples. The Peoples By-Laws provide that an annual meeting of shareholders shall be held on the second Tuesday of May in each year at 2 o'clock P.M. at the principal office of Peoples or elsewhere within the Commonwealth of Pennsylvania as may be determined by the Peoples Board. Written notice of every meeting shall be provided at least five (5) days before the date of the meeting. A majority of votes cast shall decide every question or matter submitted to the shareholders at any meeting unless otherwise provided by law.

  NOMINATION OF DIRECTORS. S&T. Pursuant to the S&T By-Laws, the S&T Board shall consist of not less than twelve (12) nor more than (21) members. Nominations for Directors must be submitted to the Secretary of S&T in writing no later than the close of business on the twentieth (20) day immediately preceding the date of the meeting. No person shall be eligible to be newly elected or appointed as Director after he or she shall have attained the age of seventy (70) years on or prior to the date of his or her election. Any Director of S&T who attains the age of seventy (70) years shall be retired as of the next annual meeting without any action on his or her part.

  Peoples. The Peoples By-Laws provide that the shareholders nominate a Board of Directors of not less than five (5) nor more than nine (9) members, each of whom shall own not less than one hundred (100) shares of Peoples' Common Stock. Candidates for the office of Director (other than members of the then existing Board of Directors) must have filed written notice of his or her candidacy with the Secretary of Peoples no less than thirty (30) days prior to the election. If a Director is absent from three (3) consecutive meetings of the Peoples Board without having given written notice of his or her inability to attend, his or her office may be declared vacant. No regularly salaried employee of Peoples, except the Executive Vice-President, Chief Executive Officer or as otherwise provided in the Pennsylvania Banking Code, shall be eligible to serve as a Director of Peoples. When a Director reaches the age of seventy-five (75) years, he or she shall automatically be retired, excluding members of the Peoples Board as of December 1, 1994.

  CLASSIFICATION OF DIRECTORS. S&T. Pursuant to the S&T By-Laws, the S&T Directors shall be divided into three (3) classes as nearly equal in number as possible, known as: Class 1, consisting of no more than seven (7) Directors; Class 2, consisting of no more than seven (7) Directors; and Class 3, consisting of no more than seven (7) Directors. Each class serves for a term of three (3) years.

  Peoples. Neither the Peoples By-Laws nor the Peoples Articles contain provisions concerning classification of Peoples Directors.

  RECORD DATE. S&T. Pursuant to the S&T By-Laws, the S&T Board may fix any time, whether or not the same is more than fifty (50) days prior to the date of any meeting of shareholders, as a record date for the determination of shareholders eligible to vote at such meeting.

  Peoples. The Peoples By-Laws provide that the Peoples Board may fix a date for the determination of shareholders entitled to vote at any meeting by fixing a record date not more than forty (40) days prior thereto.

  JUDGE OF ELECTION. S&T. Neither the S&T By-Laws nor the S&T Articles provide for a judge of election.

  Peoples. The Peoples By-Laws provide that the Peoples Board or the chairman of a shareholders meeting may appoint a judge or three judge panel of election and that such judge(s) shall, upon the request of the chairman or any shareholder present at a meeting, make a written report of any matter determined by him or them and execute a certificate of any fact found by him or them. Any report made by the judge or judges of election shall be prima facie evidence of the facts stated therein.

  OPPOSITION OF TENDER OR OTHER OFFER. S&T. The S&T Articles provide that the S&T Board may, if it deems it advisable, oppose a tender, or other, offer for S&T's securities, whether the offer is in cash or the securities of another corporation or otherwise.

  Peoples. Neither the Peoples By-Laws nor the Peoples Articles contain provisions concerning the opposition of tender or other offers.

  SHAREHOLDER ACTION. S&T. The S&T Articles provide that no merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale of or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of S&T Common Stock.

  Peoples. Neither the Peoples By-Laws nor the Peoples Articles require a supermajority vote to approve extraordinary corporate transactions. However, under the Pennsylvania Bank Code, all mergers and consolidations that will result in institutions that are subject to the Pennsylvania Banking Code and all dissolutions must be approved by a majority of the board of directors and by the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast.

  DISSENTERS' RIGHTS. S&T. Except in the case of a merger or consolidation in which their shares would be converted into something other than shares of the surviving or new corporation (or cash in lieu of fractional shares), S&T shareholders are not entitled to dissenters' rights because their stock is held of record by 2,000 or more shareholders.

  Peoples. The Pennsylvania Banking Code incorporates the dissenters' rights provisions of the Pennsylvania Business Corporations Act. The Pennsylvania Business Corporations Act provides for dissenters' rights in a variety of transactions, including mergers or consolidations to which a corporation is a party (other than mergers not requiring a shareholders vote).

  PREFERRED SHARES. S&T. Pursuant to the S&T Articles, the S&T Board is authorized to provide for the issuance of Preferred Stock in series and to establish, fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

  Peoples. Neither the Peoples By-Laws nor the Peoples Articles provide for Preferred Stock.

  AMENDMENTS TO BY-LAWS. S&T. The S&T By-Laws provide that a majority vote of members of the S&T Board may amend or repeal the S&T By-Laws, in whole or in part.

  Peoples. The Peoples By-Laws may be amended at any meeting of the shareholders by a two-thirds vote of those present in person or by proxy.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of anticipated material federal income tax consequences of the Merger to shareholders of Peoples. The federal income tax laws are complex and the tax consequences of the Merger may vary depending upon each shareholder's individual circumstances or tax status. Moreover, some shareholders, such as foreign persons, financial institutions, tax-exempt organizations, insurance companies and persons who acquired shares of Peoples Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation may be subject to special rules. Therefore, each shareholder is urged to consult a tax adviser regarding the federal state, local, foreign and other tax consequences of the Merger in light of the particular circumstances of such shareholder.

  Arnold & Porter, special counsel to S&T, has rendered an opinion to S&T and Peoples regarding anticipated material federal income tax consequences of the Merger, which opinion is described below. Arnold & Porter's opinion is based on laws, regulations, rulings and judicial decisions as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Arnold & Porter cannot give any assurance that, after any such change, its opinion would not be different, and will not undertake any responsibility to update or supplement this summary. Moreover, Arnold & Porter's opinion does not address the consequences of the Merger under state, local or foreign tax laws, to the extent that such laws may apply.

  S&T and Peoples have provided Arnold & Porter with the facts, representations, and assumptions on which Arnold & Porter has relied in preparing its opinion, which information is consistent with the state of facts that S&T and Peoples believe will be existing as of the Effective Date. Based on such facts, representations and assumptions, Arnold & Porter is of the opinion that the federal income tax consequences of the Merger are as follows:

  The Merger, when consummated in accordance with the Agreement and certain related agreements, will constitute a reorganization within the meaning of
Section 368(a) of the Code. No gain or loss will be recognized by a shareholder of Peoples who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger (except as described below with respect to cash received in lieu of a fractional share interest in S&T Common Stock). See "--Representations and Warranties; Conditions to the Merger; Waiver," regarding the issuance by Arnold & Porter of an opinion letter as of the Closing Date as a condition to the Merger.

  The aggregate adjusted tax basis of the S&T Common Stock received by a shareholder who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Peoples Common Stock surrendered in exchange therefor, reduced by an amount allocable to a fractional share interest for which cash is received (as described below), and the holding period for S&T Common Stock received in exchange for Peoples Common Stock will include the period during which the shareholder held the Peoples Common Stock surrendered in the exchange, provided that the Peoples Common Stock was held as a capital asset at the Effective Date.

  A shareholder of Peoples who receives cash in lieu of a fractional share interest in S&T Common Stock will be treated as having received such fractional share interest from S&T in the Merger. The cash received by such a shareholder in lieu of a fractional share interest in S&T Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss generally will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the shares of Peoples Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if the shareholder's shares of Peoples Common Stock are held as capital assets and have been held for more than one year at the Effective Date.

  A shareholder of Peoples Common Stock who exercises dissenters' rights under the Dissent Statute and who receives cash payment of the fair value of the holder's shares of Peoples Common Stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Peoples Common Stock are held by the holder as a capital asset at the Effective Date, a dissenting holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. If, however, such holder owns, either actually or constructively, any other Peoples Common Stock or S&T Common Stock, the payment made to such holder could be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each shareholder of Peoples Common Stock who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the tax consequences of such action, including the possibility that the payment will be treated as dividend income.

RESALE OF S&T COMMON STOCK

  The shares of S&T Common Stock issuable to shareholders of Peoples pursuant to the Merger have been registered under the Securities Act pursuant to the Registration Statement. It is anticipated, and it is a condition to each of the parties' obligations to effect the Merger, that such shares will be approved for trading, on the Nasdaq National Market. Such shares may be traded freely by those shareholders not deemed to be "affiliates" of Peoples under Rule 145 promulgated under the Securities Act ("Rule 145") or "affiliates" of S&T under Rule 144 promulgated under the Securities Act ("Rule 144"). The term "affiliate" will generally include each person who controls, is controlled by or is under common control with, or is a member of a group that controls, is controlled by or is under common control with (i) Peoples at the time of the Peoples Special Meeting or (ii) S&T after the Effective Date, and could be deemed to include all executive officers, directors and 10% shareholders of Peoples and S&T.

  Rule 145 will restrict the sale of S&T Common Stock received in the Merger and beneficially owned by those shareholders who are deemed to be affiliates of Peoples and certain of their family members and related interests. Under current SEC rules, such affiliates, provided they are not affiliates of S&T at or following the Effective Date, may publicly resell S&T Common Stock received by them in the Merger subject to certain limitations, principally as to, among other things, the number of shares sold and the manner of sale, during the one year following the Effective Date. After the one-year period, such affiliates may resell their shares without restriction so long as there is adequate current public information with respect to S&T as required by the Rule 145. Persons who become affiliates of S&T prior to, at or after the Effective Date may publicly resell the S&T Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. Generally, Rule 144 provides that an "affiliate" may sell a number of shares of S&T Common Stock equal to no more than one percent of the outstanding S&T Common Stock during any three-month period. Affiliates also would be permitted to resell S&T Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of S&T Common Stock received in the Merger by persons who may be deemed to be affiliates of S&T or Peoples.

  In addition, shares of S&T Common Stock held by affiliates of S&T or issued to affiliates of Peoples in the Merger will not be transferable until financial results covering at least 30 days of post-Merger combined operations of S&T and Peoples have been published, in order to satisfy certain requirements of the Commission in transactions, such as the Merger, to be accounted for using pooling-of-interests accounting treatment. Under the Agreement, S&T has agreed to use its best efforts to publish no later than 90 days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations (which may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the Commission's Accounting Series Release No. 135.

  The Agreement provides that S&T and Peoples shall cooperate and use their best efforts to identify those persons who may be deemed to be affiliates of Peoples or S&T, and to cause such persons so identified to deliver to S&T or Peoples, as appropriate, at least 30 days prior to the Effective Date, a written agreement providing that such persons will not dispose of any Peoples Common Stock or any S&T Common Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. It is anticipated that each director and executive officer of S&T and Peoples will execute such an agreement. See "--Accounting Treatment." Receipt of such a written agreement shall not affect the restriction on transfer, as discussed in the preceding paragraph, which exists prior to the publication of certain post-Merger financial results.

ACCOUNTING TREATMENT

  It is a condition precedent to the obligations of S&T and S&T Bank to consummate the Merger that S&T shall have received an opinion letter, dated as of the Effective Date, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment under APB No. 16; except that such condition shall be deemed to have been waived by S&T to the extent that it takes any action or causes any conditions to occur, without the written consent of Peoples, which constitute the sole reason for Ernst & Young LLP being unable to render such opinion. See "--Representations and Warranties; Conditions to the Merger; Waiver." In order to account for a business combination as a pooling-of-interests transaction, specific criteria must be met. The criteria for use of the pooling-of-interests accounting method relate to the attributes of the combining entities before the combination, the manner of combining the enterprises and the absence of certain plans or transactions following the combination. Under the pooling-of-interests method of accounting, the historical basis of the assets, liabilities and shareholders' equity of S&T and Peoples will be combined at the Effective Date and carried forward at their previously recorded amounts and no goodwill will be created. Revenue and expenses of S&T and Peoples will be combined at historically recorded amounts.

  In order for the pooling method to apply, affiliates of S&T and Peoples cannot reduce their holdings of S&T Common Stock or Peoples Common Stock (or S&T Common Stock received in the Merger) for a period generally beginning 30 days prior to the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of S&T and Peoples. See "--Resale of S&T Common Stock." The pooling-of-interests method of accounting may not be used if more than 10% of the outstanding shares of Peoples Common Stock exercise their dissenters' rights, reduced by the amount of tainted shares as defined by APB No. 16. See "--Rights of Dissenting Shareholders." The current number of S&T tainted shares is equal to approximately 6% of the number of shares of S&T Common Stock to be issued in the Merger, so pooling-of-interests accounting treatment may not be available for the Merger if the holders of as few as 4% of the outstanding shares of Peoples Common Stock exercise dissenters' rights with respect to the Merger. Peoples and S&T have agreed that they will not take, or to the best of their respective abilities cause or permit to be taken, any action that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment. In the event either S&T or Peoples has taken any action that would adversely affect such qualification, each party will take such action as the other party may reasonably request to cure such effect to the extent curable without a material adverse effect on either of the parties. All unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling-of-interests method to account for the Merger. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

                     CERTAIN INFORMATION REGARDING PEOPLES

BUSINESS

  Peoples was organized as a Pennsylvania-chartered bank in 1918. Its deposits are insured by the FDIC under the Bank Insurance Fund (the "BIF"). Peoples is not a member of the Federal Reserve System. Peoples' main office is located at 7660 Saltsburg Road, Pittsburgh, Pennsylvania 15239-3700. Peoples also has offices located in Unity, Penn Hills, East Oakmont, Monroeville and Holiday Park, Pennsylvania. Peoples owns the land and buildings at all of these sites, except at the Holiday Park office. As of December 31, 1996, Peoples had total assets of approximately $291 million, total deposits of approximately $238 million and total shareholders' equity of approximately $50 million.

  Peoples is a commercial bank providing loan and deposit services to individuals and small to medium sized businesses located primarily in Allegheny and Westmoreland counties. Among its services, Peoples accepts time, demand and savings deposits and makes secured and unsecured commercial, real estate and consumer loans. Peoples business is not seasonal in nature and is not dependent upon any single customer or small group of customers for deposits or loans. As of December 31, 1996, Peoples had 93 full-time employees and 21 part-time employees.

COMPETITION

  Peoples competes with commercial banks, thrifts, local credit unions, and other financial institutions, as well as with major regional banking and financial institutions. These competitors include PNC Bank Corp., Mellon Bank Corporation, National City Corporation, First Commonwealth Financial Corporation, First Western Bancorp, Inc., Century Financial Corporation, IBT Bancorp, Inc., Southwest National Corporation, Allegheny Valley Bancorp, Inc., USBancorp, Inc., BT Financial Corporation and S&T. Peoples believes that it is generally competitive in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest charged on loans.

SUPERVISION AND REGULATION

  The operations of Peoples are subject to federal and state statutes and regulations applicable to banks chartered under the banking laws of the Commonwealth of Pennsylvania and to banks whose deposits are insured by the FDIC. Federal and state banking laws and regulations govern, among other things, Peoples scope of business, investments, loans and collateral, mergers and consolidations and establishment of branches. Some of the aspects of the lending and deposit business of Peoples that are regulated by federal and Pennsylvania law include personal lending, mortgage lending, and reserve requirements and interest rates, both as they relate to lending and interest paid on deposits. The amount of funds that Peoples may lend to a single borrower is limited generally under Pennsylvania law to fifteen percent (15%) of the aggregate of its capital, surplus, undivided profits, loan loss reserves and capital securities (all as defined by statute and regulation). For a discussion of the federal and Pennsylvania regulatory approvals required for mergers involving Pennsylvania chartered banks such as Peoples, see "PROPOSED MERGER--Regulatory Approvals." Representatives of the FDIC and Pennsylvania Department of Banking also regularly conduct examinations of Peoples affairs and records, and Peoples must furnish quarterly reports to the FDIC and the Pennsylvania Department of Banking. To the best of Peoples' knowledge, Peoples is currently in compliance with all material requirements of federal and state banking laws to which it is subject.

EFFECT OF GOVERNMENT MONETARY POLICIES

  The earnings of Peoples are and will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the Federal Reserve have had, and will likely continue to have, an important impact on the operating results of commercial banks through the Federal Reserve's power to implement national monetary policy in order, among other things, to curb inflation or combat recession. The Federal Reserve has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation, among other things, of the discount rate on borrowing of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

LEGISLATION AND REGULATORY CHANGES

  From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are also frequently made in Congress, and before various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on Peoples.

LEGAL PROCEEDINGS

  There are no proceedings pending or, to the knowledge of Peoples, threatened against Peoples or its business, assets, common stock or any of the transactions contemplated by the Agreement.

  On September 18, 1996, the executive committee of the Peoples Board suspended the then Chief Executive Officer and the then Chief Operating Officer. The executive committee suspended these individuals pending investigations of allegations that the then Chief Executive Officer was involved in initiating and concealing certain fraudulent transactions and the then Chief Operating Officer participated in concealing certain of such fraudulent transactions, primarily loans in the names of other individuals pursuant to which the Chief Executive Officer obtained the proceeds. The Peoples Board retained Snodgrass and Kirkpatrick & Lockhart to further investigate these allegations. After further investigation, Peoples notified the Pennsylvania Department of Banking, the FDIC, the United States Attorneys Office and the FBI of these allegations. In October 1996, Peoples received a subpoena from a federal grand jury for the United States District Court of Western Pennsylvania investigating these allegations. Peoples has cooperated with regulatory and law enforcement officials in their investigation of these allegations. Because the grand jury proceeding is not public, Peoples does not know the status of this proceeding. Peoples has also provided information concerning these allegations to its financial institutions bond and directors and officers liability carriers. Peoples terminated the Chief Executive Officer's and the Chief Operating Officer's employment with Peoples on September 24 and October 9, 1996, respectively. Based on these investigations, Peoples has recorded a pre-tax loss of $405,000 in its financial statement due to these alleged fraudulent transactions.

ENVIRONMENTAL ISSUES

  There are several federal and state statutes that govern the obligations of financial institutions with respect to environmental issues. Besides being responsible under such statutes for its own conduct, a bank also may be held liable under certain circumstances for actions of borrowers or other third parties on properties that collateralize loans held by the bank. Such potential liability may far exceed the original amount of the loan made by the bank. Currently, Peoples is not a party to any pending legal proceedings under any environmental statute.

  Peoples East Oakmont branch is located on the site of a former gas station. Peoples has not performed an environmental assessment on this property.

PEOPLES COMMON STOCK PRICES AND DIVIDENDS

  There is no established public trading market for Peoples Common Stock. Occasionally, individuals sell and buy shares of the Peoples Common Stock in privately negotiated transactions. Peoples acts as its own transfer agent and keeps its own stock transfer ledger.

  The lowest and highest prices per share known by the management of Peoples since January 1, 1994 were $200 and $535 per share (restated to reflect a five for one stock split distributed on August 4, 1995), respectively. The last known trade prior to the announcement of the Agreement on November 25, 1996, as to which the management of Peoples is aware of the sales price, occurred on October 16, 1996, was $500.

  Peoples has historically declared and paid cash dividends semi-annually. Cash dividends of $7.70 and $7.00 per share were paid in 1995 and 1994, respectively. A cash dividend of $6.00 per share was paid in 1996 prior to the Announcement of the Merger. The Agreement provides that Peoples may conform to the S&T dividend policy subsequent to the execution of the Agreement. In accordance with the Agreement, the Peoples Board has declared in December 1996 a dividend of $6.56 per share of Peoples Common Stock, payable in January 1997.

DIVIDEND RESTRICTIONS ON PEOPLES

  Any future dividends of Peoples are subject to certain regulatory considerations and the discretion of the Peoples Board and will depend upon a number of factors, including operating results, financial conditions and general business conditions. The shareholders are entitled to receive dividends as and when declared by the Peoples Board, out of funds legally available therefor, subject to the restrictions set forth in the Pennsylvania Banking Code and the Federal Deposit Insurance Act (the "FDIA"). The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and only when such dividends do not reduce Peoples' surplus below the amount of its capital. The FDIA generally prohibits all payments of dividends by any bank which is in default on any assessment for deposit insurance premiums to the FDIC.

DIRECTORS OF PEOPLES

  The following list sets forth biographical information concerning the members of the Peoples Board:

                          AGE AS OF         BUSINESS EXPERIENCE, INCLUDING PRINCIPAL
                         DECEMBER 31,                OCCUPATION DURING PAST                 DIRECTOR
NAME                         1996          FIVE YEARS, AND OTHER PUBLIC DIRECTORSHIPS        SINCE
----                     ------------ ----------------------------------------------------- --------
Kathy L. Anderson.......      43      Administrative Assistant, Associated Cleaning           1996
                                      Consultants & Services, Inc.
William E. Anderson.....      74      President, Anderson Group of Companies                  1983
Earl W. Garlow..........      76      Retired, Formerly Owner and President, Garlow, Inc.     1975
Ruth M. Grant...........      65      President, Secretary, Treasurer, Louis A. Grant, Inc.   1988
Frank W. Jones..........      51      Attorney at Law, Sole Practitioner                      1993
Russell P. Miller.......      77      President, Site Development                             1973
Donald R. O'Block.......      61      Owner, President, O'Block Homes, Inc.                   1995
Myles D. Sampson........      52      Owner, President, Rimco Construction, Inc.              1996

  Kathy L. Anderson is the daughter of William E. Anderson. Ruth M. Grant is the first cousin of Donald R. O'Block.

PRINCIPAL OFFICERS OF PEOPLES

  The following table sets forth selected information about the principal officers of Peoples, each of whom is elected by the Peoples Board and each of whom holds office at the discretion of the Peoples Board:

                                OFFICE/POSITION                         NUMBER OF
                                 WITH BANK AND                  BANK      SHARES     AGE AS OF
                              BUSINESS EXPERIENCE     HELD    EMPLOYEE BENEFICIALLY DECEMBER 31,
 NAME                       DURING PAST FIVE YEARS    SINCE    SINCE     OWNED(2)       1996
 ----                      ------------------------   -----   -------- ------------ ------------
 Russell P. Miller........ President--President,
                            Site Development          1994        --      6,064(3)       77
 Ruth M. Grant............ Vice President--
                            President, Secretary,
                            Treasurer, Louis A.
                            Grant, Inc.               1994        --      3,979(4)       65
 Earl W. Garlow........... Secretary--Retired,
                            Formerly Owner and
                            President, Garlow, Inc.   1992        --      8,128(5)       76
 Ernest J. Draganza....... Executive Vice President   1994      1992         20(6)       31
                            and Chief Executive
                            Officer--Formerly
                            Senior Bank Examiner
                            with FDIC                 1996(1)
 Vincent J. Tassone, Jr. . Vice President of
                            Operations--Formerly
                            Assistant Vice
                            President of Dollar
                            Bank                      1994      1993         --          44

--------
(1) Since September 18, 1996, Mr. Draganza has served first as Acting Chief Executive Officer, and then as Chief Executive Officer, of Peoples following the suspension and subsequent termination of the former

   Chief Executive Officer. Prior to such time Mr. Draganza was the Senior Vice President and Chief Financial Officer of Peoples, and prior to that the Senior Vice President and Controller of Peoples.

(2) Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he has any economic interest in the shares.

(3) The amount shown includes 5,964 shares owned by Russell P. Miller and/or Margaret Jane Miller, Trustees, for which Mr. Miller and his wife serve as trustees.

(4) The amount shown includes 1,184 shares held jointly by Mrs. Grant with her deceased husband, son or daughters.

(5) The amount shown includes 1,520 shares held by Mr. Garlow's wife.

(6) The amount shown is owned jointly by Mr. Draganza and his wife.

REMUNERATION OF DIRECTORS AND OFFICERS

  Generally, in 1995, the Peoples Board met twice a month. Each director received $600 for each Peoples Board meeting that he or she attended. In addition, each director received $150 for each executive committee meeting of Peoples that he or she attended. In 1995, directors received $145,550 in the aggregate for attendance at Peoples Board meetings and committee meetings. During 1996, the directors received $148,950 in the aggregate for attendance at Peoples Board and committee meetings. All of the current directors attended at least eighty percent (80%) of the meetings of Peoples Board in 1995.

  The following table sets forth certain summary information concerning compensation paid or accrued by Peoples on behalf of Peoples Chief Executive Officer and former Chief Executive Officer. The annual salary and bonus of Peoples other four most highly compensated officers did not exceed $100,000 during the last three fiscal years.

COMPENSATION TABLE

                                                ANNUAL COMPENSATION
                                  -----------------------------------------------
                                                   OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY   BONUS  COMPENSATION(3) COMPENSATION(4)
---------------------------  ---- ------- ------- --------------- ---------------
Ernest J. Draganza,          1996 $70,672 $20,000     $6,461          $1,906
 Executive Vice President
 and Chief Executive
 Officer (1)
David W. London, Executive   1996  91,763      --      5,741           1,822
 Vice President              1995 120,136      --     10,229           5,521
 and Chief Executive         1994 109,197      --      9,690           6,548
 Officer (2)

--------
(1) Since September 18, 1996, Mr. Draganza has served first as Acting Chief Executive Officer and then as Chief Executive Officer.

(2) Mr. London served as Executive Vice President and Chief Executive Officer until September 18, 1996.

(3) Other Annual Compensation includes health, dental, vision and life and disability insurance benefits and use of a Peoples' automobile.

(4) All Other Compensation includes contributions to a Section 401(k) employee savings and investment plan.

BENEFICIAL OWNERSHIP BY OFFICERS AND DIRECTORS

  The following table sets forth as of December 31, 1996, the amount and percentage of Peoples Common Stock beneficially owned by each director and all officers and directors of Peoples as a group.

                                                         AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL  PERCENT OF
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                  OWNERSHIP     CLASS
---------------------------------------                  ----------  ----------
Kathy L. Anderson, Director.............................      451        .39%
William E. Anderson, Director...........................   15,730(1)   13.60%
Earl W. Garlow, Director & Secretary....................    8,128(2)    7.03%
Ruth M. Grant, Director & Vice President................    3,979(3)    3.44%
Frank W. Jones, Director................................      326(4)     .28%
Russell P. Miller, Director & President.................    6,064(5)    5.24%
Donald R. O'Block, Director.............................      598(6)     .52%
Myles D. Sampson, Director..............................      100        .09%
Ernest J. Draganza, Executive Vice President and Chief
 Executive Officer......................................       20(7)     .02%
David W. London, Former Executive Vice President and
 Chief Executive Officer................................      235(8)     .20%
All Directors and Officers as a Group (10 Persons)......   35,631(9)   30.81%

--------
(1) The amount shown includes 15,510 shares of Peoples Common Stock held by Mr. Anderson with his wife.

(2) The amount shown includes 1,520 shares of People Common Stock held by Mr. Garlow's wife.

(3) The amount shown includes 1,184 shares of Peoples Common Stock held jointly by Mrs. Grant with her deceased husband, son or daughters.

(4) The amount shown includes 201 shares of People Common Stock held jointly by Mr. Jones with his wife.

(5) The amount shown includes 5,964 shares owned by Russell P. Miller and/or Margaret Jane Miller, Trustees, for which Mr. Miller and his wife serve as trustees.

(6) The amount shown includes 473 shares of People Common Stock owned jointly by Mr. O'Block with his wife.

(7) The amount shown is owned jointly by Mr. Draganza and his wife.

(8) The amount shown includes 91 shares of Peoples Common Stock held jointly by Mr. London and his wife.

(9) The amount shown includes 235 shares of Peoples Common Stock beneficially owned by Mr. London, who served as Executive Vice President and Chief Executive Officer until September 18, 1996.

RETIREMENT AND SEVERANCE PLANS

  Peoples sponsors a trusteed, non-contributory defined benefit pension plan covering substantially all employees and officers of Peoples. The plan calls for benefits to be paid to eligible employees at retirement based primarily on years of service and compensation rates near retirement. Contributions are intended to provide for benefits attributed to employee service to date and for those benefits expected to be earned in the future. As of December 31, 1996, the present value of the vested accrued benefits for Messrs. Draganza and London were $14,975 and $129,453, respectively.

  Peoples also maintains a section 401(k) employee savings and investment plan covering substantially all employees and officers of Peoples. Peoples' contributions to the plan are based on 50% matching of voluntary contributions of up to 4% of individual compensation. Additionally, Peoples may contribute a discretionary amount each year. Employee contributions are vested at all times and Peoples' contributions are fully vested after seven years.

  For a description of the temporary special early retirement incentive program and the discretionary employment transition plan recently adopted by the Peoples Board, see "PROPOSED MERGER--Interests of Certain Persons in the Merger--Employment and Benefit Plans." Implementation of these plans is conditioned on the consummation of the Merger.

CERTAIN TRANSACTIONS

  There have been no material (i.e., exceeding $60,000 in value) transactions, proposed or consummated, between Peoples and any current director or executive officer of Peoples, or any associate of the foregoing persons. Peoples has had and intends to continue to have banking and financial transactions in the ordinary course of business with directors and officers of Peoples and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of Peoples. Total loans outstanding from Peoples at December 31, 1996, to Peoples current officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 5% or more (with aggregate loan balance of $60,000 or more) were $10,039,000. Such loans do not involve more than the normal risk of collectibility nor do they present other unfavorable features.

  For a description of certain fraudulent transactions involving Peoples former Chief Executive Officer and former Chief Operating Officer, see "-- Legal Proceedings."

PRINCIPAL OWNERS OF PEOPLES VOTING SECURITIES

  The following table sets forth, as of December 31, 1996, the name and address of each person who owns of record or who is known by the Peoples Board to be the beneficial owner of five percent (5%) or more of the outstanding Peoples Common Stock, the number of shares beneficially owned by such person and the percentage of the outstanding Peoples Common Stock so owned.

                                                                 PERCENT OF
                                                   SHARES       OUTSTANDING
                                                BENEFICIALLY    COMMON STOCK
NAME AND ADDRESS                                 OWNED (4)   BENEFICIALLY OWNED
----------------                                ------------ ------------------
William E. Anderson............................    15,730          13.6%
121 McCurdy Dr.
Pittsburgh, PA 15235 (1)
Earl W. Garlow.................................     8,128           7.0%
P.O. Box 14324
Pittsburgh, PA 15239(2)
Russell P. Miller..............................     6,064           5.2%
1243 Murry Chase Lane
Murrysville, PA 15668(3)
Anthony E. O'Block.............................    16,056          13.9%
7890 Saltsburg Rd.
Pittsburgh, PA 15239

--------
(1) The amount shown includes 15,510 shares of Peoples Common Stock held by Mr. Anderson with his wife.

(2) The amount shown includes 1,520 shares of Peoples Common Stock held by Mr. Garlow's wife.

(3) The amount shown includes 5,964 shares of Peoples Common Stock owned by Russell P. Miller and/or Margaret Jane Miller, Trustees, for which Mr. Miller and his wife serve as trustees.

(4) Based on Peoples' stock transfer ledger and information furnished by the respective individuals. Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                    EXPERTS

  The consolidated financial statements of S&T incorporated by reference in S&T's Annual Report (Form 10K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The balance sheet of Peoples as of December 31, 1996 and 1995 and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, have been included in this Proxy Statement/Prospectus in reliance on the report of S.R. Snodgrass, A.C., independent auditors, given on the authority of that firm as experts in accounting and auditing.

  Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL OPINION

  A legal opinion to the effect that the issuance of the shares of S&T Common Stock offered hereby, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Arnold & Porter, special counsel to S&T.

            INDEX TO FINANCIAL INFORMATION OF PEOPLES BANK OF UNITY

                                                                            PAGE
                                                                            ----
AUDITED FINANCIAL STATEMENTS:
Report of Independent Auditors............................................  F-2
Balance Sheet as of December 31, 1996 and 1995............................  F-3
Statement of Income for the years ended December 31, 1996, 1995 and 1994..  F-4
Statement of Changes in Stockholders' Equity for the years ended December
 31, 1996, 1995 and 1994..................................................  F-5
Statement of Cash Flows for the years ended December 31, 1996, 1995 and
 1994.....................................................................  F-6
Notes to Financial Statements as of and for the years ended December 31,
 1996,
 1995 and 1994............................................................  F-7
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................  F-21

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Peoples Bank of Unity

  We have audited the accompanying balance sheet of Peoples Bank of Unity as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bank of Unity as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

  As explained in the notes to the financial statements, effective January 1, 1995, the Bank changed its method of accounting for the impairment of loans and related allowance for loan losses, and effective January 1, 1994, changed its method of accounting for investment securities.

/s/ S. R. Snodgrass, A.C.

Wexford, PA
February 10, 1997

                             PEOPLES BANK OF UNITY

                                 BALANCE SHEET

                                                            DECEMBER 31,
                                                       --------------------------
                                                                        1995
                                                           1996      (RESTATED)
                                                       ----------- --------------
                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks............................... $     7,391  $     6,625
Federal funds sold....................................       6,465        7,340
Securities:
 Available for sale...................................      96,021      117,513
 Held to maturity (approximate market value of $22,400
  and $24,878)........................................      22,095       24,383
                                                       -----------  -----------
                                                           118,116      141,896
Loans (net of allowance for loan losses of $1,686 and
 $1,127)..............................................     152,322      125,436
Premises and equipment................................       4,112        4,481
Accrued interest receivable...........................       2,158        2,764
Other assets..........................................         536          484
                                                       -----------  -----------
  TOTAL ASSETS........................................ $   291,100  $   289,026
                                                       ===========  ===========
LIABILITIES
Deposits:
 Noninterest-bearing.................................. $    43,502  $    39,711
 Interest-bearing.....................................     194,591      197,211
                                                       -----------  -----------
  Total deposits......................................     238,093      236,922
Commitment to purchase investment securities..........         --         2,011
Obligation under capital lease........................         225          520
Accrued interest payable..............................       1,064        1,083
Other liabilities.....................................       1,876        1,383
                                                       -----------  -----------
  TOTAL LIABILITIES...................................     241,258      241,919
                                                       -----------  -----------
STOCKHOLDERS' EQUITY
Common stock, par value $10; 115,660 shares autho-
 rized, issued and outstanding........................       1,157        1,157
Additional paid in capital............................      13,544       13,544
Retained earnings.....................................      33,135       29,596
Net unrealized gain on securities.....................       2,006        2,810
                                                       -----------  -----------
  TOTAL STOCKHOLDERS' EQUITY..........................      49,842       47,107
                                                       -----------  -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......... $   291,100  $   289,026
                                                       ===========  ===========

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                              STATEMENT OF INCOME

                                         YEAR ENDED DECEMBER 31,
                              --------------------------------------------------
                                                    1995             1994
                                   1996          (RESTATED)       (RESTATED)
                              --------------- ----------------------------------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
 Loans, including fees....... $        12,317  $        10,073  $        8,781
 Federal funds sold..........             221              356             218
 Investment securities:
  Taxable....................           7,283            8,256           9,351
  Tax exempt.................           1,190            1,318           1,555
                              ---------------  ---------------  --------------
   Total interest income.....          21,011           20,003          19,905
                              ---------------  ---------------  --------------
 INTEREST EXPENSE
 Deposits....................           6,995            7,591           7,269
 Obligation under capital
  lease......................              50               88              28
                              ---------------  ---------------  --------------
   Total interest expense....           7,045            7,679           7,297
                              ---------------  ---------------  --------------
NET INTEREST INCOME..........          13,966           12,324          12,608
Provision for loan losses....             875              420             100
                              ---------------  ---------------  --------------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES...          13,091           11,904          12,508
                              ---------------  ---------------  --------------
NONINTEREST INCOME
 Service charges on deposit
  accounts...................             426              397             377
 Security gains (losses),
  net........................              55              121              (3)
 Other.......................             322              320             323
                              ---------------  ---------------  --------------
   Total noninterest income..             803              838             697
                              ---------------  ---------------  --------------
NONINTEREST EXPENSE
 Salaries and employee bene-
  fits.......................           3,198            3,085           3,379
 Occupancy, net..............             549              479             518
 Furniture and equipment.....             669              663             513
 Data processing.............             359              454             720
 FDIC assessment.............               2              279             559
 Professional fees...........             531               66              52
 Other taxes.................             285              253             238
 Loss from fraudulent trans-
  actions....................              --              405              --
 Other.......................           1,294            1,069           1,105
                              ---------------  ---------------  --------------
   Total noninterest expense.           6,887            6,753           7,084
                              ---------------  ---------------  --------------
INCOME BEFORE INCOME TAXES...           7,007            5,989           6,121
Income taxes.................           2,015            1,616           1,593
                              ---------------  ---------------  --------------
NET INCOME................... $         4,992  $         4,373  $        4,528
                              ===============  ===============  ==============
EARNINGS PER SHARE........... $         43.16  $         37.81  $        39.15
AVERAGE SHARES OUTSTANDING...         115,660          115,660         115,660

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                            NET
                                    ADDITIONAL           UNREALIZED     TOTAL
                             COMMON  PAID IN   RETAINED   GAIN ON   STOCKHOLDERS'
                             STOCK   CAPITAL   EARNINGS  SECURITIES    EQUITY
                             ------ ---------- --------  ---------- -------------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, December 31, 1993.  $1,157  $13,544   $22,396     $  --       $37,097
Initial net unrealized gain
 on securities.............                                   914          914
Net income, as restated....                      4,528                   4,528
Dividends ($7.00 per
 share)....................                       (810)                   (810)
Net unrealized loss on se-
 curities..................                                  (480)        (480)
                             ------  -------   -------     ------      -------
Balance, December 31, 1994.   1,157   13,544    26,114        434       41,249
Net income, as restated....                      4,373                   4,373
Dividends ($7.70 per
 share)....................                       (891)                   (891)
Net unrealized gain on se-
 curities..................                                 2,376        2,376
                             ------  -------   -------     ------      -------
Balance, December 31, 1995.   1,157   13,544    29,596      2,810       47,107
Net income.................                      4,992                   4,992
Dividends ($12.56 per
 share)....................                     (1,453)                 (1,453)
Net unrealized loss on se-
 curities..................                                  (804)        (804)
                             ------  -------   -------     ------      -------
Balance, December 31, 1996.  $1,157  $13,544   $33,135     $2,006      $49,842
                             ======  =======   =======     ======      =======

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                            STATEMENT OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                             1995       1994
                                                  1996    (RESTATED) (RESTATED)
                                                 -------  ---------- ----------
                                                    (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
 Net income..................................... $ 4,992   $ 4,373    $ 4,528
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan losses....................     875       420        100
   Depreciation, amortization, and accretion,
    net.........................................     499       691        261
   Security (gains) losses, net.................     (55)     (121)         3
   Loss from fraudulent transactions............     --        405        --
   Decrease in accrued interest receivable......     600       471        295
   Increase (decrease) in accrued interest pay-
    able........................................     (19)      314       (399)
   Other, net...................................    (247)       62       (193)
                                                 -------   -------    -------
     Net cash provided by operating activities..   6,645     6,615      4,595
                                                 -------   -------    -------
INVESTING ACTIVITIES
 Net decrease in federal funds sold.............     875       785      3,810
 Securities available for sale:
   Proceeds from the sale of securities.........  31,765    48,411      9,887
   Proceeds from maturities and repayments of
    securities..................................  15,389     1,060     10,700
   Purchases of securities...................... (28,842)  (38,547)    (8,529)
 Investment securities:
   Proceeds from maturities and repayments of
    securities..................................   3,744    10,530     10,545
   Purchases of securities......................  (1,459)     (995)    (7,837)
 Net increase in loans.......................... (27,580)  (25,315)    (7,587)
 Purchases of premises and equipment............    (257)     (127)      (358)
 Other, net.....................................     303       108         60
                                                 -------   -------    -------
     Net cash provided by (used for) investing
      activities................................  (6,062)   (4,090)    10,691
                                                 -------   -------    -------
FINANCING ACTIVITIES
 Net increase (decrease) in deposits............   1,171    (2,409)   (15,431)
 Decrease in obligation under capital lease.....    (294)     (264)       (71)
 Cash dividends paid............................    (694)     (891)      (810)
                                                 -------   -------    -------
     Net cash provided by (used for ) financing
      activities................................     183    (3,564)   (16,312)
                                                 -------   -------    -------
     Increase (decrease) in cash and cash equiv-
      alents....................................     766    (1,039)    (1,026)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..   6,625     7,664      8,690
                                                 -------   -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR........ $ 7,391   $ 6,625    $ 7,664
                                                 =======   =======    =======

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                         NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies of Peoples Bank of Unity (the "Bank"), conform with generally accepted accounting principles and with general practice within the banking industry.

  A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

 Nature of Operations and Basis of Presentation

  Peoples Bank of Unity is a state chartered bank located in Pittsburgh, Pennsylvania. The Bank's principal sources of revenue emanate from its portfolio of residential real estate, commercial mortgage, commercial and consumer loans, as well as, interest on investment securities and a variety of deposit services provided to its customers through six locations. The Bank is supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

  The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

 Investment Securities

  Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In adopting Statement 115, the Bank classified investment securities into two categories: Held to Maturity and Available for Sale.

  Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a method which approximates the effective interest method. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

 Loans

  Interest income on all loans is recognized as income on the accrual method. For commercial and real estate mortgage loans on which interest is 90 days past due, accrual of income is generally discontinued, and any previously accrued interest is reversed against current income. Payments received on nonaccrual loans are applied to principal until full recovery of principal has been recognized. Installment loans are generally charged off between 90 and 120 days past due or when deemed uncollectible in the opinion of management.

  Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

                             PEOPLES BANK OF UNITY

 Allowance for Loan Losses

  Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Bank estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Bank's financial position or results of operations.

  Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Bank individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Bank may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

  Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which is defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

  The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses are particularly susceptible to significant change in the near term.

 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

 Real Estate Owned

  Real estate owned, which is acquired in settlement of foreclosed loans, is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Direct costs incurred in the foreclosure

                             PEOPLES BANK OF UNITY
process and subsequent holding costs incurred on such properties are recorded as expenses of current operations. Any subsequent write downs and gains or losses on property dispositions are charged to other income and expense.

 Retirement Plans

  Pension expense for the Bank's defined benefit plan is actuarially determined. The funding policy for the plan is to contribute amounts to the plan sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, plus such additional amounts as may be appropriate, subject to federal income tax limitations.

  Expense for the Bank's defined contribution plan is determined based on matching of employee voluntary contributions.

 Income Taxes

  Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

 Cash Flow Information

  The Bank has defined cash and cash equivalents as those amounts included in the balance sheet caption cash and due from banks. For the years ended December 31, 1996, 1995, and 1994, cash paid for interest was $7,064, $7,365 and $7,696, respectively. Cash paid for income taxes was $2,494 in 1996, $1,299 in 1995, and $1,851 in 1994.

  Significant non-cash activity included commitments to purchase investment securities of $2,011 at December 31, 1995 and $3,940 at December 31, 1994. These commitments resulted from unsettled trades existing at each of the respective balance sheet dates. Also, in 1994 the Bank recorded a capital lease obligation of $855 for the purchase of a computer system.

 Earnings Per Share

  Earnings per share for the years ended December 31, 1996, 1995, and 1994 have been calculated based upon the weighted average number of issued and outstanding common shares.

 Reclassifications

  Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to 1996 classifications. Such reclassifications had no effect on net income.

2. RESTATEMENT

  The accompanying financial statements for 1995 and 1994 have been restated to reflect a change in the allowance for loan losses and related provision for loan losses, as a result of management's re-evaluation of the methodology for assessing its adequacy. The methodology utilized by management includes a detailed review of all classified loans to determine if any specific reserve allocations were required on an individual loan balance, as well as, applying standard loss ratios to those loans not individually evaluated. Management determined the

                             PEOPLES BANK OF UNITY
need to increase the standard loss ratios based upon the overall risk characteristics of the various portfolio segments, the impact of economic conditions on borrowers, and other relevant factors. Management also determined it was appropriate to retroactively apply these factors based upon the significant loan growth the Bank was experiencing. In addition, the financial statements for 1995 have been restated for the discovery of certain fraudulent loans as further discussed in Note 10.

  The effect of the restatements were to increase (decrease) net income as follows:

                                                                  1995   1994
                                                                 ------  -----
   Provision for loan losses.................................... $ (270) $(100)
   Loss from fraudulent transactions............................   (405)   --
   Income taxes.................................................    230     34
                                                                 ------  -----
     Total...................................................... $ (445) $ (66)
                                                                 ======  =====
   Earnings per share........................................... $(3.85) $(.57)

3. COMMON STOCK SPLIT

  On May 9, 1995, the shareholders approved a five for one stock split to shareholders of record as of that same date, thereby increasing the number of issued and outstanding shares to 115,660, and decreasing the par value of each share to $10. All references to the number of common shares and per share amounts for 1994 have been restated to reflect the stock split.

4. INVESTMENT SECURITIES

  Upon the adoption of Statement 115, the Bank initially transferred from the investment securities portfolio to the available for sale classification investment securities with an amortized cost of $20,141 and an estimated market value of $21,525. The net appreciation of these securities at adoption was recorded, net of federal income taxes, to an unrealized securities gain
(loss) account which is a component of stockholders' equity.

  During the first quarter of 1995, the Bank transferred its entire U. S. Treasury securities portfolio from held to maturity to available for sale for purposes of restructuring the mix of the portfolio. At the time of transfer these securities had an amortized cost of $99,137 and an estimated market value of $98,262. Also, in December of 1995, in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Bank reclassified all of its investment securities, except for obligations of states and political subdivisions, from the held to maturity classification to the available for sale classification with an amortized cost of $15,964 and an estimated market value of $15,280.

                             PEOPLES BANK OF UNITY

  The amortized cost and estimated market values of investment securities are as follows:

                                                        1996
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED  MARKET
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
AVAILABLE FOR SALE
U. S. Treasury securities............  $27,145   $   669     $  --     $27,814
U. S. Government agency securities...    4,065        83        --       4,148
Mortgage-backed securities...........   47,327       401       (266)    47,462
Corporate securities.................   14,163       143        (56)    14,250
                                      --------   -------     ------   --------
  Total debt securities..............   92,700     1,296       (322)    93,674
Equity securities....................      282     2,065        --       2,347
                                      --------   -------     ------   --------
  Total.............................. $ 92,982   $ 3,361     $ (322)  $ 96,021
                                      ========   =======     ======   ========
                                                        1996
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED  MARKET
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
HELD TO MATURITY
Obligations of states and political
 subdivisions........................ $ 22,095   $   350     $  (45)  $ 22,400
                                      ========   =======     ======   ========
                                                        1995
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED  MARKET
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
AVAILABLE FOR SALE
U. S. Treasury securities............ $ 52,301   $ 2,264     $  --    $ 54,565
U. S. Government agency securities...    1,008       --         (11)       997
Mortgage-backed securities...........   38,321       557        (35)    38,843
Corporate securities.................   21,324       306       (172)    21,458
                                      --------   -------     ------   --------
  Total debt securities..............  112,954     3,127       (218)   115,863
Equity securities....................      282     1,368        --       1,650
                                      --------   -------     ------   --------
    Total............................ $113,236   $ 4,495     $ (218)  $117,513
                                      ========   =======     ======   ========
                                                        1995
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED  MARKET
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
HELD TO MATURITY
Obligations of states and political
 subdivisions........................ $ 24,383   $   551     $  (56)  $ 24,878
                                      ========   =======     ======   ========

                             PEOPLES BANK OF UNITY

  The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        AVAILABLE FOR SALE   HELD TO MATURITY
                                        ------------------- -------------------
                                                  ESTIMATED           ESTIMATED
                                        AMORTIZED  MARKET   AMORTIZED  MARKET
                                          COST      VALUE     COST      VALUE
                                        --------- --------- --------- ---------
   Due in one year or less.............  $ 9,016   $ 9,051   $ 8,744   $ 8,793
   Due after one year through five
    years..............................   39,243    40,106    11,542    11,707
   Due after five years through ten
    years..............................    9,218     9,253     1,809     1,900
   Due after ten years.................   35,223    35,264       --        --
                                         -------   -------   -------   -------
     Total.............................  $92,700   $93,674   $22,095   $22,400
                                         =======   =======   =======   =======

  Investment securities with a carrying value of $13,798 and $14,610 at December 31, 1996 and 1995, respectively, were pledged to secure deposits and other purposes as required by law.

  Proceeds from the sale of investment securities available for sale were $31,765, $48,411 and $9,887 in 1996, 1995, and 1994, respectively. Gross gains resulting from these sales were $164, $320 and $8 in 1996, 1995, and 1994, respectively. Gross losses were $113 in 1996, $207 in 1995 and $71 in 1994.

  Proceeds from the exercising of call features of investment securities held to maturity were $204, $2,554, and $2,160 in 1996, 1995, and 1994, respectively. Gains resulting from these calls were $4, $8, and $60 in 1996, 1995, and 1994, respectively.

5. LOANS

  Major classifications of loans are summarized as follows:

                                                                1996     1995
                                                              -------- --------
   Real estate--construction................................. $ 10,524 $  6,479
   Real estate--mortgages:
     Residential.............................................  103,824   83,437
     Commercial..............................................   21,450   17,320
   Commercial--industrial and agricultural...................    8,849    8,075
   Consumer..................................................    9,361   11,252
                                                              -------- --------
                                                               154,008  126,563
   Less allowance for loan losses............................    1,686    1,127
                                                              -------- --------
       Net loans............................................. $152,322 $125,436
                                                              ======== ========

                             PEOPLES BANK OF UNITY

  Changes in the allowance for loan losses for the years ended December 31, 1996, 1995, and 1994, are as follows:

                                                            1996    1995   1994
                                                           ------  ------  ----
   Balance, January 1..................................... $1,127  $  838  $762
     Loans charged off....................................   (348)   (150)  (60)
     Recoveries...........................................     32      19    36
                                                           ------  ------  ----
     Net loans charged off................................   (316)   (131)  (24)
     Provision for loan loss..............................    875     420   100
                                                           ------  ------  ----
   Balance, December 31................................... $1,686  $1,127  $838
                                                           ======  ======  ====

  At December 31, 1996 and 1995, loans that were considered to be impaired totaled $487 and $184, respectively, after charge-offs of $58 in 1996. All impaired loans are included in nonperforming loans. The related allowance for loan losses allocated to impaired loans was $5 and $58 at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans during 1996 and 1995 was $356 and $31, respectively. Interest recognized on impaired loans was $3 for the year ended December 31, 1996. There was no interest income recognized on impaired loans in 1995.

  In the normal course of business, loans are extended to executive officers, directors, and their associates. In management's opinion, all of these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. A summary of loan activity for those executive officers, directors, and their associates with aggregate loan balances in excess of $60 for the year ended December 31, 1996, is as follows:

         DECEMBER 31,             AMOUNTS   OTHER  DECEMBER 31,
             1995      ADDITIONS COLLECTED CHANGES     1996
         ------------  --------- --------- ------- ------------
             $996       $3,107    $(1,768) $7,704    $10,039

  Other changes represent the effect of changes in the members of the Board of Directors and executive officers during 1996.

  The Bank's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. The Bank also selectively funds residential loans originated outside of its trade area provided such loans meet the Bank's credit policy guidelines. Although the Bank has a diversified loan portfolio, at December 31, 1996 and 1995, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.


6. PREMISES AND EQUIPMENT

  Major classifications of premises and equipment are summarized as follows:

                                                                   1996   1995
                                                                  ------ ------
   Land.......................................................... $  377 $  377
   Buildings and leasehold improvements..........................  4,033  3,909
   Furniture, fixtures, and equipment............................  4,657  4,542
                                                                  ------ ------
                                                                   9,067  8,828
   Less accumulated depreciation and amortization................  4,955  4,347
                                                                  ------ ------
     Total....................................................... $4,112 $4,481
                                                                  ====== ======

  Depreciation and amortization expense amounted to $625 in 1996, $604 in 1995, and $473 in 1994.

                             PEOPLES BANK OF UNITY

7. DEPOSITS

  The following table indicates the composition of deposits at December 31:

                                                                1996     1995
                                                              -------- --------
   Noninterest-bearing demand................................ $ 43,502 $ 39,711
   Interest-bearing demand...................................   19,842   20,566
   Money market..............................................   15,341   14,315
   Savings...................................................   79,505   85,672
   Time deposits.............................................   79,903   76,658
                                                              -------- --------
     Total................................................... $238,093 $236,922
                                                              ======== ========

  Time deposits include certificates of deposit in denominations of $100 or more. Such deposits aggregated $12,414 and $9,536 at December 31, 1996 and 1995, respectively.

  Interest expense on certificates of deposit over $100 amounted to $419 in 1996, $389 in 1995, and $197 in 1994.

  At December 31, 1996, the scheduled maturities of time deposits are as follows:

       1997............................................................. $45,111
       1998.............................................................  15,893
       1999.............................................................   3,771
       2000.............................................................   4,706
       2001 and thereafter..............................................  10,422
                                                                         -------
                                                                         $79,903
                                                                         =======

8. INCOME TAXES

  The provision for income taxes consists of:

                                                        1996     1995     1994
                                                       -------  -------  -------
   Currently payable..................................  $2,098   $1,736   $1,564
   Deferred...........................................     (83)    (120)      29
                                                       -------  -------  -------
     Total............................................ $ 2,015  $ 1,616  $ 1,593
                                                       =======  =======  =======

  Income taxes (benefit) applicable to security gains (losses) were $19 in 1996, $41 in 1995 and $(1) in 1994.

                             PEOPLES BANK OF UNITY

  The components of the net deferred tax liabilities are as follows:

                                                               1996     1995
                                                              -------  -------
   Deferred Tax Assets:
     Allowance for loan losses............................... $   451  $   261
     Deferred loan origination fees, net.....................     229      238
     Accrued pension costs...................................     --        21
     Loss on fraudulent transactions.........................      71      138
                                                              -------  -------
       Total deferred tax assets.............................     751      658
                                                              -------  -------
   Deferred Tax Liabilities:
     Premises and equipment..................................    (180)    (189)
     Prepaid pension costs...................................     (19)     --
     Net unrealized gain on securities.......................  (1,033)  (1,454)
                                                              -------  -------
       Total deferred tax liabilities........................  (1,232)  (1,643)
                                                              -------  -------
       Net deferred tax liabilities.......................... $  (481) $  (985)
                                                              =======  =======

  The reconciliation of the federal statutory rate and the Bank's effective income tax rate is as follows:

                                       1996            1995            1994
                                   --------------  --------------  --------------
                                            % OF            % OF            % OF
                                            PRE-            PRE-            PRE-
                                            TAX             TAX             TAX
                                   AMOUNT  INCOME  AMOUNT  INCOME  AMOUNT  INCOME
                                   ------  ------  ------  ------  ------  ------
Provision at statutory rate....... $2,382  34.0 %  $2,036  34.0 %  $2,081  34.0 %
Effect of tax free income.........   (419)  (6.0)    (479)  (8.0)    (541)  (8.8)
Non-deductible interest expense...     40     .6       50     .8       49     .8
Other, net........................     12     .2        9     .2        4    --
                                   ------  -----   ------  -----   ------  -----
Actual provision and effective
 rate............................. $2,015  28.8 %  $1,616  27.0 %  $1,593  26.0 %
                                   ======  =====   ======  =====   ======  =====

9. RETIREMENT PLANS

 Defined Benefit Plan

  The Bank sponsors a trusteed, non-contributory defined benefit pension plan covering substantially all employees and officers of the Bank. The plan calls for benefits to be paid to eligible employees at retirement based primarily on years of service and compensation rates near retirement. Contributions are intended to provide for benefits attributed to employee service to date and for those benefits expected to be earned in the future.

  The following presents the components of the net periodic pension cost:

                                                            1996   1995   1994
                                                            -----  -----  -----
   Service costs of the current period..................... $ 152  $ 140  $ 133
   Interest cost on projected benefit obligation...........   148    132    116
   Actual return on plan assets............................  (187)  (360)    31
   Net amortization and deferral...........................    22    251   (126)
                                                            -----  -----  -----
     Total................................................. $ 135  $ 163  $ 154
                                                            =====  =====  =====

                             PEOPLES BANK OF UNITY

  The actuarial present value of the accumulated benefit obligation at December 31, 1996 and 1995 was $1,292 and $1,099 including vested benefit obligations of $1,219 and $1,038, respectively. The following sets forth the funded status of the plan and the amounts recognized in the accompanying balance sheet:

                                                               1996     1995
                                                              -------  -------
   Plan assets at fair value................................. $ 2,438  $ 2,028
   Actuarial present value of projected benefit obligation...  (2,069)  (1,984)
                                                              -------  -------
   Funded status.............................................     369       44
   Prior service costs.......................................     260      286
   Unrecognized transition amount............................     (49)     (58)
   Unrecognized net gain from past experience different from
    that assumed and effects from changes in assumptions.....    (524)    (336)
                                                              -------  -------
   Pension asset (liability)................................. $    56  $   (64)
                                                              =======  =======

  The plan assets are primarily invested in fixed income mutual funds.

  Assumptions used in determining net periodic pension cost are as follows:

                                                               1996  1995  1994
                                                               ----  ----  ----
   Discount rate.............................................. 7.50% 7.50% 7.50%
   Expected long-term rate of return on assets................ 7.50  7.50  7.50
   Rate of increase in compensation levels.................... 6.00  6.00  6.00

 Defined Contribution Plan

  The Bank maintains a section 401(k) employee savings and investment plan covering substantially all employees and officers of the Bank. The Bank's contributions to the plan are based on 50% matching of voluntary contributions of up to 4% of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. Employee contributions are vested at all times and Bank contributions are fully vested after seven years. Bank contributions to the plan were $86, $83 and $110 for the years ended 1996, 1995, and 1994, respectively.

10. LOSS FROM FRAUDULENT TRANSACTIONS

  In September of 1996, it was discovered that a now former executive officer of the Bank had executed a series of fraudulent transactions which resulted in a loss of $405. These transactions consisted primarily of granting loans to individuals where the proceeds were ultimately received by the executive officer. These loans are reflected as a charge to operations in the 1995 statement of income. The Bank is actively pursuing recovery.

11. COMMITMENTS AND CONTINGENT LIABILITIES

 Commitments

  In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those

                             PEOPLES BANK OF UNITY
instruments reflect the extent of involvement in particular types of financial instruments which were comprised of the following:

                                                                 1996    1995
                                                                ------- -------
   Commitments to extend credit:
     Fixed rate................................................ $ 7,221 $ 4,368
     Variable rate.............................................  15,142  10,027
   Standby letters of credit...................................   3,380   3,717
                                                                ------- -------
       Total................................................... $25,743 $18,112
                                                                ======= =======

  The range of interest rates on fixed rate commitments was 6.50% to 9.50% at December 31, 1996.

  The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit. Standby letters of credit written are conditional commitments issued to guarantee the performance of a customer to a third party.

  The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future funding requirements.

  Minimum future lease payments under a capital lease as of December 31, 1996, are as follows:

        1997.............................................................. $237
        Less amounts representing interest................................  (12)
                                                                           ----
        Present value of minimum lease payments........................... $225
                                                                           ====

 Contingent Liabilities

  The Bank is involved in various legal actions from normal business activities. Management believes that the liabilities, if any, arising from these proceedings will not have a material adverse effect on the Bank's financial position, operating results, or liquidity.

12. REGULATORY MATTERS

  The Pennsylvania Banking Code restricts the availability of additional paid in capital for dividend purposes. At December 31, 1996, additional paid in capital of $13,544 was not available for dividends.

                             PEOPLES BANK OF UNITY

  Included in cash and due from banks are required federal reserves of $1,782 and $1,524 at December 31, 1996 and 1995, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.

13. REGULATORY CAPITAL REQUIREMENTS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by the regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

  As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios at least 100 to 200 basis points above those ratios set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's category.

  The following table reflects the Bank's capital ratios at December 31:

                                                       1996           1995
                                                   -------------  -------------
                                                   AMOUNT  RATIO  AMOUNT  RATIO
                                                   ------- -----  ------- -----
   Total Capital (to Risk Weighted Assets)
    Actual........................................ $49,522 31.99% $45,424 31.36%
    For Capital Adequacy Purposes.................  12,384  8.00   11,589  8.00
    To Be Well Capitalized........................  15,480 10.00   14,486 10.00
   Tier I Capital (to Risk Weighted Assets)
    Actual........................................ $47,836 30.90% $44,297 30.58%
    For Capital Adequacy Purposes.................   6,192  4.00    5,794  4.00
    To Be Well Capitalized........................   9,288  6.00    8,691  6.00
   Tier I Capital (to Average Assets)
    Actual........................................ $47,836 16.65% $44,297 15.56%
    For Capital Adequacy Purposes.................  11,495  4.00   11,387  4.00
    To Be Well Capitalized........................  14,369  5.00   14,234  5.00

                             PEOPLES BANK OF UNITY

14. FAIR VALUE DISCLOSURE

  The estimated fair values of the Bank's financial instruments at December 31, 1996 and 1995 are as follows:

                                                  1996              1995
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             VALUE    VALUE    VALUE    VALUE
                                            -------- -------- -------- --------
Financial assets:
  Cash and due from banks and federal funds
   sold.................................... $ 13,856 $ 13,856 $ 13,965 $ 13,965
  Securities available for sale............   96,021   96,021  117,513  117,513
  Investment securities....................   22,095   22,400   24,383   24,878
  Net loans................................  152,322  148,720  125,436  124,941
  Accrued interest receivable..............    2,158    2,158    2,764    2,764
                                            -------- -------- -------- --------
    Total.................................. $286,452 $283,155 $284,061 $284,061
                                            ======== ======== ======== ========
Financial liabilities:
  Deposits................................. $238,093 $237,946 $236,922 $235,579
  Commitment to purchase investment securi-
   ties....................................      --       --     2,011    2,011
  Obligation under capital lease...........      225      216      520      500
  Accrued interest payable.................    1,064    1,064    1,083    1,083
                                            -------- -------- -------- --------
    Total.................................. $239,382 $239,226 $240,536 $239,173
                                            ======== ======== ======== ========

  Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

  Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

  If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

  As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

  The Bank employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

 Cash and Due From Banks, Federal Funds Sold, Accrued Interest Receivable, Commitment to Purchase Investment Securities, and Accrued Interest Payable

                             PEOPLES BANK OF UNITY

  The fair value is equal to the current carrying value.

 Investment Securities

  The fair value of securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

 Loans, Deposits, and Obligation Under Capital Lease

  The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and the obligation under capital lease are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowings of similar remaining maturities.

 Commitments to Extend Credit and Standby Letters of Credit

  These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 11.

15. AGREEMENT AND PLAN OF MERGER

  On November 25, 1996, the Board of Directors entered into an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger ("Plan of Merger"), whereby the Bank would be merged into S&T Bank, a Pennsylvania banking institution headquartered in Indiana, Pennsylvania. Under the terms of the Plan of Merger, each shareholder of the Bank will receive 26.25 shares of S&T Bancorp, Inc. (the parent holding company of S&T Bank) stock in exchange for each share of the Bank's stock, subject to the terms, conditions, and limitations set forth in the Plan of Merger.

  Completion of the merger is subject to approval by various regulatory agencies and the stockholders of the Bank and S&T Bancorp, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

  General Total assets increased $2.1 million or .7% from $289.0 million at December 31, 1995 to $291.1 million at December 31, 1996. During this period there were increases of $27.4 million in total loans and $766,000 in cash and due from banks, which were funded by declines in investment securities of $23.8 million and federal funds sold of $875,000 and increases in deposits of $1.2 million.

  Investment Portfolio Total investment securities declined during the year by $23.8 million or 16.8% from $141.9 million at December 31, 1995 to $118.1 million at December 31, 1996. Management sold $31.8 million of available for sale securities, primarily U. S. Treasury securities during the year. The proceeds from the sale of these securities were reinvested primarily into loan originations and mortgage-backed securities.

  During 1995, management reclassified all of its investment securities, except obligations of states and political subdivisions, from the held to maturity classification to available for sale classification with an amortized cost of $115.1 million and an estimated market value of $113.5 million. In February 1995, management made the determination to reclassify all U. S. Treasury securities to available for sale amounting to $99.1 million of amortized cost and $98.3 million of estimated market value. In December 1995, in accordance with the Financial Accounting Standards Board Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", management reclassified all other investment securities to available for sale, with the exception of obligations of states and political subdivisions. Management has the ability and the intent to hold these securities to maturity, as they are an integral component of Peoples efforts to minimize its federal tax liability.

  Historically, Peoples has been a conservative investor, investing primarily in U. S. Treasury securities, and to a lesser extent local obligations of states and political subdivisions and corporate obligations. During 1995 and continuing through 1996, management increased its investment in mortgage-backed securities. These mortgage-backed securities are all with agencies of the U. S. Government and provide for monthly repayment of interest and principal, thus providing for greater liquidity. Management determined that with the current rate of loan growth, greater liquidity in the investment portfolio was necessary.

  The following table sets forth the carrying amount of securities at the dates indicated

                                                             DECEMBER 31,
                                                       -------------------------
                                                        1996     1995     1994
                                                       ------- -------- --------
                                                            (IN THOUSANDS)
AVAILABLE FOR SALE
U. S. Treasury securities............................. $27,814 $ 54,565 $  2,209
U. S. Government agency securities....................   4,148      997
Mortgage-backed securities............................  47,462   38,843
Corporate securities..................................  14,250   21,458    5,393
Equity securities.....................................   2,347    1,650    1,075
                                                       ------- -------- --------
    TOTAL............................................. $96,021 $117,513 $  8,677
                                                       ======= ======== ========
INVESTMENT SECURITIES
U. S. Treasury securities.............................                  $ 99,197
U. S. Government agency securities....................                     1,010
Mortgage-backed securities............................                     3,932
Obligations of states and political subdivisions...... $22,095 $ 24,383   27,493
Corporate securities..................................                    20,442
                                                       ------- -------- --------
    TOTAL............................................. $22,095 $ 24,383 $152,074
                                                       ======= ======== ========

  At December 31, 1996, Peoples had no securities of any issuer for which the carrying value of such securities exceeded 10% of shareholders' equity.

  The following table sets forth the maturities of securities at December 31, 1996, and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). Tax-equivalent adjustments (using a 34% federal income tax rate) have been made in calculating yields on obligations of states and political subdivisions.

                                                   MATURING
                         --------------------------------------------------------------------
                            WITHIN       AFTER ONE BUT       AFTER FIVE BUT         AFTER
                           ONE YEAR    WITHIN FIVE YEARS    WITHIN TEN YEARS      TEN YEARS    NO FIXED
                         ------------  -------------------  -----------------   -------------  MATURITY
                         AMOUNT YIELD    AMOUNT    YIELD     AMOUNT    YIELD    AMOUNT  YIELD   AMOUNT
                         ------ -----  ---------- --------  --------- -------   ------- -----  --------
                                                       (IN THOUSANDS)
AVAILABLE FOR SALE
U. S. Treasury securi-
 ties................... $4,012 6.94%  $   23,802    7.26%
U. S. Government agency
 securities.............                    4,148    7.56%
Mortgage-backed securi-
 ties...................  1,412 7.73%       5,562    7.27%  $   5,224    7.05%  $35,264 6.50%
Corporate securities....  3,627 7.08%       6,594    6.82%      4,029    7.04%
Marketable equity secu-
 rities.................                                                                        $2,347
                         ------        ----------           ---------           -------         ------
                         $9,051        $   40,106           $   9,253           $35,264         $2,347
                         ======        ==========           =========           =======         ======
INVESTMENT SECURITIES
Obligations of states
 and political subdivi-
 sion................... $8,744 7.34%  $   11,542    7.75%  $   1,809    8.53%  $   --          $  --
                         ======        ==========           =========           =======         ======

  Loans Total loans amounted to $154.0 million at December 31, 1996 compared to $126.6 million at December 31, 1995, an increase of $27.4 million or 21.6%. Total real estate loans amounted to $135.8 million or 88.2% of total loans at December 31, 1996 comprised of: residential real estate loans of $103.8 million, commercial real estate of $21.5 million and real estate construction of $10.5 million.

  Peoples continues to focus its primary lending efforts in residential mortgages. In recent years there has been a very strong loan demand in residential real estate, as well as, somewhat less traditional commercial real estate and construction real estate loans. The loan growth has been spurred by new housing developments in the local market combined with strong marketing efforts of Peoples. Management believes that the conservative lending practices employed by Peoples reduce, to an acceptable level, the impact of declining values of real estate should a downturn in the local real estate market occur.

  Management intends to continue to market real estate lending in its local market, as well as, other lending products to meet the needs of its customers. Management desires to maintain a diversified loan portfolio in its local market area to support the communities it serves. Peoples has no loan concentrations to any industry or group nor does it intend to develop such relationships.

  The following table shows Peoples loan distribution at the end of each reported period:

                                                    DECEMBER 31,
                                     ------------------------------------------
                                       1996     1995     1994    1993    1992
                                     -------- -------- -------- ------- -------
                                                   (IN THOUSANDS)
Commercial, industrial and agricul-
 tural.............................. $  8,849 $  8,075 $  8,834 $ 6,933 $ 6,105
Real estate--construction...........   10,524    6,479    2,946   2,633     964
Real estate--mortgage...............  125,274  100,757   79,813  71,769  60,637
Consumer............................    9,361   11,252   10,333  13,159  13,326
                                     -------- -------- -------- ------- -------
    Total loans..................... $154,008 $126,563 $101,926 $94,494 $81,032
                                     ======== ======== ======== ======= =======

  The following table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 1996. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.

                                                  AFTER ONE
                                          WITHIN  BUT WITHIN   AFTER
                                         ONE YEAR FIVE YEARS FIVE YEARS  TOTAL
                                         -------- ---------- ---------- -------
                                                     (IN THOUSANDS)
Commercial, industrial and agricultur-
 al.....................................  $2,442   $ 5,033    $ 1,373   $ 8,848
Real estate--construction...............   1,809     3,688      5,027    10,524
Real estate--mortgage...................       6     2,304     19,140    21,450
                                          ------   -------    -------   -------
    TOTAL...............................  $4,257   $11,025    $25,540   $40,822
                                          ======   =======    =======   =======
Fixed interest rates....................           $ 3,092    $17,237
Variable interest rates.................             7,933      8,303
                                                   =======    =======
    TOTAL...............................           $11,025    $25,540
                                                   =======    =======

  Nonperforming Loans Peoples nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, have been maintained at relatively low levels. Nonperforming loans, as a percentage of total loans, have continually declined since December 31, 1994 from 1.93% of total loans to 1.50% of total loans at December 31, 1995 and again to 1.29% of total loans at December 31, 1996.

  During 1996, Peoples changed its policy of placing loans on a nonaccrual status, resulting in an increase of $515,000 to $1,450,000 at December 31, 1996 compared to $935,000 at December 31, 1995. This increase was principally attributable to small homogenous one-to-four family residential mortgage loans. For commercial and real estate loans greater than 90 days past due, accrual of income is generally discontinued, and any previously accrued interest is reversed against current income. Consumer loans are generally charged off between 90 and 120 days past due or when deemed uncollectible in the opinion of management. Prior to 1996, management evaluated commercial and real estate loans on an individual basis to determine if they should be placed on nonaccrual status. The accrual of interest was discontinued, when in the opinion of management, collection was doubtful.

  The following table summarizes Peoples nonaccrual and past due loans. Peoples has no restructured loans:

                                                           DECEMBER 31,
                                                  ------------------------------
                                                   1996  1995  1994  1993  1992
                                                  ------ ---- ------ ---- ------
                                                          (IN THOUSANDS)
Nonaccrual loans................................. $1,450 $935 $  485 $96  $  138
Accruing loans past due 90 days or more..........    538  969  1,487 931   1,380

  Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of such loans was $179,000 for the year ended December 31, 1996 and $74,000 was recorded as interest income from non-accrual loans for the year ended December 31, 1996.

  Impaired loans are included with non-accrual loans in the above table, and amounted to $487,000 and $184,000 as of December 31, 1996 and 1995, respectively. Impaired loans are commercial and commercial real estate loans for which it is probable that Peoples will not be able to collect all amounts due according to the contractual terms of the loan agreement. Peoples individually evaluates such loans for impairment and does not aggregate loans by major risk classifications.

  Classified Assets Management regularly reviews the loan portfolio in order to identify potential problem loans, and classifies any potential problem loans as a special mention, substandard, doubtful, or loss asset. An asset is considered substandard if it is inadequately protected by the current equity and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses of those classified as substandard with the additional characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable. Assets classified as loss are considered uncollectible and of such little value that their continuance as assets without the establishment of a specific reserve is not warranted. Assets that do not currently expose the bank to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention are designated special mention. Special mention assets have a potential weakness or pose an unwarranted financial risk that, if not corrected, could weaken the asset and increase risk in the future.

  On the basis of management's review of its loan portfolio, at December 31, 1996, Peoples has classified $1.4 million as substandard and $5.0 million as special mention. Peoples has no assets classified as doubtful or loss at December 31, 1996.

  At December 31, 1996, there were no loans which were not included as past due, or nonaccrual, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present repayment terms.

  Allowance for Loan Losses The allowance for loan losses increased to $1.7 million or 1.09% of total loans at December 31, 1996 from $1.1 million or .89% of total loans at December 31, 1995 as compared to $838,000 or .82% at December 31, 1994. The increase in the allowance for loan losses resulted primarily from increases in the loan portfolio, coupled with the fact that a significant portion of this growth was in commercial real estate loans. The adequacy of the allowance for loan losses is determined by management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors.

  This table summarizes Peoples loan loss experience for each of the periods indicated:

                                               1996    1995   1994  1993  1992
                                              ------  ------  ----  ----  ----
Balance, beginning of period................. $1,127  $  838  $762  $757  $756
  Charge-offs:
   Commercial, industrial and agricultural...     92             3     1
   Real estate-mortgage......................     31      82          46    72
   Consumer..................................    225      68    57    55    50
                                              ------  ------  ----  ----  ----
                                                 348     150    60   102   122
                                              ------  ------  ----  ----  ----
  Recoveries:
   Commercial, industrial and agricultural...                          4
   Real estate-mortgage......................     10       9    32    30    10
   Consumer..................................     22      10     4     8     3
                                              ------  ------  ----  ----  ----
                                                  32      19    36    42    13
                                              ------  ------  ----  ----  ----
  Net charge-offs............................    316     131    24    60   109
  Provision for loan losses..................    875     420   100    65   110
                                              ------  ------  ----  ----  ----
Balance, end of period....................... $1,686  $1,127  $838  $762  $757
                                              ======  ======  ====  ====  ====
Ratio of net charge-offs to average loans
 outstanding.................................   0.23%   0.12% 0.02% 0.07% 0.13%

  Management uses the aforementioned review and analysis to determine the adequacy of the allowance for loan losses on a quarterly basis. The provision for loan losses represents an amount that is sufficient to maintain the reserves at a level necessary to meet present and potential risk characteristics of the loan portfolio. The increased levels of loans and charge-offs has been a significant factor in determining the level of the provision for loan losses.

  Management also considers the causes of charge-offs to assist in the evaluation of the adequacy of the allowance for loan losses. There has been a marked increase in the levels of charge-offs in recent years relating to residential real estate and consumer loans. The charge-offs relating to residential real estate loans in 1995 were attributable to three properties which were foreclosed on and written down to fair value prior to being classified as other real estate owned. Historically, Peoples has had minimal activity relating to other real estate which is attributable to its conservative underwriting standards. Peoples has also noticed an increase in the level of consumer loan charge-offs, particularly those which are unsecured. The levels of personal bankruptcies in Peoples market area are at an all time high which have significantly contributed to the levels of consumer loan losses.

  Peoples has allocated and unallocated components of its allowance for loan losses. The allocated portion reflects expected losses based on specific review of individual loans and applying standard loss ratios to those loans not individually evaluated. The unallocated component is more subjective in nature, based upon management's assessment of nonquantifiable factors such as: dependency on local economic conditions, increased levels and types of lending, increased levels of loan charge-offs, and trends and levels of current nonperforming loans. Peoples has increased its unallocated component of the allowance for loan losses as a result of the significant increases over the past three years of total loans, increased volume of commercial real estate lending, increased levels of charge-offs in the past two years, and the levels of personal bankruptcies occurring in its market area.

  Based on continual evaluation of the loan quality and assessment of the risk characteristics, management believes the allowance for loan losses is adequate to absorb probable loan losses.

  This table shows the allocation of the allowance for loan losses as of the end of each reported period:


                         DECEMBER 31, 1996  DECEMBER 31, 1995  DECEMBER 31, 1994  DECEMBER 31, 1993  DECEMBER 31, 1992
                         ------------------ ------------------ ------------------ ------------------ ------------------
                                PERCENT OF         PERCENT OF         PERCENT OF         PERCENT OF         PERCENT OF
                                 LOANS IN           LOANS IN           LOANS IN           LOANS IN           LOANS IN
                                   EACH               EACH               EACH               EACH               EACH
                                CATEGORY TO        CATEGORY TO        CATEGORY TO        CATEGORY TO        CATEGORY TO
                                   TOTAL              TOTAL              TOTAL              TOTAL              TOTAL
                         AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS
                         ------ ----------- ------ ----------- ------ ----------- ------ ----------- ------ -----------
                                                                 (IN THOUSANDS)
Commercial, industrial
 and agricultural....... $  222       5%    $  244       6%     $202        9%     $115        7%     $ 59        8%
Real estate--construc-
 tion...................    136       7%        81       5%       37        3%       20        3%        7        1%
Real estate--mortgage...    836      82%       539      80%      446       78%      389       76%      398       75%
Consumer................     98       6%       176       9%      129       10%       98       14%      161       16%
Unallocated.............    394       0%        87       0%       24        0%      140        0%      132        0%
                         ------     ---     ------     ---      ----      ---      ----      ---      ----      ---
                         $1,686     100%    $1,127     100%     $838      100%     $762      100%     $757      100%
                         ======     ===     ======     ===      ====      ===      ====      ===      ====      ===

  Deposits Total average deposits decreased during the year by $1.7 million from $238.4 million at December 31, 1995 to $236.7 million at December 31, 1996. Average noninterest-bearing deposits increased by $4.2 million while average interest-bearing deposits decreased by $5.9 million. The modest decrease in total average deposits is consistent with recent years' trends as competition from other financial services industries continues to offer customers an alternative investment instrument.

  Since 1994, there has been a significant change in the composition of the deposit portfolio. Average demand deposits, money market accounts and savings accounts have declined from $20.6 million, $22.4 million and $119.8 million at December 31, 1994 to $20.0 million, $14.9 million and $83.2 million at December 31, 1996, respectively. During the same period, average time deposits have increased from $47.7 million at December 31, 1994 to $77.7 million at December 31, 1996. The fluctuation between savings and time deposits was influenced by customer reaction to a strategic reduction in the rates paid on savings accounts beginning in 1994. Historically, Peoples paid higher than market rates on savings accounts. In an effort to lower Peoples interest rate risk, management began to reduce interest rates on savings products in 1994 to encourage depositors to move to time deposits.

  The daily average amounts of deposits and rates paid on such deposits is summarized for the periods indicated in the following table:

                                                  DECEMBER 31,
                                    -------------------------------------------
                                        1996           1995           1994
                                    -------------  -------------  -------------
                                     AMOUNT  RATE   AMOUNT  RATE   AMOUNT  RATE
                                    -------- ----  -------- ----  -------- ----
                                                 (IN THOUSANDS)
Noninterest-bearing demand depos-
 its..............................  $ 40,930       $ 36,757       $ 34,799
Interest-bearing demand deposits..    20,045 1.92%   19,845 2.00%   20,573 2.20%
Money market accounts.............    14,870 2.59%   16,431 2.50%   22,386 2.74%
Savings deposits..................    83,165 2.49%   94,656 3.03%  119,788 3.25%
Time deposits.....................    77,670 5.35%   70,721 5.54%   47,717 4.85%
                                    --------       --------       --------
                                    $236,680       $238,410       $245,263
                                    ========       ========       ========

  Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1996, are summarized as follows:

      3 Months or less................................................. $ 1,396
      Over 3 through 6 months..........................................     688
      Over 6 through 12 months.........................................   2,731
      Over 12 months...................................................   7,599
                                                                        -------
                                                                        $12,414
                                                                        =======

  Stockholder's Equity Stockholder's equity was $49.8 million at December 31, 1996, an increase of $2.7 million from $47.1 million at December 31, 1995. The increase was comprised of net profits of $5.0 million offset by dividends paid to stockholders of $1.5 million and decreased net unrealized gain on securities of $804,000.

  Peoples is subject to risk-based capital rules. These guidelines include a common framework for defining elements of capital and a system for relating capital to risk. The minimum risk-based capital requirement is 8%. Additionally, the general regulatory guidelines establish a minimum ratio of leverage capital to adjusted total assets of 3% for top rated financial institutions, with less highly rated institutions or those with higher levels of risk, required to maintain ratios of 100 to 200 basis points above the minimum level.

  The following table reflects Peoples capital ratios for the periods presented:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
CAPITAL COMPONENTS
  Tier I.................................................... $ 47,836  $ 44,297
  Total risk-based..........................................   49,522    45,424
ASSETS
  Risk weighted assets...................................... $154,801  $144,858
  Average tangible assets...................................  287,385   284,685
CAPITAL RATIOS
  Tier I risk-based capital.................................    30.90%    30.58%
  Total risk based capital..................................    31.99%    31.36%
  Leverage..................................................    16.65%    15.56%
MINIMUM REGULATORY GUIDELINES
  Tier I risk-based capital.................................     4.00%     4.00%
  Total risk based capital..................................     8.00%     8.00%
  Leverage..................................................     4.00%     4.00%

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The liquidity of a banking institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows of deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits. Peoples liquidity is thus normally considered in terms of the nature and mix of the institution's sources and uses of funds.

  Closely related to the concept of liquidity is the management of interest-earning assets and interest-bearing liabilities. Peoples manages its rate sensitivity position to minimize fluctuation in the net interest margin and to minimize the risk due to changes in interest rates, thereby attempting to achieve consistent growth of net interest income.

  The table below reflects Peoples interest rate sensitivity position of assets and liabilities based on their maturities or period of first repricing.

                                              RATE SENSITIVE
                                              (IN THOUSANDS)
                         -----------------------------------------------------------
                         1 TO 90   91 TO 180  181 TO 365  1 TO 2    BEYOND
                           DAYS      DAYS        DAYS     YEARS    2 YEARS   TOTAL
                         --------  ---------  ---------- --------  -------- --------
Rate Sensitive Assets
  Loans................. $ 35,246  $  9,661    $ 20,329  $ 24,843  $ 62,243 $152,322
  Federal funds sold....    6,465                                              6,465
  Investment securi-
   ties.................    3,371     5,629       8,795    17,554    82,767  118,116
                         --------  --------    --------  --------  -------- --------
    Total Rate Sensitive
     Assets............. $ 45,082  $ 15,290    $ 29,124  $ 42,397  $145,010 $276,903
                         --------  --------    --------  --------  -------- --------
    Cumulative Rate
     Sensitive Assets... $ 45,082  $ 60,372    $ 89,496  $131,893  $276,903
                         --------  --------    --------  --------  --------
Rate Sensitive Liabili-
 ties
  Interest-bearing de-
   mand................. $ 19,842                                           $ 19,842
  Money market..........   15,341                                             15,341
  Savings...............   79,505                                             79,505
  Time deposits.........   16,146  $ 13,513    $ 15,452  $ 15,893  $ 18,899   79,903
                         --------  --------    --------  --------  -------- --------
    Total Rate Sensitive
     Liabilities........ $130,834  $ 13,513    $ 15,452  $ 15,893  $ 18,899 $194,591
                         --------  --------    --------  --------  -------- --------
    Cumulative Rate
     Sensitive
     Liabilities........ $130,834  $144,347    $159,799  $175,692  $194,591
                         --------  --------    --------  --------  --------
    Period Interest Rate
     Sensitivity........ $(85,752) $  1,777    $ 13,672  $ 26,504  $126,111 $ 82,312
                         ========  ========    ========  ========  ======== ========
    Cumulative Gap...... $(85,752) $(83,975)   $(70,303) $(43,799) $ 82,312
                         ========  ========    ========  ========  ========
    Rate Sensitive
     Assets/Rate Sensi-
     tive Liabilities...     0.34      0.42        0.56      0.75      1.42

  In analyzing its gap position, although all time periods are considered, Peoples emphasizes the next twelve month period. An institution is considered to be liability sensitive, or as having a negative gap, when the amount of its rate sensitive liabilities maturing or repricing with a given time period exceeds the amount of its rate sensitive assets also repricing within that same period. Conversely, an institution is considered to be asset sensitive, or as having a positive gap, when the amount of its rate sensitive liabilities maturing or repricing is less than the amount of its rate sensitive assets also maturing or repricing during the same period. Generally, in a falling interest rate environment, a negative gap should result in an increase in net interest income, and in a rising interest rate environment this negative gap should adversely affect net interest income. The converse would be true for a positive gap. The table above reflects that at the one year time horizon, Peoples is liability sensitive and should be adversely affected by a rising interest rate environment.

  However, shortcomings are inherent in a simplified gap analysis that may result in changes in interest rates affecting net interest income more or less than the gap analysis would indicate. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, Peoples looks to its portfolio of investment securities available for sale as a primary source of liquidity, providing the ability to reprice these rate sensitive assets in periods of rising interest rates. Although Peoples does not employ simulation modeling of its interest rate sensitivity position on a routine basis, in management's opinion a rise in interest rates of 200 basis points would not have a material impact on Peoples net interest income.

RESULTS OF OPERATIONS

  Net interest income represents the difference between the interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities and changes in interest yields and rates. Interest on obligations of states and political subdivisions is not subject to federal income tax. As such, the stated (pre-tax) yield on these securities is lower than the yields on taxable securities of similar risk and maturity. In order to make the pre-tax income and resultant yields comparable to taxable investment securities, a taxable equivalent adjustment was added to interest income in the tables below. This adjustment has been calculated using the U. S. federal statutory income tax rate of 34% for the years ended December 31, 1996, 1995, and 1994. The following table demonstrates the amount that has been added to interest income.

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
Interest income per statements of income............... $21,011 $20,003 $19,905
Adjustment to fully taxable equivalent basis...........     613     679     801
                                                        ------- ------- -------
Interest income adjusted to fully taxable equivalent
 basis.................................................  21,624  20,682  20,706
Interest expense.......................................   7,045   7,679   7,297
                                                        ------- ------- -------
Net interest income adjusted to fully taxable equiva-
 lent basis............................................ $14,579 $13,003 $13,409
                                                        ======= ======= =======

  The average balance sheet and net interest income analysis for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                                         DECEMBER 31,
                          -------------------------------------------------------------------------------
                                    1996                       1995                       1994
                          -------------------------  -------------------------  -------------------------
                          AVERAGE            YIELD/  AVERAGE            YIELD/  AVERAGE            YIELD/
                          BALANCE   INTEREST  RATE   BALANCE   INTEREST  RATE   BALANCE   INTEREST  RATE
                          --------  -------- ------  --------  -------- ------  --------  -------- ------
                                                        (IN THOUSANDS)
ASSETS
Interest-earning assets:
 Loans(1)...............  $140,081  $12,317   8.79%  $113,380  $10,073   8.88%  $ 97,093  $ 8,781   9.04%
 Taxable investment se-
  curities..............   107,336    7,283   6.79%   126,134    8,256   6.55%   141,609    9,351   6.60%
 Tax-exempt investment
  securities............    23,578    1,803   7.65%    25,254    1,997   7.91%    28,182    2,356   8.36%
 Federal funds sold.....     4,052      221   5.45%     6,129      356   5.81%     5,049      218   4.32%
                          --------  -------          --------  -------          --------  -------
Total interest-earning
 assets.................   275,047   21,624   7.86%   270,897   20,682   7.63%   271,933   20,706   7.61%
Noninterest-earning as-
 sets
 Cash and due from
  banks.................     6,711                      6,933                      8,625
 Premises and equip-
  ment..................     4,367                      4,725                      4,166
 Other assets...........     2,517                      3,079                      3,459
Less allowance for loan
 losses.................    (1,257)                      (949)                      (812)
                          --------                   --------                   --------
                          $287,385                   $284,685                   $287,371
                          ========                   ========                   ========
LIABILITIES AND SHARE-
 HOLDERS' EQUITY
Interest-bearing liabil-
 ities:
 Demand deposits........  $ 20,045  $   385   1.92%  $ 19,845  $   396   2.00%  $ 20,573  $   453   2.20%
 Money market accounts..    14,870      385   2.59%    16,431      410   2.50%    22,386      613   2.74%
 Savings deposits.......    83,165    2,072   2.49%    94,656    2,864   3.03%   119,788    3,888   3.25%
 Time deposits..........    77,670    4,153   5.35%    70,721    3,921  5.54 %    47,717    2,315   4.85%
 Obligations under capi-
  tal lease.............       377       50  13.26%       654       88  13.46%       222       28  12.67%
                          --------  -------          --------  -------          --------  -------
Total interest-bearing
 liabilities............   196,127    7,045   3.59%   202,307    7,679   3.80%   210,686    7,297   3.46%
Noninterest-bearing lia-
 bilities:
 Demand deposits........    40,930                     36,757                     34,799
 Other..................     2,269                      2,063                      2,502
Shareholders' equity....    48,039                     43,558                     39,384
                          --------                   --------                   --------
                          $287,385                   $284,685                   $287,371
                          ========                   ========                   ========
                                    -------                    -------                    -------
Net interest income.....            $14,579                    $13,003                    $13,409
                                    =======                    =======                    =======
Net yield on interest-
 earning assets.........                      5.30%                      4.80%                      4.93%

--------
(1) For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

  The following tables set forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                                             YEAR ENDED DECEMBER 31,
                         ---------------------------------------------------------------------
                                   1996 VS 1995                       1995 VS 1994
                         ----------------------------------  ---------------------------------
                          INCREASE (DECREASE) DUE TO (1)     INCREASE (DECREASE) DUE TO (1)
                         ----------------------------------  ---------------------------------
                            VOLUME       RATE        NET        VOLUME      RATE        NET
                         -----------  ---------  ----------  ----------- ---------  ----------
                                                  (IN THOUSANDS)
Interest earned on:
  Loans................. $     2,347  $    (103) $    2,244  $    1,453  $    (161) $    1,292
  Taxable investment se-
   curities.............      (1,267)       294        (973)     (1,367)       272      (1,095)
  Tax-exempt investment
   securities...........        (123)       (71)       (194)        211       (570)       (359)
  Federal funds sold....        (111)       (24)       (135)        (11)       149         138
                         -----------  ---------  ----------  ----------  ---------  ----------
                         $       846  $      96  $      942  $      286  $    (310) $      (24)
Interest paid on:
  Demand deposits.......           4        (15)        (11)        (17)       (40)        (57)
  Money market ac-
   counts...............         (40)        15         (25)       (104)       (99)       (203)
  Savings deposits......        (491)      (301)       (792)       (413)      (611)     (1,024)
  Time deposits.........         371       (139)        232        (190)     1,796       1,606
  Other borrowed funds..         (37)        (1)        (38)         56          4          60
                         -----------  ---------  ----------  ----------  ---------  ----------
                         $      (193) $    (441) $     (634) $     (668) $   1,050  $      382
                                                 ----------                         ----------
Change in net interest
 income.................                         $    1,576                         $     (406)
                                                 ==========                         ==========

--------
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

  The table below shows operating and capital ratios of Peoples for the dates indicated:

                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                        1996     1995     1994
                                                      -------  -------  -------
Return on average assets.............................    1.74%    1.54%    1.58%
Return on average equity.............................   10.39%   10.04%   11.50%
Dividend payout ratio................................   29.11%   20.38%   17.89%
Equity to asset ratio................................   17.12%   16.30%   14.40%


COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 AND 1995

  Net Income Net income amounted to $5.0 million or $43.16 per share in 1996, representing an increase of 14.2% from the $4.4 million or $37.81 per share in 1995. The return on average assets was 1.74% for 1996 and 1.54% for 1995. The return on average equity was 10.39% in 1996 compared to 10.04% in 1995.

  Net Interest Income On a fully taxable equivalent basis, net interest income increased $1.6 million or 12.1% in 1996 as compared to 1995. The net yield on interest-earning assets increased by 50 basis points (1% equals 100 basis points) to 5.30%, while the average balance of interest-earning assets increased by $4.2 million or 1.5%.

  Total interest income increased $962,000 which is the result of the shifting of $20.5 million of the investment securities with a weighted average yield of 6.94% along with $2.1 million of federal funds sold yielding 5.45% to the loan portfolio yielding 8.79%, plus the additional loan growth of $4.1 million.

  Total interest expense declined by $634,000 primarily as a result of a 21 basis point decline in the total cost of funds from 3.80% in 1995 to 3.59% in 1996. This was also compounded by a decline in total average interest-bearing liabilities of $6.2 million.

  Provision for Loan Losses The provision for loan losses amounted to $875,000 for 1996 compared to $420,000 in 1995. The increase in the provision is the result of significant increases in the loan portfolio and loan charge-offs over the past two years. Also affecting the level of the provision for loan losses is the fact that a significant portion of this loan growth is secured by commercial real estate. Historically, Peoples has experienced minimal net charge-offs relating to residential real estate loans, however management recognizes that commercial real estate loans inherently possess a greater degree of risk of loss. Net charge-offs totaled $316,000 in 1996 compared to $131,000 in 1995. The increased levels of charge-offs have primarily been the result of unsecured consumer loans, resulting from personal bankruptcies reaching an all time high.

  Noninterest Income Noninterest income decreased $35,000 or 4.2% in 1996 compared to 1995. The decrease was attributable to reduced levels of security gains in 1996 and higher levels of service charges on deposit accounts. During 1996, Peoples recognized net security gains of $55,000 compared to net security gains in 1995 of $121,000. The level of security gains in 1996 and 1995 were the result of the sale of U. S. Treasury securities during the periods, as previously discussed. The increase in service charges on deposit accounts relates to a greater volume on noninterest-bearing deposit accounts.

  Noninterest Expense Noninterest expense increased by $134,000 in 1996 compared to 1995. The increase was primarily the result of increases in salaries and employee benefits of $113,000, professional fees of $465,000 and other expenses of $225,000, offset by declines in FDIC insurance premiums of $277,000 and loss from fraudulent transactions of $405,000.

  Salaries and employee benefits increased by $113,000 or 3.7% which reflects normal salary increases during 1996.

  Professional fees relating to accounting and legal services increased by $465,000 during 1996, as a result, of two significant events. The first event was the discovery and investigation of activities of a now former executive officer of Peoples who had executed a series of fraudulent transactions. The second event was the negotiation and performance of the Agreement and Plan of Merger being entered into by Peoples and S&T Bank, in connection with which Peoples was required to comply with the additional reporting requirements of filings to be submitted to the Securities and Exchange Commission.

  The most significant increases in other expenses related to costs of real estate owned and costs associated with the loan growth in recent years. Historically, Peoples has had very low volumes of real estate acquired in settlement of loans. During 1996, Peoples incurred costs associated with the foreclosure and disposal of real estate owned amounting to $52,000. Costs associated with the credit analysis of existing loans, such as credit searches and reappraisals to ensure the credit worthiness of the loan portfolio, increased by approximately $50,000 during 1996.

  As a result of the Bank Insurance Fund (the "BIF") reaching its required level of capitalization, Peoples was only required to pay a $2,000 premium in 1996 compared to 4 basis points on all insurable deposits or $279,000 in 1995.

  As discussed in the Notes to the Financial Statements, it was discovered that a now former executive officer of Peoples had executed a series of fraudulent transactions which resulted in a loss of $405,000. These transactions consisted primarily of granting loans to individuals where the proceeds were ultimately received by the executive officer. Peoples is actively pursuing recovery.

  Federal Income Taxes Federal income tax expense increased $399,000 to $2,015,000 in 1996, as a result of higher levels of pre-tax income. The 1996 effective tax rate of 28.8% was below the 34% statutory rate primarily as a result of tax-exempt interest.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 AND 1994

  Net Income Net income amounted to $4.4 million or $37.81 per share in 1995, representing a decline of 3.4% from the $4.5 million or $39.15 per share in 1994. The return on average assets was 1.54% for 1995 and 1.58% for 1994. The return on average equity was 10.04% in 1995 compared to 11.50% in 1994.

  Net Interest Income On a fully taxable equivalent basis, net interest income decreased $406,000 or 3.0% in 1995 as compared to 1994. The net yield on interest-earning assets decreased slightly by 13 basis points to 4.80%, while the average balance of interest-earning assets declined by $1.0 million or
 .4%.

  Although net interest income declined slightly, average loans increased by $16.3 million while average investment securities declined by $18.4 million. The yield on average loans during 1995 amounted to 8.88% compared to the weighted yield on investment securities of 6.77%.

  Net interest income was most significantly effected by the increase in costs of funds relating to time deposits, increasing 69 basis points compounded by the increase in average time deposits of $23.0 million. The increase in average time deposits was offset by a decline in average savings accounts of $25.1 million. As a result of the significant growth in loans during the year, management attempted to shift its deposit mixture to improve its interest rate risk position. The level and mix of funds is continually monitored by the Asset/Liability Committee in order to mitigate the interest rate sensitivity and liquidity risks of the balance sheet.

  Provision for Loan Losses The provision for loan losses amounted to $420,000 for 1995 compared to $100,000 in 1994. As previously discussed in the comparison of 1996 results of operations with 1995, the increase in the provision is primarily the result of the continued loan growth in 1995 and the risk associated with those loans. Net charge-offs totaled $131,000 in 1995 as compared to $24,000 in 1994. The increase in charge-offs in 1995 related primarily to write downs of $82,000 on three residential real estate properties which were acquired in foreclosure and transferred to other real estate owned.

  Noninterest Income Noninterest income increased $141,000 or 20.2% in 1995 compared to 1994. The increase was attributable to increased levels of security gains in 1995. During 1995 Peoples recognized net security gains of $121,000 compared to net security losses in 1994 of $3,000. The level of security gains in 1995 were the result of the sale of U. S. Treasury securities for the purpose of reinvesting the proceeds in loan originations and mortgage-backed securities.

  Noninterest Expense Noninterest expense decreased by $331,000 in 1995 compared to 1994. The decline was primarily the result of declines in salaries and employee benefits of $294,000, data processing costs of $266,000 and FDIC insurance premiums of $280,000, offset by increases in furniture and equipment of $150,000 and loss from fraudulent transactions of $405,000.

  The decline in salary and employee benefits was the result of two significant events. The first event was a change in the health coverage in 1995 from an indemnity plan to a point of service plan resulting in a savings of $92,000. The second change resulted from a buyout of an employment contract and related pension benefit in 1994 of a former executive officer of Peoples, resulting in a charge to operations of $189,000.

  Data processing expense declined and furniture and fixture expense increased as a result of the new data processing system put in place during the fourth quarter of 1994. The new computer equipment placed in service was accounted for as a capital lease. Prior to the fourth quarter of 1994 Peoples utilized a third party for data processing needs.

  FDIC insurance premiums were reduced from 23 basis points to 4 basis points resulting in a savings of $280,000 to Peoples. The FDIC insurance rate was reduced as a result of the BIF reaching its required level of capitalization.

  In September of 1996, it was discovered that a now former executive officer of Peoples had executed a series of fraudulent transactions which resulted in a loss of $405,000. These transactions consisted primarily of granting loans to individuals where the proceeds were ultimately received by the executive officer. Peoples is actively pursing recovery.

  Federal Income Taxes Federal income tax expense increased $23,000 to $1,616,000 in 1995, as a result of lower levels of tax-exempt income. The 1995 effective tax rate of 27.0% was below the 34% statutory rate primarily as a result of tax-exempt interest.

                                                                     APPENDIX A
                     AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement") dated as of November 25, 1996, by and among PEOPLES BANK OF UNITY ("Peoples"), a Pennsylvania banking institution having its registered office at 7660 Saltsburg Road, Pittsburgh, Pennsylvania 15239-3700, S&T BANCORP, INC. ("S&T"), a Pennsylvania corporation having its principal executive office at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921 and S&T Bank, a Pennsylvania banking institution having its registered office at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921, the stock of which is wholly owned by S&T.

                                  WITNESSETH

  WHEREAS, the parties hereto desire that Peoples shall be merged with and into S&T Bank ("Merger") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger") pursuant to which the shareholders of Peoples will receive shares of common stock of S&T in exchange for their shares of common stock of Peoples; and

  WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1

                                  Definitions

  1.1. "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

  1.2. "Closing Date" shall mean the date specified pursuant to Section 4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

  1.3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

  1.4. "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

  1.5. "Competing Transaction" shall mean any of the following involving Peoples (other than the transactions contemplated by this Reorganization Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Peoples in a single transaction or series of transactions to the same person, entity or group or (c) any public announcement by Peoples of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  1.6. "Department of Banking" shall mean the Pennsylvania Department of Banking.

  1.7. "Effective Date" shall mean the date specified pursuant to Section 4.9 hereof as the effective date of the Merger.

  1.8. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  1.9. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  1.10. "FDIA" shall mean the Federal Deposit Insurance Act.

  1.11. "FDIC" shall mean the Federal Deposit Insurance Corporation.

  1.12. "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  1.13. "Investment Company Act" means the Investment Company Act of 1940, as amended.

  1.14. "Pennsylvania Banking Code" shall mean the Pennsylvania Banking Code of 1965, as amended.

  1.15. "Peoples Financial Statements" shall mean (i) the unaudited balance sheet and income statement of Peoples as of September 30, 1996 and the audited balance sheets as of December 31, 1995 and 1994 and the related statements of cash flows and changes in shareholders' equity (including related notes, if any) and the income statements for each of the three years ended December 31, 1995, 1994 and 1993 and (ii) the balance sheets of Peoples and related statements of income (including statements of cash flows and changes in shareholders' equity and related notes, if any) with respect to quarterly or annual periods ended subsequent to September 30, 1996; except that financial statements as of, or for the nine months ended, September 30, 1996 are contained in a revised Call Report to be filed in November or December, 1996, and have been prepared in accordance with generally accepted accounting principles in all material respects, except that such financial statements do not contain statements of cash flows or changes in shareholders' equity or footnotes and are subject to normal year-end adjustments.

  1.16. "Previously Disclosed" shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from Peoples and delivered to S&T.

  1.17. "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of S&T and Peoples to solicit their votes in connection with this Reorganization Agreement and the Plan of Merger.

  1.18. "Registration Statement" shall mean the registration statement with respect to the S&T Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

  1.19. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

  1.20. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

  1.21. "Securities Act" shall mean the Securities Act of 1933, as amended.

  1.22. "Securities Laws" shall mean: the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

  1.23. "S&T Financial Statements" shall mean (i) the consolidated balance sheets of S&T as of September 30, 1996 and as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended September 30, 1996 and each of the three years ended December 31, 1995, 1994 and 1993 as filed by S&T in SEC Documents and (ii) the consolidated balance sheets of S&T and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by S&T in SEC Documents with respect to quarterly or annual periods ended subsequent to September 30, 1996.

  1.24. "Tax" or "Taxes" shall mean all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added, commercial rent or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

  1.25. "Tax Returns" shall mean all federal, state, local and foreign tax returns including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and any regulations thereunder, and any comparable state and local laws and regulations, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and the regulations thereunder, and any comparable state and local laws and regulations.

  Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement.

                                   ARTICLE 2

                   Representations and Warranties of Peoples

  Peoples hereby represents and warrants to S&T as follows:

2.1. CAPITAL STRUCTURE OF PEOPLES

  The authorized capital stock of Peoples consists of 115,660 shares of common stock, par value $10.00 per share ("Peoples Common Stock"), all of which shares are issued and outstanding. All outstanding shares of Peoples capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of Peoples. None of the shares of Peoples capital stock has been issued in violation of the preemptive rights of any person.

2.2. NO SUBSIDIARIES

  Peoples does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, savings association or other organization.

2.3. ORGANIZATION, STANDING AND AUTHORITY OF PEOPLES

  Peoples is a duly organized Pennsylvania banking institution, validly existing and in good standing under applicable laws. Peoples has full power and authority to carry on its business as now conducted. Peoples is not required to be qualified to do business in any other State of the United States or any foreign jurisdiction. Peoples has all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

2.4. AUTHORIZED AND EFFECTIVE REORGANIZATION AGREEMENT

  (a) Peoples has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Peoples, subject to approval thereof by the shareholders of Peoples to the extent required by applicable law and the Articles of Incorporation and By-Laws of Peoples.

  (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, Peoples will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Peoples, except that the affirmative vote of the holders of two-thirds of the outstanding shares of Peoples Common Stock is required to approve the Plan of Merger pursuant to the Pennsylvania Banking Code.

  (c) This Reorganization Agreement constitutes a legal, valid and binding obligation of Peoples and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of Peoples, in each case enforceable against it in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (d) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Peoples with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Peoples, (ii) constitute or result in a breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Peoples pursuant to, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Peoples.

2.5. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

  The Peoples Financial Statements fairly present the financial position of Peoples as of the dates indicated and the results of operations (and changes in shareholders' equity and cash flows for audited periods) of Peoples for the periods then ended in conformity with generally accepted accounting principles (in all material respects for unaudited periods) applied on a consistent basis except as disclosed therein and except that the Peoples Financial Statements as of, or for the nine months ended, September 30, 1996 (which were included in a revised Call Report) and all other interim financial statements for periods prior to September 30, 1996 were prepared in accordance with generally accepted accounting principles in all material respects, except that such financial statements do not contain statements of cash flows or changes in shareholders' equity or footnotes and are subject to normal year-end adjustments. Except as Previously Disclosed, the books and records of Peoples fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Except as Previously Disclosed, such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Except as Previously Disclosed, the minute books of Peoples contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.6. MATERIAL ADVERSE CHANGE

  Except as Previously Disclosed, Peoples has not suffered any material adverse change in its financial condition, results of operations or business since December 31, 1995.

2.7. ABSENCE OF UNDISCLOSED LIABILITIES

  Peoples has no liability (contingent or otherwise) that is material to Peoples, or that, when combined with all similar liabilities, would be material to Peoples, except as disclosed in the Peoples Financial Statements as of the date of this Reorganization Agreement or as Previously Disclosed.

2.8. PROPERTIES

  Peoples has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Peoples Financial Statements as being owned by Peoples as of December 31, 1995 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for reasonably adequate consideration in the ordinary course of business. All leases pursuant to which Peoples, as lessee, leases real or personal property are valid and subsisting in accordance with their respective terms. Peoples has Previously Disclosed a true, complete and correct list of all personal property owned by officers or directors of Peoples and located on the premises of Peoples or used in Peoples' business.

2.9 LOANS

  Each loan reflected as an asset in the Peoples Financial Statements as of September 30, 1996, and each loan entered into subsequent thereto, (i) is evidenced in all material respects by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of September 30, 1996, Peoples is not a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Peoples or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

2.10. ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses reflected on the Peoples Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

2.11. TAX MATTERS

  (a) Peoples has timely filed all federal income tax returns required to be filed by it for each year through December 31, 1995 and has timely filed, or caused to be filed, all other federal, state, local and foreign Tax Returns required to be filed with respect to Peoples.

  (b) All Taxes due in respect of any tax periods have been paid or adequate reserves have been established for the payment of such Taxes and, as of the Closing Date, all Taxes due or to become due in respect of any tax periods ending on or prior to the Closing Date will have been paid or adequate reserves or accruals will have been established for the payment thereof. Peoples will not have any material liability for any Taxes in excess of the amounts so paid or reserves or accruals so established. No audit examination or deficiency or refund litigation is pending with respect to tax periods of Peoples ending on or prior to the Closing Date.

  (c) All federal, state and local (and, if applicable, foreign) Tax Returns filed by Peoples are complete and accurate in all material respects. Peoples is not delinquent in the payment of any Tax, assessment or governmental charge, and Peoples has not requested any extension of time within which to file any Tax Returns in respect of any taxable year or portion thereof which have not since been filed. No deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Peoples which have not been settled and paid. There are currently no agreements in effect with respect to Peoples to extend the period of limitations for the assessment or collection of any Tax.

  (d) Termination of the employment of any employees of Peoples following consummation of the transactions contemplated hereby will not cause Peoples to make or to be required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

2.12. EMPLOYEE BENEFIT PLANS

  (a) Peoples has Previously Disclosed true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Peoples, and will make available to S&T (i) the most recent actuarial and financial reports prepared with respect to any plans qualified under Section 401(a) of the Code, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any plan qualified under Section 401(a) of the Code.

  (b) Neither Peoples (nor any pension plan maintained by it) has incurred or reasonably expects to incur any material liability to the Internal Revenue Service with respect to any plan qualified under Section 401(a) of the Code. Except as Previously Disclosed, Peoples has never sponsored, participated in or maintained any defined benefit pension plan. Peoples has never participated in a multiemployer plan as such term is defined in ERISA.

  (c) A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Peoples which is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and Peoples does not know of any ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

  (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Peoples which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or the correction of which would have a material adverse effect on the financial condition, results of operations or business of Peoples.

2.13. CERTAIN CONTRACTS

  (a) Except as Previously Disclosed, Peoples is neither a party to, nor is it bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments made in the ordinary course of the banking business of Peoples), (ii) any agreement, indenture or other instrument relating to the borrowing of money by Peoples or the guarantee by Peoples of any such obligation, other than instruments relating to transactions entered into in the customary course of the banking business of Peoples and reflected in the Peoples Financial Statements, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

  (b) Peoples is not in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

  (c) Since December 31, 1995, Peoples has neither incurred nor paid any obligation or liability that would be material to Peoples, except obligations incurred or paid in connection with transactions in the ordinary course of business of Peoples consistent with its past practices or except as Previously Disclosed or reflected in the Peoples Financial Statements.

  (d) Except as Previously Disclosed, Peoples is not a party to any transaction (other than agreements Previously Disclosed in connection with Section 2.13(a) hereof) with (i) any person who has been an executive officer or a director of Peoples since January 1, 1993, (ii) any spouse of any such officer or director, (iii) any parent, child, brother, sister, or other family relation of any such officer or director who has the same home as such officer or director, (iv) any corporation or other entity of which any such officer or director or any such family relation is an officer, director, partner, or greater than 5% shareholder (based on percentage ownership of voting stock) or
(v) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, (x) any transaction involving a contract, agreement, or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, and (y) loans (including any loan guaranty) outstanding at the date hereof, but not (z) deposit accounts maintained at Peoples in the ordinary course of its banking business.

2.14. LEGAL PROCEEDINGS

  Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Peoples, threatened against Peoples or against any asset, interest or right of Peoples that would, if determined adversely to Peoples, have a material adverse effect on Peoples. To the knowledge of Peoples, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose upon S&T, Peoples or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Peoples, threatened against any present or former director or executive officer of Peoples that might give rise to a claim for indemnification that would, if determined adversely to Peoples, have a material adverse effect on Peoples, and, to the knowledge of Peoples, there is no reasonable basis for any such action, suit or proceeding.

2.15. COMPLIANCE WITH LAWS

  Except as Previously Disclosed, Peoples is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Peoples nor, to the knowledge of Peoples, any director or officer thereof has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Peoples is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing. Without limiting the generality of the foregoing, Peoples has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. (S) 5301 et seq., and its implementing regulations.

2.16. BROKERS AND FINDERS

  Neither Peoples nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that Peoples has engaged and will pay a fee or commission to Danielson Associates, Inc.

2.17. INSURANCE

  Peoples has Previously Disclosed a complete and accurate summary of all insurance policies and bonds maintained by Peoples. Except as Previously Disclosed, Peoples has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds and, within the last three years, Peoples has not been refused any insurance coverage sought or applied for, and Peoples has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Peoples.

2.18. DEPOSIT INSURANCE

  Except as Previously Disclosed, Peoples is an insured bank as defined in the FDIA, and Peoples has paid all assessments and filed all reports required by the FDIA.

2.19. ENVIRONMENTAL LIABILITY

  There is no legal, administrative, arbitral or other proceeding, or, to the knowledge of Peoples, claim, action, cause of action, or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Peoples of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Peoples, threatened against Peoples, which liability might have a material adverse effect on the financial condition, results of operations or business of Peoples; except as Previously Disclosed, to the knowledge of Peoples, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Peoples is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.20. CERTAIN INFORMATION

  The information contained in the Proxy Statement, other than information subject to Section 3.9(a) hereof, at the time the Proxy Statement is mailed to shareholders of Peoples up to and including the time of the Peoples shareholders' meeting to vote upon the Merger, (i) shall comply in all material respects with the applicable provisions of the regulations of the Securities Laws and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

2.21. POOLING OF INTERESTS

  As of the date of this Reorganization Agreement, Peoples, after having consulted with its independent auditors concerning the requirements of the relevant accounting literature and SEC pronouncements and interpretations, does not believe that it has taken any steps which would preclude S&T from accounting for the Merger under the pooling of interests method and knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                                   ARTICLE 3

                     Representations and Warranties of S&T

  S&T hereby represents and warrants to Peoples as follows:

3.1. CAPITAL STRUCTURE OF S&T

  The authorized capital stock of S&T consists at September 30, 1996 of (i) 10,000,000 shares of preferred stock, no par value, none of which has been issued and (ii) 25,000,000 shares of common stock, par value $2.50 per share ("S&T Common Stock"), of which 11,046,355 shares were issued and outstanding and 774,589 shares were held in treasury. All outstanding shares of S&T capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of S&T. None of the shares of S&T's capital stock has been issued in violation of the preemptive rights of any person. The shares of S&T Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. As of September 30, 1996, no shares of S&T Common Stock were reserved for issuance.

3.2. ORGANIZATION, STANDING AND AUTHORITY OF S&T

  Each of S&T and its wholly-owned banking subsidiary, S&T Bank, is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to carry on its business as now conducted. S&T's wholly-owned nonbanking subsidiary, S&T

Investment Company, Inc., is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as now conducted. S&T is registered as a bank holding company under the Bank Holding Company Act.

3.3. AUTHORIZED AND EFFECTIVE REORGANIZATION AGREEMENT

  (a) Each of S&T and S&T Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of S&T and S&T Bank.

  (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, S&T and S&T Bank will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of S&T and S&T Bank, except that the affirmative vote of the holders of two-thirds of the outstanding shares of S&T Common Stock is required to authorize the issuance of S&T Common Stock pursuant to this Reorganization Agreement and Plan of Merger in accordance with Nasdaq requirements.

  (c) The Board of Directors of S&T has directed that this Reorganization Agreement and the Plan of Merger be submitted to S&T's stockholders for approval at a special meeting to be held as soon as practicable.

  (d) This Reorganization Agreement constitutes a legal, valid and binding obligation of S&T and S&T Bank and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of S&T and S&T Bank, enforceable against them in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (e) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by S&T or S&T Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation, charter or by-laws of S&T or S&T Bank, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of S&T or S&T Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to S&T or S&T Bank, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate would not have a material adverse effect on S&T.

3.4. SEC DOCUMENTS; REGULATORY FILINGS

  S&T has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. S&T and each S&T subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency and such reports were prepared, in all material respects, in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

3.5. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

  The S&T Financial Statements fairly present the consolidated financial position of S&T as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of S&T for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein. The books and records of S&T fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of S&T contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.6. MATERIAL ADVERSE CHANGE

  S&T has not suffered any material adverse change in its financial condition, results of operations or business since December 31, 1995.

3.7. ABSENCE OF UNDISCLOSED LIABILITIES

  S&T has no liability (contingent or otherwise) that is material to S&T, or that, when combined with all similar liabilities, would be material to S&T, except as disclosed in the S&T Financial Statements.

3.8. ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses reflected on the S&T Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

3.9. CERTAIN INFORMATION

  (a) The information provided by S&T to Peoples for use in the Proxy Statement, at the time the Proxy Statement is mailed to shareholders of Peoples and at all subsequent times up to and including the time of the Peoples shareholders' meeting to vote upon the Merger, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

  (b) When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the S&T shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by S&T relating to S&T, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.10. BROKERS AND FINDERS

  Neither S&T nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that S&T has engaged and will pay a fee or commission to McDonald & Company Securities, Inc.

3.11. COMPLIANCE WITH LAWS

  Each of S&T and its subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of S&T, its subsidiaries or, to the knowledge of S&T, any director or executive officer of S&T or any of its subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. None of S&T or any subsidiary of S&T is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.

3.12. LEGAL PROCEEDINGS

  To the knowledge of S&T, there are no actions, suits or proceedings instituted, pending or, to the knowledge of S&T, threatened against S&T or against any asset, interest or right of S&T that would, if determined adversely to S&T, have a material adverse effect on S&T. To the knowledge of S&T, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose upon S&T, Peoples or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of S&T, threatened against any present or former director or executive officer of S&T that might give rise to a claim for indemnification that would, if determined adversely to S&T, have a material adverse effect on S&T, and, to the knowledge of S&T, there is no reasonable basis for any such action, suit or proceeding.

3.13. POOLING OF INTERESTS

  As of the date of this Reorganization Agreement, S&T, after having consulted with its independent auditors concerning the requirements of the relevant accounting literature and SEC pronouncements and interpretations, does not believe that it has taken any steps which would preclude it from accounting for the Merger under the pooling of interests method and knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

                                   ARTICLE 4

                                   Covenants

4.1. SHAREHOLDERS' MEETINGS

  S&T and Peoples shall submit this Reorganization Agreement and the Plan of Merger and, in the case of S&T, the issuance of S&T Common Stock thereunder, to their respective shareholders for approval at special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of S&T and Peoples as determined by each after consultation with such board's counsel, the boards of directors of S&T and Peoples shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

4.2. PROXY STATEMENT; REGISTRATION STATEMENT

  The Board of Directors of Peoples will direct that this Reorganization Agreement and the Plan of Merger be submitted to Peoples' shareholders for approval at a special meeting to be held as soon as practicable. As promptly as practicable after the date hereof, S&T and Peoples shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of S&T and Peoples in connection with the Merger and the transactions contemplated thereby and to be filed by S&T as part of the Registration Statement. S&T will advise Peoples, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the S&T Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. S&T shall take all actions necessary to register or qualify the shares of S&T Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. S&T shall apply for approval to have the shares of S&T Common Stock authorized for trading on the Nasdaq National Market System prior to the Effective Date.

4.3. PLAN OF MERGER

  The terms of the Plan of Merger are incorporated herein by reference. Peoples shall execute and deliver the Plan of Merger as soon as practicable following S&T's request therefor.

4.4. APPLICATIONS

  As promptly as practicable after the date hereof, S&T shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Plan of Merger (i) to the FDIC pursuant to 12 U.S.C. (S) 1828(c)(2) and (ii) to the Department of Banking pursuant to Section 1603 of the Pennsylvania Banking Code, and each of the parties hereto shall submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. S&T and Peoples each represents and warrants to the other that all information concerning it and its directors, officers and shareholders included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

4.5. BEST EFFORTS; CERTAIN NOTICES AND INFORMATION

  (a) S&T and Peoples shall each use its best efforts in good faith to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.4 above and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Peoples shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of S&T, except where such payment or modification would not have a material adverse effect on Peoples, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code.

  (b) Peoples shall give prompt notice to S&T, and S&T shall give prompt notice to Peoples, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Reorganization Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of S&T or Peoples, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

  (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

4.6. INVESTIGATION AND CONFIDENTIALITY

  Peoples and S&T will each keep the other advised of all material developments relevant to its business and to the consummation of the transactions contemplated herein. Peoples and S&T may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Peoples and S&T agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 6.1 hereof. In the event of termination of this Reorganization Agreement, each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Reorganization Agreement.

4.7. PRESS RELEASES

  Peoples and S&T shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary.

4.8. COVENANTS OF PEOPLES

  (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger or consented to or approved by S&T, Peoples shall use its reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

  (b) Except with the prior written consent of S&T, between the date hereof and the Effective Date, Peoples shall not:

    (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, except that Peoples may, in order to conform to the S&T dividend policy subsequent to the execution of this Reorganization Agreement, (i) declare a dividend in December 1996 with a record date of January 2, 1997 and payable in January 1997 in an amount equal to the dollar amount of the per share dividend in respect of the fourth quarter of 1996 that S&T declares in December 1996, payable to S&T shareholders in January 1997, multiplied by the number of the shares of S&T Common Stock to be received by shareholders of Peoples pursuant to the Merger ("Exchange Ratio"); (ii) if the Effective Date shall not have occurred prior to April 1, 1997, declare a dividend on or after April 1, 1997, payable in April 1997 in an amount equal to the dollar amount of the per share dividend in respect of the first quarter of 1997 that S&T declares in March 1997, payable to S&T shareholders in April 1997, multiplied by the Exchange Ratio; and (iii) if the Effective Date shall not have occurred prior to July 1, 1997, declare a dividend on or after July 1, 1997, payable in July 1997 in an amount equal to the dollar amount of the per share dividend in respect of the second quarter of 1997 that S&T declares in June 1997, payable to S&T shareholders in July 1997, multiplied by the Exchange Ratio;

    (3) issue any shares of its capital stock or permit any treasury shares to become outstanding, incur any additional debt obligation or other obligation for borrowed money, other than in the ordinary course of business of Peoples consistent with past practice;

    (4) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (5) amend its charter or by-laws;

    (6) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization; or create any subsidiary;

    (7) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business; enter into any material swap, hedge or other similar off-balance sheet transaction; waive or release any material right or cancel or compromise any material debt or claim; restructure, extend or modify any loan Previously Disclosed pursuant to the second sentence of
  Section 2.9 hereof or that would have been required to have been so disclosed if it had been outstanding at September 30, 1996, waive or release any right or cancel or compromise any debt or claim in connection with any such loan, or make any new loan that would have been required to have been so disclosed if it had been outstanding at September 30, 1996;

    (8) liquidate or sell or dispose of any material assets or acquire any material assets; make any capital expenditures in excess of $25,000 in the aggregate; or establish new branches or other similar facilities; or enter into or modify any leases or other contracts that involve annual payments by Peoples that exceed $10,000 in any instance or $25,000 in the aggregate;

    (9) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in accordance with Peoples' standard compensation and benefits practices; enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

    (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives;

    (11) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants (including but not limited to the adoption of Statement of Financial Accounting Standard
  107), or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in law or applicable regulations;

    (12) solicit, encourage or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Peoples or any business combination with Peoples, or, subject to the fiduciary duties of its directors as advised by counsel, furnish any information relating to or in connection with any such inquiries or proposals, other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify S&T immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with Peoples; or

    (13) agree to do any of the foregoing.

  (c) As soon as practicable, Peoples shall cause (i) financial statements to be prepared in conformity with generally accepted accounting principles for whatever full fiscal year periods are necessary to comply with the requirements of Form S-4 under the Securities Act, with respect to this transaction, and with the other requirements of the rules and regulations under the Securities Act and the Exchange Act as may be applicable to S&T,
(ii) its independent public accountants to perform an audit of such financial statements in conformity with generally accepted auditing standards, and (iii) its independent public accountants to consent to the use of their opinion with respect to such financial statement in registration statements filed by S&T under the Securities Act.

4.9. CLOSING; ARTICLES OF MERGER

  The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at such location as the parties may agree, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in
Article 5 hereof or such later date within 30 days thereafter as reasonably may be specified by S&T, with the Merger to be consummated after such intermediate steps as S&T reasonably may specify. The Merger shall be effective at the time and date specified in the Articles of Merger.

4.10. PEOPLES EMPLOYEES; BOARD OF DIRECTORS; INDEMNIFICATION

  (a) All employees of Peoples as of the Effective Date shall become employees of S&T or a subsidiary of S&T. Nothing in this Reorganization Agreement shall give any employee of Peoples a right to continuing employment with S&T after the Effective Date. As soon as practicable after the Effective Date, S&T shall provide or cause to be provided to all employees of Peoples who remain employed by S&T benefits which in the aggregate are no less favorable than those generally afforded to other S&T employees holding similar positions, provided that for purposes of determining eligibility for and vesting of such employee benefits, service with Peoples prior to the Effective Date shall be treated as service to the same extent as if such persons had been employees of S&T or affiliates of S&T, and provided further that this Section 4.10(a) shall not be construed (i) to limit the ability of S&T and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require S&T or its affiliates to provide employees or former employees with post-retirement medical benefits.

  (b) S&T shall take all requisite action immediately prior to the Effective Date to elect as members of its board of directors three persons selected by Peoples to serve as directors of S&T.

  (c) From and after the Effective Date for a period of three years, S&T shall indemnify persons who serve as directors and officers of Peoples as of the date of this Reorganization Agreement for claims arising prior to the Effective Date as provided under S&T's By-Laws as delivered to Peoples prior to the execution of this Reorganization Agreement, as if such persons had been entitled to indemnification under such S&T By-Laws prior to the Effective Date.

4.11. AFFILIATES

  (a) S&T and Peoples shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Peoples and S&T within the meaning of Rule 145 promulgated by the Commission under the Securities Act and for purposes of qualifying the "Merger" for "pooling interests" accounting treatment. Peoples shall use its best efforts to cause each Peoples affiliate so identified to deliver to S&T no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of S&T Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to the pooling of interests accounting treatment.

  (b) S&T shall use its best efforts to publish no later than 90 days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

4.12. NASDAQ APPLICATION

  S&T shall apply to have the shares of S&T Common Stock that may be issued in the Merger authorized for trading on the Nasdaq National Market System.

                                   ARTICLE 5

                             Conditions Precedent

5.1. CONDITIONS PRECEDENT--S&T AND PEOPLES

  The respective obligations of Peoples, S&T, or S&T Bank to effect the Merger, shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

  (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approvals of the shareholders of Peoples and S&T in accordance with applicable law;

  (b) The parties hereto shall have received all regulatory approvals required or deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of S&T materially and adversely affects the anticipated economic and business benefits to S&T of the transactions contemplated by this Reorganization Agreement taken as a whole;

  (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of S&T threatened by the Commission to suspend the effectiveness of such Registration Statement, and S&T shall have received all state securities or "blue sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

  (d) None of the parties hereto or to the Plan of Merger shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

  (e) The shares of S&T Common Stock that may be issued in the Merger shall have been authorized for trading on the Nasdaq National Market System; and

  (f) S&T and Peoples shall have received an opinion of Arnold & Porter substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a shareholder of Peoples who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in S&T Common Stock).

5.2.  CONDITIONS PRECEDENT--PEOPLES

  The obligations of Peoples to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Peoples pursuant to Section 6.4 hereof:

  (a) The representations and warranties of S&T set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by Peoples and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on S&T;

  (b) S&T and S&T Bank shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

  (c) S&T and S&T Bank each shall have delivered to Peoples a certificate, dated the Closing Date and signed by its Chairman and Chief Executive Officer or Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

  (d) The shares of S&T Common Stock to be received by the shareholders of Peoples pursuant to the Merger shall be freely tradeable by the recipients thereof, subject to restrictions upon resale imposed by virtue of Rule 145 under the Securities Act and the Commission's rules relating to the pooling of interests accounting treatment, as agreed to in the written agreements provided pursuant to Section 4.11(a) hereof;

  (e) Peoples shall have received an opinion of Arnold & Porter, counsel to S&T, dated the Closing Date, as to such matters as Peoples may reasonably request with respect to the transactions contemplated hereby and by the Plan of Merger; and

  (f) Peoples shall have received an opinion from Danielson Associates Inc. dated the date of the Proxy Statement that the consideration to be received by the shareholders of Peoples pursuant to this Reorganization Agreement is fair from a financial point of view to the shareholders of Peoples.

5.3. CONDITIONS PRECEDENT--S&T

  The obligations of S&T and S&T Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by S&T pursuant to Section 6.4 hereof:

  (a) The representations and warranties of Peoples set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by S&T and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on Peoples.

  (b) Peoples shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

  (c) Peoples shall have delivered to S&T a certificate, dated the Closing Date and signed by its Chairman or its Acting Chief Executive Officer or other appropriate officer to the effect that the conditions set forth in paragraphs
(a) and (b) of this section have been satisfied;

  (d) S&T shall have received an opinion or opinions of Kirkpatrick & Lockhart LLP, counsel to Peoples, dated the Closing Date, as to such matters as S&T may reasonably request with respect to the transactions contemplated hereby and by the Plan of Merger;

  (e) S&T shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young LLP, its independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Reorganization Agreement; except that this condition shall be deemed to have been waived by S&T to the extent that it takes any action or causes any conditions to occur, without the written consent of Peoples, which constitute the sole reason for Ernst & Young LLP being unable to render such opinion; and

  (f) S&T shall have received a "comfort" letter from S.R. Snodgrass, A.C. dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Peoples, in form and in substance which is customary in transactions of the nature contemplated by this Reorganization Agreement.

                                   ARTICLE 6

                       Termination, Waiver and Amendment

6.1. TERMINATION

  This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of Peoples:

  (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

  (b) At any time on or prior to the Closing Date, by S&T in writing, if Peoples has, or by Peoples in writing, if S&T has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect upon S&T or Peoples, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

  (c) On the Closing Date, by either party hereto in writing, if any of the conditions precedent set forth in Article 5 hereof with respect to such party have not been satisfied or fulfilled;

  (d) At any time, by either party hereto in writing, if the applications for prior approval referred to in Section 4.4 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

  (e) At any time, by either party hereto in writing, if the shareholders of S&T or Peoples do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose;

  (f) At any time, by either party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger is or would be impossible to satisfy, provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution; or

  (g) By either party hereto in writing, if the Closing Date has not occurred by the close of business on September 30, 1997.

6.2. EFFECT OF TERMINATION

  In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Reorganization Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.6 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of a covenant or agreement giving rise to such termination.

6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

  All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive S&T or Peoples (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either S&T or Peoples, the aforesaid representations, warranties and covenants being material inducements to the consummation by S&T, S&T Bank and Peoples of the transactions contemplated herein.

6.4. WAIVER

  Except with respect to any required shareholder or regulatory approval, S&T and Peoples, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of S&T and Peoples) extend the time for the performance of any of the obligations or other acts of Peoples, on the one hand, or S&T or S&T Bank, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Reorganization Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of S&T or Peoples shall change the number of shares of S&T Common Stock into which each share of Peoples Common Stock shall be converted pursuant to the Merger.

6.5. AMENDMENT OR SUPPLEMENT

  This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                   ARTICLE 7

                                 Miscellaneous

7.1. EXPENSES

  (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that S&T shall bear and pay all costs and expenses incurred in connection with printing the Registration Statement and joint Proxy Statement and prospectus of S&T and Peoples.

  (b) Peoples and S&T each acknowledge that the other has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Reorganization Agreement and the accomplishment of the transactions contemplated hereby, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce S&T to enter into this Reorganization Agreement, (i) if S&T terminates this Reorganization Agreement pursuant to Section 6.1(b) or (c) by reason of Peoples' failure to meet any condition contained in Section 5.3(a) or (b) due to Peoples' knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and within 9 months from the date of termination a Competing Transaction is consummated or Peoples shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction or (ii) if Peoples terminates this Reorganization Agreement pursuant to Section 6.1(b) or (c) because this Reorganization Agreement did not receive the requisite vote of Peoples stockholders and within 9 months from the date of termination (other than a termination pursuant to Article IX of the Plan of Merger) a Competing Transaction is consummated or Peoples shall have entered into an agreement which if consummated would constitute a Competing Transaction, then Peoples shall pay to S&T a fee in the amount of $1,600,000, not as a penalty but as full and complete liquidated damages. Upon payment of such fee, Peoples shall have no further liability to S&T at law or equity. The fee shall be payable to S&T notwithstanding that any action taken by the Board of Directors of Peoples which may give rise to the obligation to pay the fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to this Section 7.1(b) shall be made as promptly as practicable, but in no event later than two business days after the date it becomes payable hereunder and shall be made by wire transfer of immediately available funds to an account designated by S&T. In the event that S&T is entitled to the fee, Peoples shall also pay S&T interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Peoples to pay the fee or such interest.

7.2. ENTIRE AGREEMENT

  This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3. NO ASSIGNMENT

  No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4. NOTICES

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

    If to Peoples:

    Peoples Bank of Unity
    7660 Saltsburg Road
    Pittsburgh, Pennsylvania 15239-3700
    Attention: Russell P. Miller
    Facsimile No.: (412) 795-0635

    With a required copy to:

    Kirkpatrick & Lockhart LLP
    1500 Oliver Building
    Pittsburgh, Pennsylvania 15222-2312
    Attention: J. Robert Van Kirk
    Facsimile No.: (412) 355-6501

    If to S&T or S&T Bank:

    S&T Bancorp, Inc.
    800 Philadelphia Street
    Indiana, Pennsylvania 15701-3921
    Attention: Robert D. Duggan
    Facsimile No.: (412) 465-1488

    With a required copy to:

    Arnold & Porter
    555 12th Street, N.W.
    Washington, D.C. 20004-1202
    Attention: Catherine C. McCoy
    Facsimile No.: (202) 942-5999

7.5. CAPTIONS

  The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6. COUNTERPARTS

  This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7. GOVERNING LAW

  This Reorganization Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                    S&T Bancorp, Inc.



          /s/ James C. Miller             By       /s/ Robert D. Duggan
-------------------------------------        ----------------------------------



Name:       James C. Miller               Name:       Robert D. Duggan
      -------------------------------           -------------------------------



Title:           E.V.P                    Title:      Chairman & CEO
       ------------------------------            ------------------------------

(SEAL)

Attest                                    Peoples Bank of Unity



        /s/ Ernest J. Draganza            By       /s/ Russell P. Miller
-------------------------------------        ----------------------------------



Name:     Ernest J. Draganza              Name:      Russell P. Miller
      -------------------------------           -------------------------------



Title:   SVP & CFO, Acting CEO            Title:         President
       ------------------------------            ------------------------------

(SEAL)

Attest                                    S&T Bank



         /s/ Robert D. Duggan             By        /s/ James C. Miller
-------------------------------------        ----------------------------------



Name:      Robert D. Duggan               Name:       James C. Miller
      -------------------------------           -------------------------------



Title:      Chairman & CEO                Title:    President & C.O.O.
       ------------------------------            ------------------------------

(SEAL)

                                                                        ANNEX A

                        AGREEMENT AND PLAN OF MERGER OF
                             PEOPLES BANK OF UNITY
                                 WITH AND INTO
                                   S&T BANK

  AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of      , 1997,
adopted and made by and between PEOPLES BANK OF UNITY ("Peoples"), a Pennsylvania banking institution having its registered office at 7660 Saltsburg Road, Pittsburgh, Pennsylvania 15239-3700 and S&T BANK, a Pennsylvania banking institution having its registered office at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921, each acting pursuant to resolutions adopted by the vote of a majority of its board of directors in accordance with Section 1603 of the Pennsylvania Banking Code, and joined in by S&T BANCORP, INC. ("S&T"), a Pennsylvania corporation having its principal executive office at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921.

                                  WITNESSETH

  WHEREAS, Peoples is a Pennsylvania banking institution organized and existing under the laws of the Commonwealth of Pennsylvania, the authorized capital stock of which consists of 115,660 shares of common stock, par value $10.00 per share ("Peoples Common Stock"), all of which shares are issued and outstanding on the date hereof;

  WHEREAS, S&T Bank is a Pennsylvania banking institution organized and existing under the laws of the Commonwealth of Pennsylvania, the authorized capital stock of which consists of 605,300 shares of common stock, par value $2.50 per share, all of which shares are issued and outstanding on the date hereof;

  WHEREAS, S&T is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania that is registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, the authorized capital stock of which consists at September 30, 1996 of (i) 10,000,000 shares of preferred stock, no par value, none of which has been issued and (ii) 25,000,000 shares of common stock, par value $2.50 per share ("S&T Common Stock"), of which 11,046,355 shares were issued and outstanding and 774,589 shares were held in treasury; and

  WHEREAS, S&T and Peoples have entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") that contemplates the merger of Peoples with and into S&T Bank;

  WHEREAS, the respective Boards of Directors of S&T, S&T Bank and Peoples deem the merger of Peoples with and into S&T Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective institutions and their respective shareholders, and the respective Boards of Directors of S&T, S&T Bank and Peoples have adopted resolutions approving this Plan of Merger and each of the Boards of Directors of S&T, S&T Bank and Peoples has directed that this Plan of Merger be submitted to their respective shareholders for approval; and

  WHEREAS, approval of this Plan of Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Peoples Common Stock and the holders of at least two-thirds of the outstanding shares of the common stock of S&T Bank.

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), Peoples shall be merged with and into S&T Bank pursuant to the provisions of, and with the effect provided in, Sections 1601-1607 of the Pennsylvania Banking Code (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of Peoples shall cease and S&T Bank shall continue its existence as the surviving entity unaffected and unimpaired by the Merger, and shall be liable for all of the liabilities of Peoples existing at the Effective Date (S&T Bank as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Bank").

                                  ARTICLE II

                     Articles of Incorporation and By-laws

  The Articles of Incorporation and the By-Laws of the Surviving Bank in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

                                  ARTICLE III

                              Board of Directors

  On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of the Surviving Bank immediately prior to the Effective Date together with three directors to be designated by Peoples.

                                  ARTICLE IV

                                    Capital

  Each share of capital stock of S&T Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                   ARTICLE V

                   Conversion and Exchange of Peoples Shares

  1. On the Effective Date, each share of Peoples Common Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 2, 5 and 7 of this Article) shall by virtue of the Merger be converted into 26.25 shares of S&T Common Stock.

  2. On the Effective Date, all shares of Peoples Common Stock held in the treasury of Peoples or owned beneficially by Peoples other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Peoples Common Stock owned by S&T or owned beneficially by any subsidiary or affiliate of S&T other than in a fiduciary capacity or in connection with a debt previously contracted shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

  3. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of Peoples Common Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to S&T or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of S&T Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash, without interest, to be paid pursuant to Paragraph 7 of this Article V to which such holder is entitled. Until surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of S&T Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to S&T Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of S&T Common Stock represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of Peoples for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of S&T Common Stock until S&T has received the written agreement of such person contemplated by Section 4.11(a) of the Reorganization Agreement. If any certificate for shares of Peoples Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of S&T or its agent that such taxes are not payable.

  4. Upon the Effective Date, the stock transfer books of Peoples shall be closed and no transfer of Peoples Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither S&T or its agent nor any party to the Merger shall be liable to a holder of Peoples Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

  5. No conversion under Paragraph 1 of this Article V shall be made in respect of any share of Peoples Common Stock as to which a Peoples shareholder has elected to exercise dissenters' rights pursuant to Section 1222 of the Pennsylvania Banking Code, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

  6. In the event that prior to the Effective Date the outstanding shares of S&T Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in S&T's capitalization, all without S&T receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of S&T Common Stock to be thereafter delivered pursuant to this Plan of Merger.

  7. Notwithstanding any other provision of this Article V, each holder of shares of Peoples Common Stock who would otherwise have been entitled to receive a fraction of a share of S&T Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of S&T Common Stock multiplied by the market value of such Common Stock. The market value of one share of S&T Common Stock on the Effective Date shall be the last sale price of such Common Stock as quoted in the NASDAQ National Market System (as reported by The Wall Street Journal or other authoritative source) on the last business day preceding such date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

                                  ARTICLE VI

                         Effective Date of the Merger

  The Merger shall be effective at the time and on the date specified in the certificate of merger (such date and time being herein referred to as the "Effective Date").

                                  ARTICLE VII

                              Further Assurances

  If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Peoples, or otherwise carry out the provisions hereof, the proper officers and directors of Peoples, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Peoples, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

                                 ARTICLE VIII

                             Conditions Precedent

  The obligations of S&T, S&T Bank and Peoples to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                  ARTICLE IX

                                  Termination

  Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of S&T, S&T Bank and Peoples, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement; provided however, that the Plan of Merger may also be terminated, and the Merger may be abandoned by Peoples, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, at any time during the three-day period commencing two days after the Determination Date, if either:

    (x) both of the following conditions are satisfied: (1) the Average Closing Price on the Determination Date of shares of S&T Common Stock shall be less than 80% of the Starting Price; and (2) the Index Price on the Determination Date shall be greater than the product of 0.80 and the Index Price on the Starting Date; or

    (y) the Average Closing Price on the Determination Date of shares of S&T Common Stock shall be less than 75% of the Starting Price.

  If Peoples elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to S&T which notice shall specify which of clauses (x) or (y) is applicable (or if both are applicable, which clause is being invoked); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period.

  For Purposes of this Article IX, the following terms shall have the meanings indicated:

  "Average Closing Price" shall mean the average of the daily last sale prices of S&T Common Stock as reported on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported therein, as reported in a mutually agreed upon authoritative source) for the twenty consecutive full trading days in which such shares are traded on the Nasdaq National Market System ending at the close of trading on the Determination Date.

  "Determination Date" shall mean the date the fifth trading day immediately preceding the planned Effective Date.

  "Index Group" shall mean the group of bank holding companies listed in the SNL All Bank Index, the common stock of all of which shall be publicly traded since the Starting Date, as presently used by S&T for proxy statement purposes.

  "Index Price" on a given date shall mean the market-capitalization-weighted average (weighted pursuant to the SNL All Bank Index) of the closing prices of the companies composing the Index Group.

  "Starting Date" shall mean November 25, 1996.

  "Starting Price" shall mean the average of the daily last sale prices of S&T Common Stock as reported on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported therein, as reported in a mutually agreed upon authoritative source) for the five consecutive full trading days in which such shares are traded on the Nasdaq National Market System ending on November 25, 1996.

  If any company belonging to the Index Group or S&T declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or S&T shall be appropriately adjusted for the purposes of applying this Article IX.

  In the event the Reorganization Agreement is terminated pursuant to the terms thereof, this Plan of Merger shall become void and have no effect.

                                   ARTICLE X

                                 Miscellaneous

  1. This Plan of Merger may be amended or supplemented at any time by mutual agreement of S&T, S&T Bank and Peoples. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.

  2. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

  3. This Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

  4. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent that federal law may be applicable.

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                    S&T Bancorp, Inc.



_____________________________________     By___________________________________

(SEAL)

Attest                                    Peoples Bank of Unity



_____________________________________     By___________________________________

(SEAL)

Attest                                    S&T Bank



_____________________________________     By___________________________________

(SEAL)

                                                                     APPENDIX B

                   OPINION OF DANIELSON ASSOCIATES INC.

                                                            March 18, 1997

Board of Directors
Peoples Bank of Unity
7660 Saltsburg Road
Pittsburgh, Pennsylvania 15239

Dear Members of the Board:

  Set forth herein is the updated opinion of Danielson Associates Inc. ("Danielson Associates") as to the "fairness," from a financial point of view, of the offer by S&T Bancorp, Inc. ("S&T") of Indiana, Pennsylvania to acquire all of the common stock of Peoples Bank of Unity ("Peoples" and the "Bank") of Plum Borough, Pennsylvania. The "fair" sale value is defined as the price at which all of the shares of Peoples' common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In our opinion as to the "fairness" of the offer, it also was determined if the S&T common stock to be exchanged for Peoples' stock was "fairly" valued.

  In preparing the original opinion dated November 25, 1996, the Bank's market was analyzed; its business and prospects were discussed with management; and its financial performance was compared with other Pennsylvania banks. In addition, any unique characteristics were considered.

  The financial and stock performance of S&T also was analyzed and compared to comparable bank holding companies whose common stock is publicly-traded. The prior movement of its common stock and dividend payments also was examined, the dilutive effect of this merger on S&T's common stock analyzed, and its financial performance was related to its stock value.

  This opinion was based partly on data supplied to Danielson Associates by Peoples, but it relied on some public information all of which was believed to be reliable, but neither the completeness nor accuracy of such information could be guaranteed. In particular, the opinion assumed, based on Peoples' management's representation, there were no significant asset quality problems beyond what was stated in recent reports to regulatory agencies and in the monthly report to the Directors.

  In determining the "fair" sale value of Peoples, primary emphasis was given to prices paid relative to earnings for Pennsylvania commercial banks with similar financial, structural and market characteristics. These prices were then related to assets and equity capital, also referred to as "book."

  In determining the "fair" market value of S&T's common stock to be exchanged for Peoples' stock, primary emphasis was given to the market value of similar bank holding companies and included no in-person due diligence of S&T. This comparison showed the S&T stock to be valued above comparable banks, which was considered in rendering the original opinion.

  Based on the analysis, the "fair" sale value of Peoples was determined to be $81 to $91 million, or $700 to $787 per share. Thus, S&T's offer of $94.1 million, or $814 per share, was a "fair" offer from a financial point of view for Peoples and its shareholders.

  Subsequently there has been no significant change in the performance of S&T or slippage in its stock price. The S&T stock price, in fact, has increased in value, and, therefore, the value of the offer has improved, as of the date of this proxy statement prospectus, and, as a result this offer is still "fair" from a financial point of view to Peoples and its shareholders.

                                          Respectfully submitted,

                                          /s/ Arnold G. Danielson

                                          Arnold G. Danielson
                                          Chairman
                                          Danielson Associates Inc.

                                                                     APPENDIX C

                OPINION OF MCDONALD & COMPANY SECURITIES, INC.

                                                            March 18, 1997

Board of Directors
S&T Bancorp, Inc.
800 Philadelphia Street
Box 190
Indiana, PA 15701

Gentlemen and Madam:

  You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, par value $2.50 per share ("S&T Common"), of S&T Bancorp, Inc. ("S&T") of the exchange ratio as set forth in Article V, Section 1 of the Agreement and Plan of Merger (the "Plan of Merger") which is Annex A to the Agreement and Plan of Reorganization, dated November 25, 1996 (the "Agreement"), by and among S&T, S&T Bank and Peoples Bank of Unity ("Peoples").

  The Plan of Merger provides for the merger (the "Merger") of Peoples with and into S&T Bank, pursuant to which, among other things, at the Effective Date (as defined in the Plan of Merger), outstanding shares of Peoples common stock, par value $10.00 per share ("Peoples Common"), will be exchanged for
26.25 shares of S&T Common as set forth in Article V, Section 1 of the Plan of Merger (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement and the Plan of Merger.

  McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  We have acted as S&T's financial advisor in connection with, and have participated in certain negotiations leading to, the execution of the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

    (i) Reviewed S&T's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1996, December 31, 1995 and December 31, 1994, including the audited financial statements contained therein;

    (ii) Reviewed Peoples' audited financial statements for each of the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994;

    (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of S&T and Peoples provided to us or publicly available;

    (iv) Participated in meetings and telephone conferences with members of senior management of S&T and Peoples concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

    (v) Reviewed certain stock market information for S&T Common and Peoples Common and compared it with similar information for certain companies, the securities of which are publicly traded;

    (vi) Compared the results of operations and financial condition of S&T and Peoples with that of certain companies which we deemed to be relevant for purposes of this opinion;

    (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

    (viii) Reviewed the Plan of Merger and the Agreement and schedules and exhibits and certain related documents; and

    (ix) Performed such other reviews and analyses as we have deemed appropriate.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of S&T and Peoples contained in the Agreement and the Plan of Merger. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we did not conduct a physical inspection of any of the assets, properties or facilities of either S&T or Peoples, nor have we made or obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties or facilities or any of the liabilities of either S&T or Peoples. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of S&T and Peoples as to the future performance of S&T and Peoples, as the case may be. We express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement and the Plan of Merger, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement and the Plan of Merger.

  We will receive a fee for our services as financial advisor to S&T, a portion of which is contingent upon closing of the Merger.

  In the ordinary course of business, we may trade securities of S&T and Peoples for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

  This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness to S&T's stockholders, as of the date hereof, from a financial point of view, of the Exchange Ratio, and does not address S&T's underlying business decision to effect the Merger or any other terms of the Merger and does not constitute a recommendation to any S&T shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent our opinion as to what the value of S&T Common or Peoples Common may be at the effective date of the Merger or as to the prospects of S&T's and Peoples' business.

  This opinion is directed to and has been prepared for the confidential use of the Board of Directors of S&T. We do not believe that we are acting as agents of the S&T Board of Directors nor the holders of the S&T Common, and we do not believe that any person other than the S&T Board of Directors has any legal right under state law to rely on this opinion. This opinion shall not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in a proxy statement to be mailed to the holders of S&T Common, and a proxy statement/prospectus to be mailed to holders of Peoples Common, in connection with the Merger, provided that this opinion will be reproduced in such documents in full, and any description of or reference to us or our actions, or any summary of the opinion in such documents will be in a form acceptable to us and our counsel.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of S&T Common from a financial point of view.

                                          Very truly yours,

                                          /s/ McDonald & Company Securities,
                                           Inc.

                                          McDonald & Company Securities, Inc.

                                  APPENDIX D

      THE DISSENT STATUTE, SECTION 1222 OF THE PENNSYLVANIA BANKING CODE
         AND SECTIONS 1930 AND 1571-1580 OF THE PENNSYLVANIA BUSINESS
                                CORPORATION ACT

(S) 1222.Rights of dissenting shareholders

    If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to the rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law/1/ applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares, or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.

-------------------------------------------------------------------------------

(S) 1930.Dissenters rights

    (A)GENERAL RULE.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15/2/ (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

    (B)PLANS ADOPTED BY DIRECTORS ONLY.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

    (C)CROSS REFERENCES.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

-------------------------------------------------------------------------------

(S) 1571.Application and effect of subchapter

    (A)GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

      Section 1906(c) (relating to dissenters rights upon special treatment). Section 1930 (relating to dissenters rights).
      Section 1931(d) (relating to dissenters rights in share exchanges).
      Section 1932(c) (relating to dissenters rights in asset transfers).
      Section 1952(d) (relating to dissenters rights in division).
      Section 1962(c) (relating to dissenters rights in conversion).
      Section 2104(b) (relating to procedure).
      Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
--------
/1/15 Pa. C.S.A. (S) 1001 et seq.
/2/15 Pa. C.S.A. (S) 1571 et seq.

      Section 2325(b) (relating to minimum vote requirement).
      Section 2704(c) (relating to dissenters rights upon election).
      Section 2705(d) (relating to dissenters rights upon renewal of election).
      Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
      Section 7104(b)(3) (relating to procedure).

    (B)EXCEPTIONS.--

      (1)Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

        (i)listed on a national securities exchange; or

        (ii)held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

      (2)Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

        (i)Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

        (ii)Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

        (iii)Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

      (3)The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

    (C)GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

    (D)NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

      (1)a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

      (2)a copy of this subchapter.

    (E)OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

    (F)CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

    (G)CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

-------------------------------------------------------------------------------

(S) 1572.Definitions

    The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

-------------------------------------------------------------------------------

(S) 1573.Record and beneficial holders and owners

    (A)RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (B)BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

-------------------------------------------------------------------------------

(S) 1574.Notice of intention to dissent

    If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

-------------------------------------------------------------------------------

(S) 1575.Notice to demand payment

    (A)GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

      (1)State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

      (2)Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

      (3)Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

      (4)Be accompanied by a copy of this subchapter.

    (B)TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

-------------------------------------------------------------------------------

(S) 1576.Failure to comply with notice to demand payment, etc.

    (A)EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

    (B)RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

    (C)RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

-------------------------------------------------------------------------------

(S) 1577.Release of restrictions or payment for shares

    (A)FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

    (B)RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

    (C)PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

      (1)The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

      (2)A statement of the corporation's estimate of the fair value of the shares.

      (3)A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

    (D)FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

-------------------------------------------------------------------------------

(S) 1578.Estimate by dissenter of fair value of shares

    (A)GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

    (B)EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

-------------------------------------------------------------------------------

(S) 1579.Valuation proceedings generally

    (A)GENERAL RULE.--Within 60 days after the latest of:

      (1)effectuation of the proposed corporate action;

      (2)timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

      (3)timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

    (B)MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure)./3/

    (C)JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

    (D)MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

    (E)EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

-------------------------------------------------------------------------------

(S) 1580.Costs and expenses of valuation proceedings

    (A)GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

    (B)ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

    (C)AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
--------
/3/42 Pa. C.S.A. (S) 5301 et seq.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Pursuant to the Pennsylvania Business Corporations Act, 15 Pa.C.S.A. Section 1741 through 15 Pa.C.S.A. Section 1750, a business corporation may indemnify directors and officers against liabilities they may incur in their capacities as directors and officers provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation and, with respect to third-party actions in any criminal proceeding, have no reasonable cause to believe their conduct was unlawful. Moreover, this power to indemnify officers and directors does not exist, in connection with derivative and corporate actions, where the person has been adjudged to be liable to the corporation, unless the court in which the action was brought determines otherwise, pursuant to 15 Pa.C.S.A. Section 1742.

  In addition, the Pennsylvania Business Corporations Act, 15 Pa.C.S.A.
Section 1746, provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise; however, no indemnification may be made where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted wilful misconduct or recklessness.

  The S&T bylaws provide for the mandatory indemnification of directors, officers and employees of S&T and S&T's subsidiaries, in accordance with and to the full extent permitted by the laws of Pennsylvania. Moreover, pursuant to the S&T bylaws in all situations in which indemnification is not mandatory, S&T may to the full extent permitted by the laws of Pennsylvania indemnify all persons whom it is empowered to indemnify.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  An index of exhibits appears at page II-6.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act").

    (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to supply means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on the 18th day of March, 1997.

                                          S&T BANCORP, INC.


                                          By: * Robert D. Duggan
                                              ---------------------------------
                                              Robert D. Duggan,
                                              Chairman, President and Chief
                                              Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

      SIGNATURE                           TITLE                                 DATE
      ---------                           -----                                 ----

PRINCIPAL OFFICERS:

* Robert D. Duggan          Chairman, President and Chief Executive        Date: March 18, 1997
-------------------------   Officer (Principal Executive Officer)
Robert D. Duggan


* James C. Miller           Executive Vice President                       Date: March 18, 1997
-------------------------
James C. Miller


/s/ James G. Barone         Secretary                                      Date: March 18, 1997
-------------------------
James G. Barone

/s/ Robert E. Rout          Chief Financial Officer (Principal Financial   Date: March 18, 1997
-------------------------   and Accounting Officer)
Robert E. Rout

DIRECTORS:


-------------------------   Director                                       Date:
Thomas A. Brice


                            Director                                       Date:
-------------------------
Forrest L. Brubaker

      SIGNATURE                                                      DATE
      ---------                                                      ----

* James L. Carino           Director                      Date: March 18, 1997
-------------------------
James L. Carino


* John J. Delaney           Director                      Date: March 18, 1997
-------------------------
John J. Delaney


* Robert D. Duggan          Director                      Date: March 18, 1997
-------------------------
Robert D. Duggan


* Thomas W. Garges, Jr.     Director                      Date: March 18, 1997
-------------------------
Thomas W. Garges, Jr.


* William J. Gatti          Director                      Date: March 18, 1997
-------------------------
William J. Gatti


                            Director                      Date:
-------------------------
Herbert L. Hanna


                            Director                      Date:
-------------------------
Paul B. Johnston


                            Director                      Date:
-------------------------
Joseph A. Kirk


                            Director                      Date:
-------------------------
Samuel Levy


      SIGNATURE                                                    DATE
      ---------                                                    ----

* James C. Miller           Director                         Date: March 18, 1997
-------------------------
James C. Miller


* W. Parker Ruddock         Director                         Date: March 18, 1997
-------------------------
W. Parker Ruddock


* Charles A. Spadafora      Director                         Date: March 18, 1997
-------------------------
Charles A. Spadafora


* Christine J. Toretti      Director                         Date: March 18, 1997
-------------------------
Christine J. Toretti


                            Director                         Date:
-------------------------
Harold W. Widdowson


*By: /s/ James G. Barone
     --------------------
     James G. Barone
     Attorney in Fact

                               INDEX OF EXHIBITS

 Exhibit 2    Agreement and Plan of Reorganization and related Agreement and
              Plan of Merger, included as Appendix A to the Proxy
              Statement/Prospectus and incorporated herein by reference.
 Exhibit 3.1 Articles of Incorporation of S&T Bancorp, Inc. filed as Exhibit B to Registration Statement (No. 2-83565) on Form S-14 dated May 5,
              1983 and incorporated herein by reference.
 Exhibit 3.2 Amendment to Articles of Incorporation of S&T Bancorp, Inc. filed as Exhibit 3.2 to Form S-4 Registration Statement (File No. 33-
              02600) dated January 15, 1986 and incorporated herein by reference.
 Exhibit 5    Opinion of Arnold & Porter, regarding validity of S&T Common
              Stock being registered, filed herewith.
 Exhibit 8 Opinion of Arnold & Porter as to certain tax consequences of the Merger, filed herewith.
 Exhibit 23.1 Consent of Ernst & Young LLP, independent accountants for S&T
              (previously filed).
 Exhibit 23.2 Consent of S.R. Snodgrass, A.C., independent auditors for Peoples
              (previously filed).
 Exhibit 23.3 Consent of Arnold & Porter, contained in the opinion filed as
              Exhibit 5 hereto.
 Exhibit 23.4 Consent of Arnold & Porter, contained in the opinion filed as
              Exhibit 8 hereto.
 Exhibit 23.5 Consent of Danielson Associates Inc. (previously filed).
 Exhibit 23.6 Consent of Ernst & Young LLP, independent accountants to S&T
              (previously filed).
 Exhibit 23.7 Consent of S.R. Snodgrass, A.C., independent auditors for Peoples
              (previously filed).
 Exhibit 23.8 Consent of McDonald & Company Securities, Inc. (previously filed).
 Exhibit 23.9 Consent of Ernst & Young LLP, independent accountants to S&T, filed herewith.
 Exhibit 24   Powers of Attorney of certain directors and officers of S&T
              (previously filed).
 Exhibit 99.1 Form of Proxy relating to the Peoples Common Stock (previously filed).
 Exhibit 99.2 Opinion of Danielson Associates, Inc., included as Appendix B to the Proxy Statement/Prospectus and incorporated herein by reference.
 Exhibit 99.3 Opinion of McDonald & Company Securities, Inc., included as
              Appendix C to the Proxy Statement/Prospectus and incorporated herein by reference.